UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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COSTAR GROUP, INC.

(Name of Registrant as Specified in Its Charter)

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April 25, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of CoStar Group, Inc., to be held at 10:00 a.m., local time, on Thursday, June 9, 2016 at 1331 L Street N.W., Washington, DC 20005.

At the Annual Meeting, you will be asked (1) to elect the eight directors named in the Proxy Statement, (2) to approve the CoStar Group, Inc. 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan”), (3) to approve the CoStar Group, Inc. 2016 Cash Incentive Plan (the “2016 Cash Incentive Plan”), (4) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016, and (5) to approve, on an advisory basis, CoStar Group, Inc.’s executive compensation. The accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement describe these matters.

The Board of Directors recommends that stockholders vote in favor of each of the director nominees and the other proposals.

Important Notice Regarding the Availability of Proxy Materials
for the 2016 Annual Meeting of Stockholders:

We are mailing many of our stockholders a Notice of Internet Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and may reduce our costs to print and distribute these materials to stockholders. All stockholders who do not receive this Notice of Internet Availability, including stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of our proxy materials by mail.

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive a complete set of proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save CoStar the extra expense associated with additional solicitation. Voting your shares over the Internet or otherwise will not prevent you from attending the meeting, revoking your proxy, or voting your stock in person.

Sincerely,

ANDREW C. FLORANCE
Chief Executive Officer and President

COSTAR GROUP, INC.

April 25, 2016
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 9, 2016

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) will be held at 1331 L Street, N.W., Washington, DC 20005, at 10:00 a.m., local time, on Thursday, June 9, 2016, for the following purposes:

1.	To elect the eight directors named in the Proxy Statement to hold office until the next Annual Meeting of Stockholders, or until their respective successors are elected and qualified;

2.	To approve the CoStar Group, Inc. 2016 Stock Incentive Plan;

3.	To approve the CoStar Group, Inc. 2016 Cash Incentive Plan;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016;

5.	To approve, on an advisory basis, the Company’s executive compensation; and

6.	To transact any other business properly presented before the Annual Meeting.

The Board of Directors has fixed Monday, April 11, 2016, as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. For specific instructions on voting, please refer to the instructions provided in your Notice of Internet Availability of Proxy Materials or, if you receive a complete set of our proxy materials by U.S. mail, on the proxy card.

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 25, 2016, we mailed to stockholders as of the record date a Notice Regarding the Availability of Proxy Materials. If you received a Notice by mail, you will not receive printed copies of the proxy materials, unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2015 Annual Report on Form 10-K (which we posted on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions in the Notice.

WE INVITE YOU TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,
JONATHAN COLEMAN
Secretary

NOTICE: Brokers are not permitted to vote on the election of directors, the approval of the 2016 Stock Incentive Plan, the approval of the 2016 Cash Incentive Plan, or the advisory resolution on executive compensation without instructions from the beneficial owner, as discussed in more detail in the Proxy Statement. Therefore, if your shares are held through a brokerage firm, bank or other nominee, they will not be voted on these matters unless you affirmatively vote your shares in one of the ways described in the Notice.

Table of Contents

PROXY STATEMENT	1
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2016	1
OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM	1
PROXY VOTING AND REVOCATION	2
ATTENDING THE ANNUAL MEETING	3
Item 1 – ELECTION OF DIRECTORS	4
Board Composition	4
Nominees for the Board of Directors	5
Nominees’ Business Experience, Qualifications and Directorships	5
Item 2 – APPROVAL OF THE COSTAR GROUP, INC. 2016 STOCK INCENTIVE PLAN	9
Summary of the 2016 Stock Incentive Plan	11
U.S. Federal Income Tax Consequences	14
Plan Benefits	16
Required Vote	16
Recommendation	16
Item 3 – APPROVAL OF THE COSTAR GROUP, INC. 2017 CASH INCENTIVE PLAN	17
Summary of the 2016 Cash Incentive Plan	17
U.S. Federal Income Tax Consequences	19
Plan Benefits	19
Miscellaneous	19
Required Vote	19
Recommendation	20
Item 4 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
Audit Committee Pre-Approval Policy	21
Item 5 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	23
OTHER MATTERS	25
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2017 ANNUAL MEETING	25
ADDITIONAL INFORMATION	25
Corporate Governance Matters	25
Board Meetings and Committees	28
Report of the Audit Committee	30
Director Compensation	31
Director Stock Ownership Policy	31
Executive Officers and Key Employees	33
Stock Ownership Information	36
Equity Compensation Plan Information	38
Compensation Committee Interlocks and Insider Participation	38
Compensation Committee Report	38
COMPENSATION DISCUSSION AND ANALYSIS	39
Executive Summary	39
Business Overview	39
Executive Compensation Plan and Performance Highlights	41
2015 Variable Compensation Drivers and Outcomes	41
2015 Stockholder Outreach and Say on Pay Response	45

Highlights of the Executive Compensation Program	46
Executive Compensation Practices	47
Executive Compensation Program Objectives	48
Determining Executive Compensation	48
Elements of Compensation	51
Performance Measures and Time Horizons	52
2015 Base Salaries	52
2015 Annual Cash Incentive Program	53
2015 Annual Cash Incentive Awards	57
Commission Payments	57
Equity Incentive Plan	57
Target Equity Incentive Awards Granted in 2015	60
2014 Performance-Based Restricted Stock Awards Granted in 2015	61
2015 Multi-Year Performance Shares	62
2015 Stock Option Awards	63
Target Equity Incentive Awards Granted in 2016	64
2015 Performance-Based Restricted Stock Awards Granted in 2016	65
Compensation Decision Process	66
Other Compensation Policies and Practices	68
Executive Stock Ownership Policy	68
Equity Grant Practices	68
Recoupment (or “Clawback”) Policy	68
Anti-Hedging Policies	68
Termination and Change of Control Payments	68
Policy on Deductibility of Compensation	69
EXECUTIVE COMPENSATION TABLES AND DISCUSSION	70
Summary Compensation Table	70
Grants of Plan-Based Awards for Fiscal Year 2015	72
NARRATIVES TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE	74
Employment Agreements and Arrangements	74
Chief Executive Officer Employment Agreement	74
Equity Awards	74
Outstanding Equity Awards at 2015 Fiscal Year-End	75
Option Exercises and Stock Vested for Fiscal Year 2015	76
Potential Payments Upon Termination or Change of Control	76
Certain Relationships and Related Transactions	80
Section 16(a) Beneficial Ownership Reporting Compliance	80
Other Information	80
APPENDIX A – COSTAR GROUP, INC. 2016 STOCK INCENTIVE PLAN	A-1
APPENDIX B – COSTAR GROUP, INC. 2016 CASH INCENTIVE PLAN	B-1
APPENDIX C – NON-GAAP RECONCILIATION	C-1
APPENDIX D – PROXY CARD	D-1

COSTAR GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 9, 2016

The Board of Directors (the “Board”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) solicits your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Thursday, June 9, 2016, at the Company’s principal executive offices at 1331 L Street N.W., Washington, DC 20005, and at any adjournment or postponement of the Annual Meeting.

We are mailing the Notice Regarding the Availability of Proxy Materials to our stockholders eligible to vote at the Annual Meeting on or about April 25, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2016

The Notice of Meeting and this Proxy Statement, as well as our 2015 annual report on Form 10-K, are available on our corporate website at www.costargroup.com/investors/sec-filings.

OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM

At the close of business on the record date, Monday, April 11, 2016, there were 32,567,714 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote on each of the eight director nominees and on each of the other proposals.

The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares as of the record date constitutes a quorum (the minimum number of shares required to take action) for the Annual Meeting. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum.

The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:

Election of Directors.  Our Bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. Our Board of Directors has adopted a director resignation policy consistent with the majority voting standard in our Bylaws. The policy provides that an incumbent director who does not receive the requisite majority of the votes cast for his or her election shall tender his or her resignation to the Board of Directors. The Nominating & Corporate Governance Committee will then recommend to the Board, and the Board will decide, whether to accept or reject the resignation offer or take other action. In making its decision, the Board may consider any factors or information that it considers relevant. The Board will act on the recommendation of the Nominating & Corporate Governance Committee within 90 days following certification of the election results.

The majority voting standard does not apply, however, in a contested election, as further described in our Bylaws. The election of directors at the 2016 Annual Meeting will not be contested and each of the directors who receives the requisite majority of votes cast will be elected.

Each of the Other Proposals.  Approval of each of the other proposals to be voted on at the Annual Meeting requires a majority of votes cast, which means that the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal.

Treatment of Abstentions

With respect to the election of directors and the other proposals, stockholders may vote or abstain from voting. Abstentions will not affect the outcome of the election of directors or the other proposals because they are disregarded in calculating the total number of votes cast. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

Treatment of Broker Non-Votes

If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has the discretion to vote on routine corporate matters (routine matters include ratification of the appointment of the Company’s independent registered public accounting firm) presented in the proxy materials without your specific voting instructions. For non-routine matters (non-routine matters include election of directors, approval of the 2016 Stock Incentive Plan, approval of the 2016 Cash Incentive Plan, and approval of the advisory resolution on executive compensation), your shares will not be voted without your specific voting instructions, resulting in a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of directors or the other proposals because they are disregarded in calculating the total number of votes cast on the election of directors and each of the other proposals. Broker non-votes will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.
PROXY VOTING AND REVOCATION

There are four ways you can vote:

1.
By Internet (www.proxyvote.com): You may vote over the Internet by following the instructions provided in the Notice or, if you receive a complete set of proxy materials by U.S. mail, by following the instructions on the proxy card.

2.	By Telephone: If you receive a complete set of proxy materials by U.S. mail, you may vote by telephone by following the instructions on your proxy card.

3.
By Mail: If you receive a complete set of proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

4.
In Person: If you are a stockholder as of the Record Date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking his or her earlier-submitted proxy or voting in person.

If you properly complete and execute your proxy card in one of the ways set forth above:

•	Your shares will be voted in accordance with your instructions.

•
If you sign, date and return the proxy card and there are any items for which you do not provide instructions, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” election of each of the director nominees, “FOR” approval of the 2016 Stock Incentive Plan, “FOR” approval of the 2016 Cash Incentive Plan, “FOR” ratification of the independent registered public accounting firm, and “FOR” approval of the advisory resolution on executive compensation.

You may revoke your proxy at any time before it is voted by:

•	Delivering to the Corporate Secretary written notice that you are revoking your proxy;

•	Submitting a properly executed proxy bearing a later date; or

•
Attending the Annual Meeting and voting in person. If you are not the owner of record, but rather hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to attend and vote at the Annual Meeting.

Simply attending the Annual Meeting will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker’s directions for changing those instructions.
ATTENDING THE ANNUAL MEETING

Only stockholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the Annual Meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of beneficial ownership, such as a bank or brokerage firm account statement, to: Rich Simonelli, Vice President of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005. Beneficial owners who do not present valid admission tickets at the registration counter at the Annual Meeting will be admitted at CoStar’s sole discretion and may be required to verify share ownership, which may be established by providing a bank or brokerage firm account statement and photo identification, at the registration counter at the Annual Meeting. Stockholders as of the record date or their proxy holders who plan to attend the Annual Meeting may also be asked to present photo identification at the registration counter at the Annual Meeting to gain admittance to the Annual Meeting.

ITEM 1
ELECTION OF DIRECTORS

The Board has currently fixed the number of directors constituting the Board at eight. The Nominating & Corporate Governance Committee has recommended and the Board has nominated the eight current directors for reelection, seven of whom were last elected at the 2015 Annual Meeting of Stockholders, and one of whom (Ms. Kaplan) was recommended by the Nominating & Corporate Governance Committee for nomination and appointed by the Board to fill a vacancy following the increase in the number of directors from seven to eight in April 2016. Ms. Kaplan was recommended to the Nominating & Corporate Governance Committee as a director candidate by our Chief Executive Officer. The persons named as proxy holders on the proxy card will vote your shares “FOR” each of the eight nominees unless you instruct otherwise on your proxy card.

Each of our directors elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. We know of no reason why any nominee would be unable to serve. However, if any of the nominees should become unable to serve prior to the Annual Meeting, proxies that do not withhold authority to vote for directors may be voted for any other nominee or nominees selected by the Board unless the Board votes to reduce the size of the Board to match the actual number of nominees. In no event may proxies be voted for a greater number of persons than the number of nominees named. We did not receive any stockholder nominations for director in connection with the 2016 Annual Meeting.

BOARD COMPOSITION

Our Nominating & Corporate Governance Committee is responsible for reviewing and assessing with the Board the Board’s membership criteria. The criteria include independence; judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; an individual's business experience, skills and background, including an understanding of and experience with commercial real estate, information services, and technology industries; finance and marketing expertise; and absence of potential conflicts with the Company’s interests. The Nominating & Corporate Governance Committee seeks a diversity of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. In addition, the Nominating & Corporate Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. This evaluation enables the Nominating & Corporate Governance Committee to assess its effectiveness at achieving these Board membership objectives.

We do not expect or intend that each director will have the same skills, experience and background. We expect that our Board members will have a diverse portfolio of skills, experiences and backgrounds and that each will contribute to the composition of the Board so that collectively the Board will possess the necessary skills, experience and background to oversee the business and affairs of the Company. Below is a list of key skills and experience that our directors bring to our Board that we consider important in light of our current business and structure. The directors’ individual biographies below describe each director’s most relevant experience, qualifications and skills.

•
Industry Expertise. We seek directors with experience in the commercial real estate, data provider and technology industries. Experience in those areas is valuable in understanding our growth and development efforts, as well as the market segments in which we operate.

•
Financial Expertise. We believe that an understanding of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our investing activities, financial reporting and internal controls. We measure our operating performance by reference to financial targets. We expect all of our directors to be financially knowledgeable.

•
Mergers & Acquisitions Experience. We have grown over the years in part through mergers & acquisitions activity and believe directors who have a background in mergers & acquisitions transactions can provide insight into developing and implementing strategies for growing our operations through business combinations and also provide relevant input regarding our business strategy. Relevant experience in this area includes experience identifying and valuing proposed transactions, analyzing the ‘fit’ of a proposed acquisition target with the Company’s strategy, and integrating acquired companies with our existing operations.

•
Business Development. We expect to continue to grow organically by identifying and developing new services and new markets for our services. Directors who have expertise in business development can provide insight into developing and implementing strategies for growing our business organically.

•
Public Company Board and Management Experience. Directors who have served on other public company boards and/or as executives of other public companies can offer advice and insight with regard to the dynamics and operation of a board of directors, the relationship between a board and the CEO and other management personnel, and an understanding of good corporate governance practices and risk management.

•
Leadership Experience. Directors who have served in a leadership capacity or as executives at other companies provide valuable operational insight and can help the Board operate efficiently and effectively.

NOMINEES FOR THE BOARD OF DIRECTORS

The following table lists the eight director nominees and their current committee memberships:

Name	Employment	Years as a Director(1)	Committee Membership
Michael R. Klein	Chairman, CoStar Group, Inc.; Chairman, The Sunlight Foundation	29	Compensation; Nominating & Corporate Governance
Andrew C. Florance(2)	CEO & President, CoStar Group, Inc.	29	None
Michael J. Glosserman	Managing Member, The JBG Companies	8	Audit; Nominating & Corporate Governance
Warren H. Haber	Chairman of the Board & CEO, Founders Equity Inc.; Managing General Partner of FEF Management Services, LLC	21	Audit
John W. Hill	Founder & CEO, J Hill Group	4	Audit
Laura Cox Kaplan	Principal-in-Charge, Government, Regulatory Affairs and Public Policy, PwC LLP	1	None
Christopher J. Nassetta	CEO & President, Hilton Worldwide	14	Compensation; Nominating & Corporate Governance
David J. Steinberg	CEO, SnappCloud, Inc.	5	Audit
____________

(1)     Years of service include the current year of service. Ms. Kaplan’s service commenced on April 22, 2016.
(2) Executive Officer
NOMINEES’ BUSINESS EXPERIENCE, QUALIFICATIONS AND DIRECTORSHIPS

Michael R. Klein has been the Chairman of our Board of Directors since he and Mr. Florance started the Company in 1987. Mr. Klein also currently serves as Chairman of the board of directors and Chief Executive Officer of The Sunlight Foundation, a non-profit public education organization which he founded in 2005, Chairman of Gun Violence Archive, a non-profit public education organization which he founded in 2014, and as Vice Chairman of the board of directors, Lead Director, Chairman of the Compensation and Corporate Governance & Nominating Committees, and member of the Audit Committee of Tutor Perini Corporation, a publicly-held construction company. From 1998 to 2011, he served on the board of directors of SRA International, Inc., a formerly publicly held provider of technology and strategic consulting services and solutions which was sold in June 2011. Mr. Klein previously served as a director of ASTAR Air Cargo, Inc., a privately held company, until it was sold in 2015. He also serves as Chairman of the board of directors of The Shakespeare Theatre Company, as a director and secretary of the American Himalayan Foundation, as a director of the NAACP Legal Defense and Education Fund, and as a trustee of the Aspen Music Festival and School and the Aspen Institutes. From 1974 through 2005, he was a partner of the law firm now known as Wilmer Cutler Pickering Hale & Dorr, LLP. Mr. Klein received a B.B.A. and a J.D. from the University of Miami and an L.L.M. from Harvard University. Mr. Klein is 74 years old.

As a result of his service on our Board of Directors since the Company’s inception, Mr. Klein has extensive knowledge of the commercial real estate, data provider and technology industries, as well as the Company’s products, services and business strategies. In addition to his role and tenure on our Board, Mr. Klein brings to the Board of Directors extensive experience through his service over the past 29 years on the boards of directors of the foregoing and other publicly-held companies, as well as several privately held businesses and non-profit organizations, including in the role of Chairman and Lead Director. Mr. Klein’s experience gained as a result of his involvement as a founder, director and/or investor in those entities over the past 29 years, including active participation in their business development and management, enables him to contribute significantly to the oversight and governance of the Company. Mr. Klein also has three decades of service as a corporate and securities lawyer with significant participation in corporate financings and mergers & acquisitions, allowing him to provide valuable insight when evaluating or overseeing the Company’s business and growth strategies.

Andrew C. Florance founded the Company in 1987. As President and CEO of CoStar, Mr. Florance has directed CoStar Group’s successful expansion from start-up, to its IPO in July 1998, to its market-leading position today with a staff of approximately 2,600 worldwide and a client base that includes the real estate industry’s leading brokerage firms, property owners, and lenders. He manages an international service platform that includes the United States, United Kingdom, France, Spain and Canada and is utilized by 24 million users a month as of March 2016. Mr. Florance is a recognized authority for analysis of real estate markets. While leading CoStar Group, he has identified, negotiated, and closed more than 20 acquisitions across five countries. He is a frequent speaker on commercial real estate at industry events. He conceived of and co-authored the study resulting in the 2010 launch of the CoStar Commercial Repeat-Sale Indices (CCRSI), which is believed to be the most comprehensive and thorough commercial real estate repeat-sale price index available in the market today. The study was recognized as “Best Manuscript” by the James R. Webb American Real Estate Society (ARES) Foundation. He also co-authored the first comprehensive analysis of leasing and sales activity in energy-efficient office buildings in the United States. The study, which was published in The Journal of Real Estate Portfolio Management, was selected by the ARES as the “Best Paper” published in this prestigious academic real estate journal in 2008. The groundbreaking study was also cited as a critical factor in the Company’s selection as the only commercial real estate-related company to win an ENERGY STAR award for excellence from the U.S. Environmental Protection Agency in 2009. In addition, Mr. Florance is the recipient of numerous other awards recognizing his accomplishments as an entrepreneur and corporate leader, including: Cornell Real Estate Review’s Real Estate Industry Executive of the Year for 2009; Transwestern’s 2007 Public Company Trendsetter of the Year for revolutionizing the way the commercial real estate industry gathers, analyzes and uses information on commercial property and markets; and Ernst & Young’s Entrepreneur of the Year award in 2000 for his pioneering work in real estate information services. Mr. Florance was recently honored by the Leadership Enterprise for a Diverse America Organization for his entrepreneurial leadership and commitment to education. He currently serves on the board of directors of Walker & Dunlop, Inc. Mr. Florance has served on nearly a dozen non-profit boards. He currently serves on the board of directors of ARES, an association of real estate thought leaders, on the St. Albans School Governing Board, on the board of the Children’s Hospital Foundation, and as Co-Chair of The Bunny Mellon Healing Garden Dedicated to the First Ladies of the United States located at Children’s National Health System. Mr. Florance is a member of the Cathedral Chapter overseeing the Washington National Cathedral. Mr. Florance received a B.A. in economics from Princeton University. He is 52 years old.

As the founder of the Company and the only member of the Company’s senior management team who serves on our Board, Mr. Florance brings to the Board significant knowledge and understanding of the real estate and information services industries, unique expertise on the Company’s products and services, and extensive leadership experience. Over his 29-year tenure with the Company, Mr. Florance has served as the Chief Executive Officer and has been actively involved in all facets of the Company’s business, including developing the Company’s products and services, identifying and developing markets for the Company’s products and services and identifying and integrating acquisition targets. This experience enables Mr. Florance to make significant contributions to the Company’s business development and strategy.

Michael J. Glosserman has served as a Managing Member of The JBG Companies, a real estate investment and development firm, since 1998, and is Chairman of its Executive Committee. He began his career as a staff attorney with the U.S. Department of Justice, shortly thereafter moving into commercial real estate investment and development with the Rouse Company in 1972 and then joining JBG in 1979. His non-professional affiliations include: Honorary Trustee, National Building Museum; Trustee, Federal City Council; and Advisory Board Member of the University of Pennsylvania Institute for Urban Research. He received a B.S. in Economics from the Wharton School at the University of Pennsylvania and received his J.D. from the University of Texas Law School. He is 70 years old.

Mr. Glosserman has over 45 years of experience investing in, developing and owning commercial real estate. As a result of his experience, Mr. Glosserman brings to the Board significant business development, financial and commercial real estate industry expertise. As a user of commercial real estate information, Mr. Glosserman also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential ‘fit’ of acquisition targets and the development and marketing of products and services.

Warren H. Haber has been, for more than 40 years, Chairman of the Board and Chief Executive Officer of Founders Equity, Inc. and its affiliates, private investment concerns. Mr. Haber is also Managing General Partner of FEF

Management Services, LLC, which manages Founders Equity I, L.P. and Founders Equity NY L.P, and a Partner of Founders Property LLC, an affiliate of FEF Management Services, LLC. Mr. Haber served on the board of directors of Warnex, Inc. (Toronto Stock Exchange) and currently serves on the boards of directors of several privately-held companies, including Core BTS (formerly known as Core Business Solutions), where he serves on the Compensation Committee; Richardson Foods, Inc., where he serves on the Compensation Committee; Stone Source, Inc.; Pay-O-Matic, Inc., COR Health Services LLC, and Watertown Mall. Mr. Haber also serves as a Trustee and member of both the Audit and Investment Committees of Temple Emanu-el, New York City. Mr. Haber holds a BBA in Finance from Baruch College. He is 75 years old.

Through his more than 40 years of investment banking experience, Mr. Haber has served as an executive officer and/or director of a number of portfolio companies. As a result of his experience, he brings financial and business development expertise to the Company’s Board, leadership experience, as well as public company board and management experience. The Board also draws upon Mr. Haber’s mergers & acquisitions experience when developing strategies for business combinations and integrating acquired companies. Through his more than 20 years of service on the Board, Mr. Haber has also developed extensive knowledge of the commercial real estate and information services industries and the Company’s products, services and business strategies.

John W. Hill is Founder and Chief Executive Officer of J Hill Group, a professional services practice specializing in assisting clients in improving their management operations, which he started in 2012. He has been the CFO of the City of Detroit, Michigan on a non-employment personal services contract since November 2013. Prior to starting his consulting practice, from 2004 to 2012, Mr. Hill served as Chief Executive Officer of Federal City Council, a non-profit, non-partisan organization dedicated to improving the Nation’s Capital. Mr. Hill has previously served in multiple other executive and financial leadership positions, including as Chief Executive Officer of In2Books, Inc. and as a Partner at Andersen, LLP. Mr. Hill currently serves as a trustee, and the Chair of the Compensation Committee and as a member of the Corporate Governance Committee of Chesapeake Lodging Trust, a publicly traded REIT, and he previously served as a member of the Audit Committees of various public companies, including Highland Hospitality Inc. and Chesapeake Lodging Trust, and various private entities, including Prestwick Pharmaceuticals, Inc. Mr. Hill also serves as Treasurer on The Shakespeare Theatre Company board of trustees, and as Chair of the board of directors of the National Minority AIDS Council. Mr. Hill received a B.S. in Accounting from the University of Maryland, passed the CPA exam and became a Certified Public Accountant in 1977. He is 61 years old.

Through his current and previous positions, Mr. Hill has gained over 30 years of experience in accounting, auditing and financial matters, as well as significant management expertise. As a result of his extensive experience, Mr. Hill brings to the Board valuable financial knowledge and executive management experience.

Laura Cox Kaplan is the Principal-in-Charge of Government, Regulatory Affairs and Public Policy for professional services and accounting firm PricewaterhouseCoopers (PwC), where she has spent more than 11 years managing the firm’s public policy engagement strategy, and almost a decade on the executive management team. In her role at PwC, she also provides advice to clients, particularly at the executive and board level, on developments in public policy. Ms. Kaplan also serves on PwC’s Global Public Policy and Regulatory Board, which coordinates public policy strategies across the more than 150 countries in which PwC operates. She is the Chair of the American Institute of Certified Public Accountants’ (AICPA) Federal Legislative Task Force, which coordinates strategies for shaping legislative policy that impacts the accounting profession, and is a member of the Center for Audit Quality’s (CAQ) Executive Management Committee. Prior to joining PwC, Ms. Kaplan served in senior level positions at the U.S. Securities and Exchange Commission and the U.S. Department of the Treasury, where she focused largely on the legislative and regulatory response to corporate governance and accounting failures in the late 1990s and on the implementation of the Sarbanes-Oxley Act of 2002. Ms. Kaplan currently serves on the following non-profit boards: Running Start; American Council on Germany; All in Together; Empowered Women; and Global Women in Innovation, where she is Chair of the Board. She serves on the Advisory Committee for the Bush School of Government and Public Service at Texas A&M University, the National Women’s History Museum’s Development Committee, and the Marine Corps Scholarship Foundation’s Development Committee. Ms. Kaplan received a Master’s degree from American University and a B.A. from the University of Texas, Austin. She is 46 years old.

Ms. Kaplan has more than 24 years of experience in communications, corporate governance, stakeholder engagement and public policy strategy. She lends her experience and voice publicly to a range of topics important to the public and private sectors including career and talent development, the importance of developing a diversified workforce and of the value of diversified teams, women’s leadership, and corporate governance. As a result of her experience, Ms. Kaplan brings to the Board valuable leadership, management and corporate governance experience.

Christopher J. Nassetta has been the President and Chief Executive Officer of Hilton Worldwide (fka Hilton Hotels Corporation), a global hospitality company, since December 2007. Prior to joining Hilton Worldwide, Mr. Nassetta served as the President and Chief Executive Officer of Host Hotels & Resorts (fka Host Marriott Corporation), a lodging real estate investment trust and owner of luxury and upper upscale hotels, from May 2000 to December 2007. Mr. Nassetta joined Host Hotels & Resorts in 1995 as Executive Vice President and was elected the Chief Operating Officer in 1997. Prior to joining Host Hotels & Resorts, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he had previously served as Chief Development Officer and in various other positions with the Oliver Carr Company from 1984 through 1991. Mr. Nassetta serves as a member of the Real Estate Roundtable, as an Advisory Board member for the McIntire School of Commerce at the University of Virginia, and as Vice Chairman of the Corporate Fund for The John F. Kennedy Center for the Performing Arts. Mr. Nassetta is a member of Federal City Council, a member of the Steering Committee of Partners for a New Beginning, and is on the boards of the International Youth Foundation, the Wolf Trap Foundation for the Performing Arts, and the Economic Club of Washington, D.C. Mr. Nassetta previously served on the board of directors of Host Hotels & Resorts. Mr. Nassetta received a degree in finance from the University of Virginia McIntire School of Commerce. Mr. Nassetta is 53 years old.

Through his current and previous positions, Mr. Nassetta brings to the Board significant operational and business development experience, mergers & acquisitions experience, public company board and management experience, leadership experience, as well as commercial real estate industry expertise. As a user of commercial real estate information, Mr. Nassetta also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential “fit” of acquisition targets and the development and marketing of products and services.

David J. Steinberg has been the Chief Executive Officer of Nextility, Inc., a technology company that creates an intelligent data based market for energy, since September 2015. He served as Chief Executive Officer of SnappCloud, Inc., a technology company that integrates online cloud software applications for distribution by large PC and software OEMs, from September 2009 to September 2015. From November 2008 to September 2009, Mr. Steinberg worked with investors and the board of directors of SnappCloud (formerly known as ARPU) on funding and revising the Company’s operational focus. Prior to joining SnappCloud, Mr. Steinberg was the Chairman and Chief Executive Officer of SwapDrive, Inc., an online storage cloud solution from May 2001 to October 2008, during which time SwapDrive was sold to Symantec. Mr. Steinberg also founded bridge2bridge, where he helped companies at all stages with strategy in the areas of business development, channels, and capital formation. Prior to founding bridge2bridge, Mr. Steinberg was Vice President of BioNetrix Software, Inc., where he was responsible for worldwide sales and market development. Mr. Steinberg also previously served as the director of worldwide vertical channels at then start up Check Point Software, Inc. and as a founding member of SynOptics Communications, Inc. (which became Bay Networks after a merger), establishing SynOptics’ U.S. Eastern and federal systems operations. Mr. Steinberg serves on the boards of directors of the following privately held companies: SolSystems; Radius Networks, where he serves as Chairman; and The Wireless Registry where he serves as Chairman. He is a member of the advisory board of the Washington, DC venture capital firm Core Capital Partners, and he serves on the boards of directors of the following not-for-profit entities: SEED School of Washington, DC and We are Family. Mr. Steinberg received a B.S. in physiological psychology from the University of Cincinnati. Mr. Steinberg is 58 years old.

Mr. Steinberg has over 30 years of sales, technical and executive experience in the data communication, network security, and Internet services industries. As a result of his experience, Mr. Steinberg brings to the Board significant business development, marketing, and executive management experience, as well as significant Internet services industry, financial and growth strategies expertise.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

ITEM 2
APPROVAL OF THE COSTAR GROUP, INC. 2016 STOCK INCENTIVE PLAN
At the Annual Meeting, stockholders will be asked to approve the CoStar Group, Inc. 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan”). The Company currently administers its equity-based compensation programs under the CoStar Group, Inc. 2007 Stock Incentive Plan (the “2007 Plan”). As of April 1, 2016, 851,627 shares of common stock remained available for future grants of awards under the 2007 Plan. The 2007 Plan will expire as of April 26, 2017. Therefore, in April 2016, the Compensation Committee of the Board of Directors approved and recommended to the Board, and the Board of Directors adopted, subject to stockholder approval, the 2016 Stock Incentive Plan. The 2016 Stock Incentive Plan will replace the 2007 Plan for future grants of equity incentive awards. Following stockholder approval of the 2016 Stock Incentive Plan, no further grants will be made pursuant to the 2007 Plan.

The number of shares that will be available for grant under the 2016 Stock Incentive Plan will be 1,450,000 shares plus (i) any shares that remain available for grant under the 2007 Plan and (ii) shares received upon cancellation, expiration or forfeiture of awards under the 2007 Plan and shares received by the Company as the result of the exchange of shares by a participant in the 2007 Plan as full or partial payment of the exercise price or tax withholding with respect to awards issued under the 2007 Plan, in each case subject to adjustment upon certain changes in our capital structure. The 1,450,000 shares represent 4.5% of the Company’s outstanding common equity, and the 1,450,000 shares plus the number of shares that remain available for grant under the 2007 Plan as of April 1, 2016 (851,627) that would be rolled into the 2016 Stock Incentive Plan represents 7.1% of the Company’s outstanding common equity, in each case measured as of April 1, 2016. The Compensation Committee considered this potential dilution level in the context of competitive data and believes that the resulting dilution levels would be within normal competitive ranges.

The following table sets forth certain information about the Company’s equity compensation plans and awards outstanding under those plans as of April 1, 2016. Additional information about the Company’s equity compensation plans can be found under the Equity Compensation Plan Information table below.(1)

Number of shares available for future awards under 2007 Plan	851,627
Number of shares subject to outstanding stock options	464,943
Number of shares outstanding relating to awards of restricted stock and restricted stock units(2)	554,657
Maximum option term	10 years
Minimum exercise price (relative to market value on date of grant)	100%
Weighted average remaining term of outstanding options	7.242
Weighted average exercise price of outstanding options	$131.15
__________

(1) The information in this table does not include shares under the Company’s Employee Stock Purchase Plan.
(2) Consists of 554,350 shares of restricted stock and 307 shares of common stock subject to restricted stock unit awards that vest over time. The actual number of shares of restricted stock that vest depends on whether the vesting conditions are met, and the actual number of shares issued with respect to the restricted stock unit awards depends on whether vesting conditions are met.
When reviewing and approving the 2016 Stock Incentive Plan, the Compensation Committee considered, among other things, potential dilution to our current shareholders, including burn rate and overhang; the continued importance of motivating, recruiting and retaining key employees; and the Company’s increased equity compensation needs given the Apartments.com and Apartment Finder acquisitions.
The Compensation Committee reviewed annual dilution from the Company’s 2007 Plan when approving the 2016 Stock Incentive Plan. The Company measures annual dilution as the total number of shares subject to equity awards granted during the year, less cancellations and other shares returned to the reserve, divided by total common stock outstanding at the end of the respective year. The Company’s annual dilution under the 2007 Plan for 2015, 2014 and 2013, respectively, calculated on this basis was 0.64%, 0.01% and 0.66%.

The Company manages long-term dilution by limiting the number of shares subject to equity awards that it grants annually, referred to as the burn rate. Burn rate is a measure of share usage and quantifies the rate at which a company is utilizing its share reserve by expressing the number of equity awards granted as a percentage of the weighted-average undiluted number of shares of common stock outstanding during the year. Burn rate does not typically take into account cancellations and other shares returned to the share reserve. The Company has calculated the burn rate under the 2007 Plan for the past three years, as set forth in the following table:

	Options Granted	Full-Value Shares Granted	Total Granted = Options+Full-Value Shares	Weighted Average Number of Common Shares Outstanding	Burn Rate
Fiscal Year 2015	89,500	240,385	329,885	31,950,000	1.03%
Fiscal Year 2014	87,700	259,889	347,589	30,215,000	1.15%
Fiscal Year 2013	126,800	238,273	365,073	27,670,000	1.32%
The three-year average burn rate (calculated as set forth above) is 1.17%.
Another measure used to quantify the cumulative impact of our equity compensation practices is a dilution analysis commonly referred to as “overhang.” Overhang is equal to the sum of the total number of shares subject to equity awards outstanding and the total number of shares available for grant under the Company’s equity plans divided by the sum of the total common stock outstanding, the total number of shares subject to equity awards outstanding and the total number of shares available for grant under the Company’s equity plans. If the 2016 Stock Incentive Plan is approved, the Company’s overhang calculated on this basis as of April 1, 2016 (based on 32,566,969 shares outstanding on that date) is 9.25%. Actual dilution from the 2016 Stock Incentive Plan will depend on several factors, including the types of awards made under that plan.
When considering the number of shares to be available under the 2016 Stock Incentive Plan, the Board also reviewed, among other things, projected future share usage and projected future forfeitures. Depending on assumptions, the 1,450,000 shares under the 2016 Stock Incentive Plan, in combination with the remaining authorized shares under the 2007 Plan and shares added back to the plan from forfeitures of awards previously granted and shares exchanged or withheld for payment of an exercise price or for tax withholding, is expected to satisfy the Company’s equity compensation needs for approximately five to seven years, assuming no significant acquisitions of other companies.

Stock incentive plans allow companies to provide equity compensation under a stockholder-approved plan in order to attract, motivate and retain key personnel, encourage equity ownership among this group, and enhance a mutuality of interest with stockholders in improving the long-term performance of the Company and the value of the Company’s common stock. There are approximately seven non-employee directors, four executive officers and 2,600 employees who are currently eligible to receive awards under the 2016 Stock Incentive Plan.

In addition to grants to continuing Company employees, the Company utilizes equity compensation as an incentive for employees of acquired companies to stay with the combined entity and to work to realize the benefits of the combination. The Company also grants performance-based restricted stock awards to our executive officers and currently contemplates awarding similar performance-based restricted stock awards to employees in the future, which awards may utilize a greater number of shares than our more typical restricted stock grants which vest over time. The performance-based restricted stock awards are expected to further align employee incentives with long-term stockholder value. To permit us to continue to grow organically and through acquisitions and to continue to have the ability to grant stock options and restricted stock to our new and existing employees and directors and to incentivize those individuals by granting a continuing interest in the long-term success of the Company, the Board of Directors adopted the 2016 Stock Incentive Plan.

The Compensation Committee and the Board of Directors believe that in order for us to successfully attract and retain the best possible candidates, we must continue to offer a competitive equity compensation program. Approval of the 2016 Stock Incentive Plan is important so we can continue to grant stock options and restricted stock that are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we operate. In addition, the 2016 Stock Incentive Plan will give the Compensation Committee and the Board of Directors flexibility in determining the form of future equity awards to our key employees, including performance-based stock grants and/or multi-year long-term incentive awards if the Board or Compensation Committee chooses to utilize such programs. Our employees are one of our most valuable assets and attracting and retaining them is crucial to our business. In addition, we believe that stock awards generally align the interests of our employees with the interests of our stockholders.

In addition, the shares available for issuance under the 2016 Stock Incentive Plan will allow us to continue to grant stock awards to our new and existing employees and directors, as well as receive a federal income tax deduction for “qualifying performance-based” compensation paid under the 2016 Stock Incentive Plan, although there can be no assurance that any compensation awarded or paid under the 2016 Stock Incentive Plan will be fully deductible under all circumstances. Without the approval of the 2016 Stock Incentive Plan, we will be severely constrained in our ability to grant equity incentives generally, and to grant long-term awards that qualify as fully-deductible “performance-based compensation” specifically.
Key Governance Highlights of the 2016 Stock Incentive Plan include:

•	No discounted options may be granted;

•	No repricing of stock options or stock appreciation rights without shareholder approval;

•	Minimum vesting periods;

•	Awards are subject to potential reduction, cancellation, forfeiture or other clawback in certain circumstances;

•	Annual limit on equity that may be awarded to non-employee directors;

•	Awards under the 2016 Stock Incentive Plan may qualify as “performance-based compensation” under Section 162(m) of the Tax Code (defined below); and

•	No evergreen feature.
SUMMARY OF THE 2016 STOCK INCENTIVE PLAN

The following summary of the 2016 Stock Incentive Plan is qualified in its entirety by the specific language of the 2016 Stock Incentive Plan, which is set forth in Appendix A to this Proxy Statement.

Plan Administration. The 2016 Stock Incentive Plan is administered by the Compensation Committee, which is composed of individuals who are “non-employee directors” (as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”)). All of the members of the Compensation Committee are independent as defined under Rule 5605(a)(2) of the NASDAQ listing rules. The Compensation Committee has authority to, among other things:

•	Interpret and administer the 2016 Stock Incentive Plan;

•	Make rules and regulations relating to the administration of the 2016 Stock Incentive Plan; and

•	Make any other determinations and take any other action that it deems necessary or desirable for the administration of the 2016 Stock Incentive Plan.

Decisions of the Committee or another person delegated responsibilities under the 2016 Stock Incentive Plan shall be final, conclusive and binding on all persons.

Stock Subject to the Plan. Assuming stockholders approve this proposal, 1,450,000 shares of common stock will have been reserved for issuance pursuant to the 2016 Stock Incentive Plan, plus (1) any shares that remained available for issuance under the 2007 Plan that will be rolled into the 2016 Stock Incentive Plan, and (2) any shares that are subject to an award under the 2007 Plan that are forfeited, cancelled, or expire without the issuance of such shares will again be available for grant under the 2016 Stock Incentive Plan. Further, any shares that are subject to an award under the 2007 Plan that are received by the Company as the result of the exchange of shares by a participant in the 2007 Plan as full or partial payment of the exercise price or tax withholding with respect to awards issued under the 2007 Plan will be available for grant under the 2016 Stock Incentive Plan. The shares issued under the 2016 Stock Incentive Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares or shares held in trust for issuance under the 2016 Stock Incentive Plan.

Limitations. Subject to adjustment as provided in the 2016 Stock Incentive Plan, no participant shall be eligible to receive in any one calendar year awards relating to more than 400,000 shares of our common stock.

Eligibility. The 2016 Stock Incentive Plan permits awards to employees, officers, consultants and directors of the Company and its subsidiaries.

Awards. The 2016 Stock Incentive Plan provides for the grant of options (including nonqualified options), stock appreciation rights, restricted stock, and restricted stock units.

Options. Incentive stock options and nonqualified stock options may be granted under the 2016 Stock Incentive Plan, either alone or in combination with other awards. The terms of any option grant generally are determined by the Compensation Committee. The price at which a share may be purchased under an option may not be less than the fair market value of a share on the date the option is granted. Fair market value generally means the closing price for the Company’s common stock on the Nasdaq Global Select Market on the date of grant. The 2016 Stock Incentive Plan provides that the Compensation Committee shall establish the term of each option, which in no case shall exceed a period of ten years from the date of grant.

Stock Appreciation Rights. Stock appreciation rights entitle a participant to receive payment from the Company in an amount determined by multiplying the difference between the fair market value of the shares on the date of exercise and the fair market value on the date of grant by the number of shares subject to the award. The terms of any grant of stock appreciation rights generally are determined by the Compensation Committee. Stock appreciation rights may be granted in tandem with an option or alone. The grant price of a tandem stock appreciation right is equal to the exercise price of the related option, and the grant price of a freestanding stock appreciation right is equal to the fair market value of the common stock on the grant date. The 2016 Stock Incentive Plan provides that the Compensation Committee shall establish the term of each grant of stock appreciation rights, which in no case shall exceed a period of ten years from the date of grant.

Restricted Stock and Stock Units. Restricted stock and stock units reflect a right to receive shares of stock upon the satisfaction of certain terms, conditions and restrictions. Both may be issued under the 2016 Stock Incentive Plan on such terms and conditions as the 2016 Stock Incentive Plan permits and generally are subject to terms determined by the Compensation Committee. Stock unit awards may be paid in cash, stock or a combination of cash and stock. Except as set forth below, participants holding restricted stock or stock units may be permitted to receive dividends paid with respect to underlying shares or dividend equivalents, subject to such terms and conditions as may be established by the Compensation Committee. Participants holding restricted stock or stock units that are subject to qualifying performance criteria under the 2016 Stock Incentive Plan are not entitled to dividends or dividend equivalents unless and until the applicable qualifying performance criteria have been met.

No Repricing. The repricing of stock options or stock appreciation rights is prohibited. The terms of outstanding stock options and stock appreciation rights may not be amended to reduce the exercise price or cancel, exchange, substitute, buyout or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards with an exercise price that is less than the exercise price of the original award without stockholder approval.

Minimum Vesting Period. Except upon a change of control of the Company, the death or disability of the participant or awards granted to employees of the Company or its subsidiaries in appreciation of past service to the Company or a subsidiary pursuant to a Company program or policy that applies to all such employees on an equal basis, no award of restricted stock or stock units payable in shares shall vest in full earlier than one year from the date of grant, except that an award of restricted stock or stock units that vests based solely on continued service (as opposed to attainment of performance goals) shall not vest in full earlier than three years from the date of grant.

Performance Goals. Awards under the 2016 Stock Incentive Plan may be made subject to the attainment of performance goals relating to one or more of the following business criteria: (1) cash flow (before or after dividends), (2) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (3) stock price, (4) return on equity, (5) total stockholder return, (6) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (7) return on assets or net assets, (8) market capitalization, (9) economic value added, (10) debt leverage (debt to capital), (11) revenue, (12) income or net income, (13) operating income, (14) operating profit or net operating profit, (15) operating margin or profit margin, (16) return on operating revenue, (17) cash from operations, (18) operating ratio, (19) operating revenue, (20) customer service, (21) sales, or (22) cost savings (collectively, the “Performance Criteria”).

The Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee. To the extent consistent with Section 162(m) of the Tax Code, the Compensation Committee

(A) may appropriately adjust any evaluation of performance under a Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, and all items of gain, loss or expense determined to be unusual in nature or infrequently occurring or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by Accounting Standards Codification Topic 225, “Unusual or Infrequently Occurring Items,” or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company or any subsidiary.

Approval of the 2016 Stock Incentive Plan will also include approval of the foregoing performance goals for purposes of Section 162(m) of the Tax Code.

Tax Withholding. The Company may specify the terms and conditions on which any award recipient must satisfy any tax obligations occurring under federal, state, local or foreign law, and may withhold issuance of any shares of common stock until such terms and conditions are met.

Assignability. Awards granted under the 2016 Stock Incentive Plan are generally not transferable or assignable, except by will or the laws of descent and distribution. However, participants may be permitted to assign or transfer an award to the extent allowed by the Compensation Committee in its discretion and subject to Section 422 of the Tax Code.

Adjustments. The number and kind of securities available for issuance under the 2016 Stock Incentive Plan (including under any awards then outstanding), and the number and kind of securities subject to the limits set forth in Section 5 of the 2016 Stock Incentive Plan, shall be equitably adjusted by the Compensation Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other equity restructuring transaction, as that term is defined in ASC 718 Stock Compensation. Such adjustment may be designed to comply with Section 424 of the Tax Code or, except as otherwise expressly provided in Section 5(c) of the 2016 Stock Incentive Plan, may be designed to treat the securities available under the 2016 Stock Incentive Plan and subject to awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such securities to reflect a deemed reinvestment in securities of the amount distributed to the Company’s stockholders. The terms of any outstanding award under the 2016 Stock Incentive Plan shall also be equitably adjusted by the Compensation Committee as to price, number or kind of securities subject to such award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.

In the event there are any other changes in the Company’s common stock, by reason of a change of control, other merger, consolidation or otherwise in circumstances that do not involve an equity restructuring transaction, as that term is defined in ASC 718 Stock Compensation, then the Compensation Committee shall determine the appropriate adjustment, if any, to be effected. In addition, in the event of a change described in this paragraph, the Compensation Committee may accelerate the time or times at which any award under the 2016 Stock Incentive Plan may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the Compensation Committee in its sole discretion.

There is no right to purchase fractional shares that result from any adjustment in awards under the 2016 Stock Incentive Plan. In case of any such adjustment, the shares of common stock subject to the award shall be rounded down to the nearest whole share.

Change in Control. The Compensation Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change in control of the Company, to take such action as it determines to be necessary or advisable with respect to awards under the 2016 Stock Incentive Plan.

Amendment and Termination. The Board may amend, alter or discontinue the 2016 Stock Incentive Plan and the Compensation Committee may amend, or alter any agreement or other document evidencing an award made under the 2016 Stock Incentive Plan but, except as specifically provided for in the 2016 Stock Incentive Plan, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding options or stock appreciation rights, (b) reduce the price at which options may be granted below the price provided for in the 2016

Stock Incentive Plan or (c) otherwise amend the 2016 Stock Incentive Plan in any manner requiring stockholder approval by law or under the Nasdaq listing rules. No amendment or alteration to the 2016 Stock Incentive Plan or an award or award agreement shall be made which would impair the rights of the holder of an award, without such holder’s consent, provided that no such consent shall be required if the Compensation Committee determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the 2016 Stock Incentive Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Unless sooner terminated as provided in the 2016 Stock Incentive Plan, the 2016 Stock Incentive Plan shall terminate ten years after approval by the stockholders. Termination would not affect grants and awards then outstanding.

Deferral. The Compensation Committee may permit or require a participant to defer receipt of the payment of any award of restricted stock or restricted stock units to the extent permitted by Section 409A of the Tax Code.
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and other awards under the 2016 Stock Incentive Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2016 Stock Incentive Plan, nor does it cover state, local, or non-U.S. taxes.

Non-Qualified Options (“NSOs”). A participant will not have taxable income upon the grant of a NSO. Upon the exercise of a NSO, the participant will recognize ordinary income equal to the difference between (i) one share of stock valued at the closing price on the day the option is exercised and (ii) the exercise price of one share, times the number of shares exercised.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time and in the same amount.

The subsequent sale of the shares by a participant generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and the capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Incentive Stock Options (“ISOs”). There generally are no tax consequences upon the grant or vesting of an ISO, provided that an option that is otherwise intended to be an ISO will no longer qualify for ISO tax treatment (and instead will be taxed as an NSO) if the option is not exercised while the participant is an employee of the Company or within three months following termination of employment (one year in the case of termination due to total and permanent disability as defined in the Tax Code). If a participant sells or otherwise disposes of the shares acquired upon the exercise of an ISO at any time within one year after the date shares are transferred to the participant or two years after the date the ISO is granted to the participant, then:

•
If the sales price exceeds the exercise price of the ISO, the participant will recognize capital gain equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise, and the participant will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the exercise price of the ISO; or

•
If the participant’s sales price is less than the exercise price of the ISO, the participant will recognize a capital loss equal to the excess of the exercise price of the ISO over the sales price of the shares.

In this event, the Company will generally be entitled to a tax deduction equal to the ordinary income the participant recognizes.

If the participant sells or otherwise disposes of shares acquired upon exercise of an ISO at any time after the participant has held the shares for at least one year after the date the Company transfers the shares to the participant pursuant to the participant’s exercise of the ISO and at least two years after the date the Company grants the ISO to the participant, then the participant will recognize long-term capital gain or loss equal to the difference between the sales price and the exercise price of the ISO, and the Company will not be entitled to any deduction.

The amount by which the fair market value of the shares the participant acquires upon exercise of an ISO exceeds the exercise price on the date of exercise will be included as a positive adjustment in the calculation of the participant’s “alternative minimum taxable income” in the year of exercise. Before exercising an ISO, a participant should determine whether and to what extent exercise of an ISO will result in alternative minimum tax in the year of exercise.

Stock Appreciation Rights (“SARs”). The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock. The tax consequences of a grant of restricted stock depends upon whether or not a participant elects under Section 83(b) of the Tax Code to be taxed at the time of the grant.

If no election is made, the participant will not recognize taxable income at the time of the grant of the restricted stock. When the restrictions on the restricted stock lapse, the participant will recognize ordinary income equal to the value (determined on the lapse date) of the restricted stock.

If the election is made, the participant will recognize ordinary income at the time of the grant of the restricted stock equal to the value of the stock at that time, determined without regard to any of the restrictions. If the restricted stock is forfeited before the restrictions lapse, the participant will generally not be entitled to a deduction on account thereof.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividends taxed as ordinary income) is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

A subsequent sale of restricted stock generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the stock. The capital gains will be taxable as long-term capital gains if the participant held the stock for more than one year. The holding period to determine whether a participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock restrictions lapse, or on the date of grant if the participant made a valid Section 83(b) election.

Stock Units. A participant will not have taxable income upon the grant of a stock unit. Rather, taxation will be postponed until the stock becomes payable, which will be either immediately following the lapse of the restrictions on the stock units, or, if the participant has elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividend equivalents taxed as ordinary income) is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

If a stock unit is settled in shares, subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Other. In general, under Section 162(m), remuneration paid by a public corporation to its chief executive officer or any of its other top three named executive officers other than the chief financial officer, ranked by pay, is not deductible to the extent it exceeds one million dollars ($1,000,000) for any year. Taxable payments or benefits under the 2016 Stock Incentive Plan may be subject to this deduction limit. However, under Section 162(m), qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under stockholder-approved plans and that meets certain other requirements, is exempt from the deduction limitation. The 2016 Stock Incentive Plan has been designed so that the Compensation Committee in its discretion may grant qualifying exempt performance-based awards under the 2016 Stock Incentive Plan. The rules and regulations promulgated under Section 162(m) are complicated, however, and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2016 Stock Incentive Plan will be fully deductible under all circumstances.

Under the so-called “golden parachute” provisions of the Tax Code, the accelerated vesting of stock options and benefits paid under other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional twenty percent (20%) federal tax and may be nondeductible to the Company.
PLAN BENEFITS

The amount and timing of future awards granted under the 2016 Stock Incentive Plan are determined in the sole discretion of the Compensation Committee or the Board of Directors and therefore cannot be determined in advance. The future benefits or amounts that would be received under the 2016 Stock Incentive Plan by executive officers, non-executive directors and non-executive officer employees are discretionary and are therefore not determinable at this time.
REQUIRED VOTE

Approval of the 2016 Stock Incentive Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2016 Stock Incentive Plan.
RECOMMENDATION

We strongly believe that approval of the 2016 Stock Incentive Plan is essential to our continued success. Our employees are one of our most valuable assets. Stock options and other incentive awards, such as those available under the 2016 Stock Incentive Plan, are critical for attracting and retaining outstanding and highly skilled individuals. These awards are also vital to our ability to motivate employees to achieve our goals. For the reasons stated above, stockholders are being asked to approve the 2016 Stock Incentive Plan.
THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2016 STOCK INCENTIVE PLAN.

ITEM 3
APPROVAL OF THE
COSTAR GROUP, INC. 2016 CASH INCENTIVE PLAN

In April 2016, the Board, upon recommendation by the Compensation Committee of the Board (the “Compensation Committee”), approved and adopted the CoStar Group, Inc. 2016 Cash Incentive Plan (the “2016 Cash Incentive Plan”) to govern the award and payment of bonuses, commissions, and other cash incentive payments to certain Company executives, and directed that the 2016 Cash Incentive Plan be submitted to the stockholders for approval so that payments under the 2016 Cash Incentive Plan can qualify for deductibility by the Company for federal income tax purposes. The 2016 Cash Incentive Plan will be effective upon approval by the stockholders at the Annual Meeting. The purpose of the 2016 Cash Incentive Plan is to provide certain executives of the Company with incentive compensation based upon the level of achievement of financial, business and other performance criteria. The 2016 Cash Incentive Plan is designed to enhance the Company’s ability to attract and retain qualified executives and to provide financial performance incentives to those executives.

In addition, the 2016 Cash Incentive Plan would permit the payment of cash incentives that may qualify as “performance-based compensation” within the meaning of Section 162(m) (“Section 162(m)”) of the Tax Code. The Board believes that it is in the best interests of the Company and its stockholders for the Company to have a stockholder-approved plan under which cash incentives paid to its executives can be deductible by the Company for federal income tax purposes.

Accordingly, the 2016 Cash Incentive Plan is structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and stockholder approval of this Item 3 constitutes approval of each of these aspects of the 2016 Cash Incentive Plan for purposes of the approval requirements of Section 162(m).
SUMMARY OF THE 2016 CASH INCENTIVE PLAN

The following summary of the 2016 Cash Incentive Plan is qualified in its entirety by the specific language of the 2016 Cash Incentive Plan, which is included in this Proxy Statement as Appendix B.

Administration. The 2016 Cash Incentive Plan will be administered by the Compensation Committee, which should consist of two or more “outside directors” as such term is defined under Section 162(m). The Company believes that each of the directors serving on the Compensation Committee currently qualifies as an “outside director.”

The Compensation Committee has complete authority to make any and all decisions regarding the administration of the 2016 Cash Incentive Plan, including interpreting the terms of the 2016 Cash Incentive Plan, selecting the participants to whom awards may from time to time be paid, determining the terms and conditions of awards made under the 2016 Cash Incentive Plan (including but not limited to determining the time when awards will be granted and paid and the performance period to which they relate), determining whether payment of awards may be deferred by participants, and making any other determination and taking any other action that the Compensation Committee deems necessary or desirable for administration of the 2016 Cash Incentive Plan. The Compensation Committee may delegate various functions to a subcommittee or certain officers of the Company to the extent such delegation is not inconsistent with Section 162(m).

Eligibility. Each officer of the Company and of its affiliates is eligible to participate in the 2016 Cash Incentive Plan. As of April 1, 2016, approximately 12 officers would have been eligible to participate in the 2016 Cash Incentive Plan.

Performance Periods and Performance Measures. Not later than 90 days after the commencement of each fiscal year of the Company or other performance period (or, if earlier, the expiration of 25% of the performance period), the Compensation Committee, in writing, will designate the performance period, the positions or names of employees who will be participants for the performance period, the targeted goals for selected performance measures during the performance period, and the applicable cash incentive formula for each participant under the 2016 Cash Incentive Plan, which may differ between participants or business groups. The cash incentive formula determines the cash incentive amounts, if any, to be paid to participants for the performance period based upon the level of achievement of the targeted goals for the selected performance measures. The 2016 Cash Incentive Plan defines “performance period” to mean the Company’s fiscal year or such other period that the Compensation Committee may establish.

The 2016 Cash Incentive Plan defines “performance measure” as any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either Company as a whole or to a region, business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Compensation Committee: (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer service, or (xxi) sales.

To the extent consistent with Section 162(m), if so determined by the Compensation Committee at the time the applicable performance measure is adopted, the Compensation Committee (i) may appropriately adjust any evaluation of performance under the performance measure to eliminate the effects of charges for restructurings, discontinued operations, and all items of gain, loss or expense determined to be unusual in nature or infrequently occurring or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by Accounting Standards Codification Topic 225, “Unusual or Infrequently Occurring Items,” or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (ii) may appropriately adjust any evaluation of performance under a performance measure to exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) accruals of any amounts for payment under the 2016 Cash Incentive Plan or any other compensation arrangement maintained by the Company or any affiliate.

Compensation Committee Certification and Determination of Awards. After the conclusion of each performance period, the Compensation Committee will certify, in writing, the extent to which the targeted goals for the performance measures applicable to each participant were achieved or exceeded. The payment amount under an award, if any, shall be determined by applying the cash incentive formula to the level of actual performance that has been certified by the Compensation Committee. The Compensation Committee has the authority under the 2016 Cash Incentive Plan to eliminate or reduce any cash incentive payment below that which otherwise would be payable under the applicable formula.

The payment of a cash incentive, if any, requires that the employee be an active employee of the Company or an affiliate on the last day of the applicable performance period, subject to the terms of any employment agreements in effect prior to the effective date of the 2016 Cash Incentive Plan. In the event that the participant is on an approved leave of absence or non-pay status, experiences a change in status that results in the participant being ineligible to participate in the 2016 Cash Incentive Plan or eligible to participate in more than one variable pay plan, or experiences a termination due to disability, workforce restructuring, voluntary severance incentive program, divestiture, retirement or death, the participant may receive a prorated bonus, as determined by the Compensation Committee in its discretion.

Maximum Amount of Compensation Payable under the 2016 Cash Incentive Plan. The aggregate cash incentive payable under the 2016 Cash Incentive Plan to any participant during any fiscal year may not exceed $10 million.

Payment of Bonuses. Following the Compensation Committee’s determination and written certification of cash incentives to be paid to participants, such awards will be paid in cash as soon as administratively practicable but no later than March 15th after the end of the calendar year in which the performance period ends, subject to a timely election by a participant to defer payment of all or a portion of the bonus.

Duration and Amendment. The Compensation Committee may, from time to time, amend, modify, suspend or terminate the 2016 Cash Incentive Plan or any cash incentive thereunder as it deems advisable, except to the extent that it would increase the amount of compensation payable pursuant to a cash incentive.

Upon stockholder approval of the 2016 Cash Incentive Plan, the 2016 Cash Incentive Plan will continue until the earlier of its termination by the Compensation Committee, the date on which any stockholder approval requirement under Section 162(m) ceases to be met, or the date that is five years after the Annual Meeting.
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain federal income tax consequences of the awards under the 2016 Cash Incentive Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2016 Cash Incentive Plan, nor does it cover state, local, or non-U.S. taxes.

Under present federal income tax law, a 2016 Cash Incentive Plan participant will be taxed at ordinary income rates on an award in the year in which cash payment under the award, if any, is received, unless such cash is subject to deferral under a Company plan or a substantial risk of forfeiture. If a participant elects to defer a portion of the cash incentive, the participant may be entitled to defer the recognition of income. Generally, and subject to Section 162(m), the Company will receive a federal income tax deduction on the amount of income recognized by the participants, and at the same time such income is recognized by participants. Subject to stockholder approval of the 2016 Cash Incentive Plan, the failure of any aspect of the 2016 Cash Incentive Plan to satisfy Section 162(m) shall not void any action taken by the Compensation Committee under the 2016 Cash Incentive Plan.
PLAN BENEFITS

Cash incentives, if any, paid to executives for the current fiscal year were awarded under the Company’s 2011 Incentive Bonus Plan. Cash incentive awards payable for any subsequent performance periods may be paid under the 2016 Cash Incentive Plan, subject to stockholder approval of the 2016 Cash Incentive Plan, and are, as described above, subject to the discretion of the Compensation Committee and therefore are not determinable at this time.
If the 2016 Cash Incentive Plan is not approved by the stockholders, the Company currently contemplates that any compensation paid to the Company’s executive officers that is in excess of $1 million that was not awarded under the Company’s 2011 Incentive Bonus Plan would not be deductible under Section 162(m) to the extent that it exceeds the $1 million limit, unless such compensation is deferred pursuant to the Company’s compensation programs or paid under another stockholder-approved plan of the Company and otherwise satisfies the conditions for “performance-based” compensation under, or other exemptions from, Section 162(m).
MISCELLANEOUS

The 2016 Cash Incentive Plan is not exclusive and does not limit the authority of the Board or its committees to grant awards or authorize any other compensation, whether or not deductible under Section 162(m), under any other plan or authority.
REQUIRED VOTE

Approval of the 2016 Cash Incentive Plan requires the affirmative vote of a majority of the votes cast “FOR” the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2016 Cash Incentive Plan.

RECOMMENDATION

We believe that approval of the 2016 Cash Incentive Plan is an important part of our continued success. Our officers are among our most valuable assets, and incentive plans reward their performance and motivate them to achieve our goals. For the reasons stated above, stockholders are being asked to approve the 2016 Cash Incentive Plan.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2016 CASH INCENTIVE PLAN.

ITEM 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended and the Board has approved the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2016. As a matter of good corporate governance, the Board is asking stockholders to ratify this appointment, even though ratification is not required. If stockholders do not ratify this appointment, the Board may, but is not required to, reconsider such appointment. Even if stockholders ratify this appointment, the Board may direct the appointment of a different independent auditor at any time during 2016 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Ernst & Young LLP has served as the independent registered public accounting firm for the Company, its subsidiaries, and its predecessors since 1994. A representative from Ernst & Young LLP is expected to attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

For the years ended December 31, 2014 and 2015, Ernst & Young LLP billed CoStar the fees set forth below, including expenses, in connection with services rendered to CoStar:

	Year Ended December 31, 2014	Year Ended December 31, 2015
Audit Fees	$1,790,293	$1,809,128
Audit Related Fees	30,000	—
Tax Fees	34,500	64,687
All Other Fees	—	—
Total	$1,854,793	$1,873,815

Audit Fees include fees for services performed for the audit of CoStar’s annual financial statements, review of financial statements included in CoStar’s periodic filings with the SEC, audit of CoStar’s internal control over financial reporting and statutory audits required internationally. Included in the services performed for the audit of CoStar’s 2014 annual financial statements is $205,000 related to the acquisition of certain assets and liabilities related to the Apartments.com business (collectively referred to as “Apartments.com”). The fees for services performed for the audit of CoStar’s 2015 annual financial statements include $331,000 related to the acquisitions of (i) the stock of Network Communications, Inc. and the related Apartment Finder business (collectively referred to as “Apartment Finder”), and (ii) the assets of Belbex Corporate, S.L., a small commercial real estate information provider operating in Madrid, Spain. This category also includes fees for consents and assistance with and review of documents filed with the SEC.

Audit Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of CoStar’s financial statements. For fiscal year 2014, the reported audit related fees represent fees for accounting services billed by Ernst & Young LLP primarily in connection with accounting consultations about the application of generally accepted accounting principles to proposed transactions as well as due diligence for the acquisition of the Apartments.com business.

Tax Fees primarily include fees associated with tax return preparation, tax compliance, tax advice and tax planning.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is that all audit and non-audit services provided by CoStar’s independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for services to be performed by CoStar’s independent registered public accounting firm are established on an annual (for audit services) or periodic (for permissible non-audit services) basis, detailed as to a particular service or category of services to be performed and implemented by CoStar’s financial officers. Any audit or non-audit service fees that may be incurred by CoStar that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee or the Audit Committee as a whole prior to the performance of services. CoStar’s Chief Financial Officer or General

Counsel reports to the Audit Committee on a quarterly basis on all services rendered by the independent registered public accounting firm for which pre-approval has been granted and all fees paid to the independent registered public accounting firm for such services since the previous quarter’s Audit Committee meeting. The Audit Committee may revise its pre-approval spending limits and policies at any time.

All fees paid to the independent registered public accounting firm in 2015 were pre-approved by the Audit Committee, and therefore no services were approved after the services were rendered pursuant to the “de minimis” exception established by the SEC for the provision of non-audit services.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2016.

ITEM 5
ADVISORY RESOLUTION TO APPROVE
EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, a resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Link executive compensation with the achievement of overall corporate goals,

•	Encourage and reward superior performance, and

•	Assist the Company in attracting, motivating and retaining talented executives.

Our Compensation Committee supports a pay-for-performance approach to executive compensation, coupled with the key objectives set forth above. Our executive compensation program has a number of features designed to promote these objectives and is designed to motivate our executives to successfully manage and grow our business. Some of the key features of our current executive compensation program include:

•
Performance Focus and Multi-Year Performance Metric. The executive compensation program consists of annual grants of restricted stock (with the value of grant determined based on the achievement of a financial goal over the prior fiscal year) and options that vest over time and a grant of performance-based restricted stock that vests based on achievement of a three-year cumulative financial goal that is subject to adjustment based on the Company’s total stockholder return (“TSR”) over the three-year period. The performance-based restricted stock grant provides for:

◦	A three-year, cumulative revenue goal in order to align executive compensation with long-term stockholder value; and

◦
A measure of stockholder return, whereby the shares earned, if any, as a result of the Company’s Achievement of the revenue goal will be positively or negatively adjusted based on the Company’s three-year TSR relative to the three-year TSR of the companies included within the Russell 1000 index, in order to align executive compensation with long-term stockholder returns.

•
Distinct Performance Metrics for the Annual and Long-Term Incentive Plans. The annual awards of cash incentives and restricted stock are based on distinct earnings metrics. Further, the three-year performance-based restricted stock awards are based on a separate and distinct revenue metric.

•
Equity Grant Values Evaluated Against Peer Companies. The Compensation Committee generally strives to set target equity award values within +/- 15% of the median peer values to avoid potential payouts that could be multiple times higher than the median of the executives’ respective peers.

We believe that stockholders’ interests are further served by other executive compensation-related practices and policies that we have adopted:

•	We do not have guaranteed minimum payment levels for executives’ cash incentives or performance-based equity awards.

•	We do not provide material perquisites to our executive officers.

•	We do not have the ability to reprice options without stockholder approval.

•	Our executive officers and directors are subject to rigorous stock ownership policies, which require them to own no less than a minimum value of Company common stock.

•	We have a clawback policy that allows the Company to recover incentive awards from executives in certain circumstances if the Company has to restate its financial results.

•
Our Compensation Committee regularly retains an independent compensation consultant to advise the Compensation Committee on evolving best practices on executive compensation and with respect to the Company’s compensation peer group.

•	We seek and value stockholder feedback on our executive compensation program.

Many of the current program features are a result of the Company proactively reaching out to stockholders to discuss the Company’s executive compensation program. In response to those discussions, in early 2014 the Compensation

Committee implemented and approved the long-term performance component within the current executive compensation program, distinct financial metrics on which the annual awards of cash incentives and restricted stock awards are based, the performance goal used to determine the value of the three-year performance-based restricted stock awards, the executive stock ownership policy and the clawback policy. In 2015, the Company continued to proactively reach out to stockholders to discuss the Company’s executive compensation program. The Company spoke with stockholders holding approximately 90% of the outstanding common stock of the Company, including the top 20 stockholders, which hold approximately 66% of the outstanding common stock of the Company. In conversations between the Company and these stockholders during 2015, in addition to expressing positive views regarding the Company’s management team and TSR, these stockholders expressed their approval of the executive compensation program.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing in the sections titled “Executive Compensation Tables and Discussion” and “Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table” in this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of CoStar Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The Company provided its stockholders a “say-on-pay” advisory vote to approve its executive compensation in 2015. At the 2015 Annual Meeting, approximately 97% of the votes cast were for approval of the “say-on-pay” advisory vote. The Compensation Committee believes these results demonstrate that our stockholders support our compensation approach. We retained these executive performance-based compensation programs throughout 2015 and continue to maintain performance-based executive compensation programs in 2016.

At our annual meeting of stockholders held on June 2, 2011, our stockholders voted to adopt the recommendation of our Board to vote on the say-on-pay proposal every year at our annual meeting. As a result, we expect to continue to submit our say-on-pay proposal to our stockholders at each annual meeting. We expect to ask our stockholders to vote on a proposal regarding the frequency of the vote on the say-on-pay proposal at our 2017 Annual Meeting, as required by the Dodd-Frank Act.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

OTHER MATTERS

We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will, unless otherwise specified in the proxy, vote on it as they think best in their discretion.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2017 ANNUAL MEETING

A stockholder who intends to introduce a proposal for consideration at our 2017 Annual Meeting of Stockholders may seek to have that proposal and a statement in support of the proposal included in our Proxy Statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Exchange Act. Additionally, in order to be eligible for inclusion in our Proxy Statement, the stockholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than December 26, 2016, and must satisfy the other requirements of Rule 14a-8. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our Proxy Statement.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our Proxy Statement pursuant to Rule 14a-8. Our Amended and Restated Bylaws provide that any such proposals or nominations must be submitted to us not later than the close of business on the 75th day and not earlier than the close of business on the 105th day before the first anniversary date of the preceding year’s annual meeting. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company. Accordingly, stockholders who wish to nominate persons for election as directors or bring forth other proposals outside of Rule 14a-8 at the 2017 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before the close of business on March 26, 2017, but no sooner than the close of business on February 24, 2017. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock as required by the Company’s Amended and Restated Bylaws. Stockholder proposals or nominations not meeting these requirements will not be entertained at the 2017 Annual Meeting.

ADDITIONAL INFORMATION
CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board, on the recommendation of the Nominating & Corporate Governance Committee, has adopted the Company’s Principles of Corporate Governance to assist the Board in carrying out its responsibilities and to set forth the Board’s current views with respect to selected corporate governance matters considered to be of significance to our stockholders. The Company’s Principles of Corporate Governance direct our Board’s actions with respect to, among other things, Board composition, director membership criteria, composition of the Board’s standing committees, and the Board’s performance evaluations. The Company’s Principles of Corporate Governance can be found on the “Investors” section of the Company’s corporate website at http://www.costargroup.com/investors/governance.

Identifying and Evaluating Nominees

The Nominating & Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board, officers and employees of CoStar, and other sources that the Nominating & Corporate Governance Committee deems appropriate. The Nominating & Corporate Governance Committee will also consider Board nominees suggested by stockholders, subject to such recommendations being submitted during the period and including the required information specified in CoStar’s Amended and Restated Bylaws for stockholders to nominate directors, as described under “Stockholder Proposals and Nominations for Directors for the 2017 Annual Meeting” above. The Company may require any proposed nominee to furnish other information as reasonably required to determine eligibility to serve as a director of the Company, including information regarding the proposed nominee’s independence.

When evaluating nominees for director, the Nominating & Corporate Governance Committee considers, among other things, an individual’s business experience and skills, background, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. When considering a director standing for reelection as a nominee, in addition to the attributes described above, the Nominating & Corporate Governance Committee also considers that individual’s past contribution and future commitment to CoStar. The Nominating & Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. The Nominating & Corporate Governance Committee evaluates candidates within the context of the perceived needs of the Board as a whole, so that the members of the Board collectively will possess the necessary skills, experience and background. While the Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity, the Nominating & Corporate Governance Committee believes that it is important that Board members represent diverse viewpoints. There is no difference in the manner by which the Nominating & Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Board Leadership Structure

Currently, an independent director, Mr. Klein, serves as Chairman of the Board and a separate director, Mr. Florance, serves as Chief Executive Officer. Mr. Klein has served on the Company’s Board of Directors since inception and is well positioned to serve as Chairman of the Board. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board at the particular time. The Board has determined that this leadership structure, under which the roles of Chairman and CEO are separate and an independent director serves as Chairman, currently is in the best interest of the Company’s stockholders. This structure provides a greater role for the independent directors in the oversight of the Company and in setting agendas and establishing Board priorities and procedures. In addition, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Independent Directors and Executive Sessions

CoStar’s Board has determined that Messrs. Klein, Glosserman, Haber, Hill, Nassetta, and Steinberg and Ms. Kaplan are each independent as defined under Rule 5605(a)(2) of the NASDAQ listing rules. As part of the Board’s determination of each member’s independence, the Board was presented with information regarding Mr. Klein’s position as Chairman of the Shakespeare Theatre Company, a non-profit organization, and Mr. Hill’s position on the board of trustees of the Shakespeare Theatre Company. The Company expensed contributions to The Shakespeare Theatre Company of $55,000 in each of 2013 and 2014 and $118,000 in 2015. In addition, in 2015, the Company paid approximately $37,000 to The Shakespeare Theatre Company for promotional and hospitality services promoting the Company’s Apartments.com and CoStar services, as well as season-long benefits, which aggregate amount is less than one percent of the consolidated gross annual revenues of The Shakespeare Theatre Company.  In addition, the Board considered that Messrs. Glosserman and Nassetta each serve as executive officers of companies that subscribe to the Company’s services and that in each case the payments to the Company were less than one percent of the consolidated gross annual revenues of the Company in each of the last three fiscal years. Further, the Board considered that the services provided to those companies by the Company are on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

The independent directors of the Board of Directors meet in regularly scheduled executive sessions, which are typically run by the Chairman of the Board, Mr. Klein. In 2015, the independent directors met in executive session at one quarter of the regularly scheduled meetings of the Board of Directors (one time).

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management at CoStar. This risk oversight function is administered both through the full Board and through individual Board Committees that are tasked by the Board with oversight of specific risks, as described below.

Companies face a variety of risks, including macro-economic risks, such as inflation, economic downturns, or recession; business-specific risks related to strategic position, operations, financial structure, legal and regulatory compliance and corporate governance; and event-specific risks, such as natural disasters or wars. The Company believes that an effective risk management system will:

•	Timely identify the material risks that the Company faces,

•	Communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee,

•	Implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and

•	Integrate risk management into Company decision-making.

The Board believes that our leadership structure, discussed under “Board Leadership Structure” above, supports the risk oversight function of the Board. We have an independent director serving as Chairman of the Board and a separate director serving as Chief Executive Officer. In addition, independent directors chair and serve on the various committees involved with risk oversight.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Management is responsible for identifying risk and risk controls related to significant business activities and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk.

The Board implements its risk oversight responsibilities by having management, typically the Chief Financial Officer or General Counsel, provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to control risk if and when appropriate. When appropriate, other members of management will provide information to the Board or one of its committees with respect to a specific area of potential risk and how the Company manages or seeks to control the identified risk. In some cases, as with risks related to product or service acceptance, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. In other cases, a Board Committee is responsible for oversight of specific risk topics, in which case management meets directly with the Board Committee. For example, the Audit Committee oversees issues related to internal control over financial reporting and issues related to the Company’s risk tolerance in cash-management investments, and the Compensation Committee oversees risks related to compensation plans and programs, as discussed in greater detail below. The Company’s Audit Committee meets regularly and the Compensation and Nominating & Corporate Governance Committees meet at least annually, and each Committee reports back to the full Board. The Board also works with the Company’s management to assess, analyze and address the most likely areas of future risk for the Company.

Risk Assessment in Compensation Programs

We have assessed the Company’s compensation programs. Management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations encourage or create undesired or unintentional risk of a material nature. This risk assessment process included:

•	A review of CoStar’s compensation programs, policies and practices;

•	Program analysis to identify risk and risk control related to the programs; and

•	Determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward and risk control.

Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. The Company supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit, except that sales personnel are also eligible to receive sales commissions depending upon performance. Programs may differ by country due to variations in local laws and customs.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Stockholder Communications with the Board
Stockholders may communicate with our Board by sending written correspondence to CoStar Group, Inc., Attention: Corporate Secretary, 1331 L Street N.W., Washington, DC 20005. Such communications will be opened by the Corporate Secretary. A copy of the contents will be made and retained by the Corporate Secretary and the contents will be promptly forwarded to the Chairman of the Nominating & Corporate Governance Committee and, if addressed to a particular committee or Board member, to that committee’s Chairman or the particular Board member. The Corporate Secretary together with the Chairman of the Nominating & Corporate Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating & Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board, individual directors or other appropriate body.

Policy Regarding Attendance at Annual Meetings
CoStar Group encourages, but does not require, directors to attend the Annual Meetings of Stockholders. In 2015, one director attended the Annual Meeting of Stockholders.
BOARD MEETINGS AND COMMITTEES

In accordance with applicable Delaware law and the Company’s Amended and Restated Bylaws, the business and affairs of the Company are managed under the direction of its Board. The Board, which is elected by the Company’s stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects, advises and monitors the performance of the Company’s senior management team, which is charged with the conduct of the Company’s business. The Board has established certain standing committees to assist it in fulfilling its responsibilities as described below.

During 2015, the Board of Directors held four meetings. During 2015, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by each committee of the Board on which the director served, during the period in which the director so served.

Board Committees
The Board has Audit, Compensation and Nominating & Corporate Governance committees. The following table sets forth the composition of each of our Board committees as of the date of this Proxy Statement as well as the number of meetings held by each committee in 2015.

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Michael R. Klein		X*	X
Andrew C. Florance
Michael J. Glosserman	X		X
Warren H. Haber	X
John W. Hill	X*
Laura Cox Kaplan
Christopher J. Nassetta		X	X*
David J. Steinberg	X
Number of Meetings	4	2	2
___________

*Chairman of the Committee

Audit Committee.  The Board has determined that each of the current members of our Audit Committee is independent as defined under Rule 5605(a)(2) of the NASDAQ listing rules. In addition, the Board has determined that Audit Committee members Haber, Hill, Glosserman and Steinberg are “audit committee financial experts,” as defined by regulations promulgated by the SEC, based on, among other things, the experience, qualifications and skills described above under “Item 1 – Election of Directors – Nominees’ Business Experience, Qualifications and Directorships.” The Audit Committee’s responsibility is to assist the Board in fulfilling its oversight responsibilities as to accounting policies, internal controls, audit activities and reporting practices of the Company. The Audit Committee is also responsible for producing the report of the Audit Committee for inclusion in the Company’s Proxy Statement. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

Compensation Committee.  The Board has determined that each of the current members of our Compensation Committee is independent as defined under Rule 5605(a)(2) of the NASDAQ listing rules. The Compensation Committee operates under a written charter adopted by the Board and reviewed annually by the Compensation Committee.

The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Company’s executive officers and directors, as well as to oversee production of the Compensation Committee report on executive compensation for inclusion in the Company’s Proxy Statement. The Compensation Committee’s authority and responsibilities include:

•
Overseeing the Company’s compensation structure, policies and programs for executive officers and assessing whether the compensation structure establishes appropriate incentives for the executive officers;

•
Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers of the Company, evaluating those executive officers’ performance in light of their goals and setting their compensation levels based on the Compensation Committee’s evaluation and, with respect to the other executives, the recommendations of the CEO and CFO;

•	Approving stock options and other stock incentive awards for executive officers;

•	Reviewing and approving the design of benefit plans pertaining to executive officers;

•	Reviewing and recommending employment agreements for executive officers;

•	Approving, amending or modifying the terms of any compensation or benefit plan that does not require stockholder approval;

•	Reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board; and

•
Reviewing and discussing with management the Company’s compensation discussion and analysis and related disclosures required to be included in the Company’s annual report and proxy statement, recommending to the Board whether the compensation discussion and analysis should be included in the annual report and proxy statement, and overseeing publication of an annual executive compensation report in the Company’s annual report and proxy statement.

In addition, the Board has designated the Compensation Committee as the Administrator of the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”), the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), the Company’s 2011 Incentive Bonus Plan, the Company’s 2016 Stock Incentive Plan and the Company’s 2016 Cash Incentive Plan. The Compensation Committee may delegate its duties or responsibilities to a subcommittee of the Compensation Committee, and it has authority to retain and to direct management to retain outside advisors and experts that it determines appropriate to assist with performance of its functions.

Our Chief Executive Officer and Chief Financial Officer make recommendations to the Compensation Committee for each element of compensation awarded to executives, but the Compensation Committee must approve each element of (and any changes to) executive compensation. Periodically, the Compensation Committee also retains independent compensation consulting firms to assist it in gathering market data and to provide it with information about trends in compensation among comparable companies, determined based on factors such as market capitalization, annual revenues, service offerings, and potential competition for talent or business. The Compensation Committee retained Towers Watson (now known as Willis Towers Watson) in early 2015 and again in late 2015, and utilized the findings from its studies in connection with the Company’s executive compensation decisions for 2015 and 2016, as discussed below in the section titled “Compensation Discussion and Analysis” of this Proxy Statement. Willis Towers Watson reported directly to the Compensation Committee through its chair and, at the direction of the Compensation Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to executive officer compensation. In future years, the Compensation Committee may at its discretion retain Willis Towers Watson (or another consulting firm) to update or perform new studies to be used in connection with its executive compensation decisions.

Our Compensation Committee has reviewed an assessment of the independence of, and any potential conflicts of interest raised by, Willis Towers Watson’s work for the Compensation Committee by considering the following six factors (i) the provision of other services to us by Willis Towers Watson; (ii) the amount of fees received from us by Willis Towers Watson, as a percentage of the total revenue of Willis Towers Watson; (iii) the policies and procedures of Willis Towers Watson that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Willis Towers Watson consultant with a member of the Compensation Committee; (v) any Company stock owned by the Willis Towers Watson consultant; and (vi) any business or personal relationship of the Willis Towers Watson consultant or Willis Towers Watson with any of our executive officers, and concluded that Willis Towers Watson is independent and there are no such conflicts of interest.

Nominating & Corporate Governance Committee.  The Board has determined that each of the current members of our Nominating & Corporate Governance Committee is independent as defined under Rule 5605(a)(2) of the NASDAQ listing rules. The purpose of the Nominating & Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board director candidates to be nominated for election at the Annual Meeting of Stockholders and perform a leadership role in shaping the Company’s corporate governance. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board and reviewed annually by the Nominating & Corporate Governance Committee.

All of the charters for the Company’s Board committees are available in the “Investors” section of the Company’s corporate website at http://www.costargroup.com/investors/governance.
REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for 2015. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

By the Audit Committee
of the Board of Directors

John W. Hill, Chairman
Warren H. Haber
Michael J. Glosserman
David J. Steinberg

DIRECTOR COMPENSATION

The Compensation Committee of the Board annually reviews director compensation for service on the Board and for service on any Board committees and recommends director compensation and any changes to such compensation to the Board for approval. The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee. Non-employee director compensation for 2015, which remained unchanged from the non-employee director compensation for 2014, is set out below. Directors who are also employees of the Company do not receive any compensation for service on the Board in addition to their regular employee compensation.

Annual Cash Retainers(1)
Board Members (other than Chairman)	$50,000
Chairman of the Board	$120,000
Annual Equity Awards(2)
Board Members (including Chairman)	$175,000
Audit Committee Chairman	$30,000
Compensation Committee Chairman	$15,000
Nominating & Corporate Governance Committee Chairman	$15,000
Audit Committee Member	$15,000
Compensation Committee Member	$8,000
Nominating & Corporate Governance Committee Member	$6,000

(1)	The Company reimburses all directors for reasonable travel and out-of-pocket expenses incurred in connection with their duties as directors, including attendance at meetings.

(2)
Annual equity awards are granted on the date of the first regular Board meeting following the date of the annual meeting of stockholders, are payable in the form of restricted stock, are valued at the grant date, and vest in equal, annual installments over a 4-year period from the date of grant as long as the director is still serving on our Board on the respective vesting date. The number of shares of restricted stock granted pursuant to each such restricted stock grant to the directors is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.

Pursuant to the Company’s 2007 Plan and related award agreements, upon a change of control, all restrictions on stock grants will lapse. For more detailed information, see “Change of Control Provisions under the Company’s 1998 and 2007 Plans” in the section titled “Potential Payments Upon Termination or Change of Control” in this Proxy Statement. In addition, under the 2007 Plan, recipients of restricted stock are entitled to receive dividends and other distributions, if any, paid with respect to the common stock. The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.
DIRECTOR STOCK OWNERSHIP POLICY

The Compensation Committee adopted stock ownership requirements for the Company’s non-employee directors as set forth in the Company’s Director Stock Ownership Policy. Each non-employee director is required to own shares of the Company’s common stock with a value equal to five times the annual, standard director cash retainer. The current directors have until December 31, 2018 to meet the ownership requirement.

Director Compensation Table for Fiscal Year 2015

The following Director Compensation table shows the compensation we paid in 2015 to our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Michael R. Klein, Chairman	$120,000	$196,016	$316,016
Michael J. Glosserman	$50,000	$196,016	$246,016
Warren H. Haber	$50,000	$190,162	$240,162
John W. Hill	$50,000	$205,063	$255,063
Christopher J. Nassetta	$50,000	$198,145	$248,145
David J. Steinberg	$50,000	$190,162	$240,162
__________

(1)	This column shows the amount of cash compensation earned in 2015 for Board and Committee service.

(2)
This column shows the aggregate grant date fair value of shares of restricted stock granted in 2015 to each non-employee director, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, “Compensation – Stock Compensation”. Each non-employee director received one grant of restricted stock on September 9, 2015 for his service on the Board and any committees, as applicable. Generally, the grant date fair value is the amount the Company expenses in its financial statements over the awards’ vesting period and is based on the closing price of our common stock on the date of grant, which was $177.39 on September 9, 2015.

The following table shows the number of shares of restricted stock granted to each non-employee director during 2015, as well as the aggregate number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2015.

Name	Number of Shares of Restricted Stock Granted 9/9/15	Aggregate Shares of Unvested Restricted Stock Held as of 12/31/15
Michael R. Klein, Chairman	1,105	2,882
Michael J. Glosserman	1,105	2,882
Warren H. Haber	1,072	2,848
John W. Hill	1,156	3,003
Christopher J. Nassetta	1,117	2,910
David J. Steinberg	1,072	2,803

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table lists our current executive officers and key employees:

Name	Age(1)	Years of Service(2)	Position
Andrew C. Florance*	52	29	Chief Executive Officer, President and Director
Scott T. Wheeler*	52	1	Chief Financial Officer
Francis A. Carchedi*	58	17(3)	Executive Vice President, Corporate Development
Matthew F. W. Linnington*	47	2	Executive Vice President of Sales
Jonathan M. Coleman	51	16	General Counsel and Secretary
Frederick G. Saint	50	17(4)	President, Apartments.com
Frank A. Simuro	49	17	Chief Technology Officer
Rebecca Carr	52	1	Chief Marketing Officer
Giles R. Newman	53	4	Managing Director, CoStar UK Limited
Lisa C. Ruggles	49	17	Senior Vice President, Portfolio Research
Cameron C. Stewart	40	11(4)	President, LoopNet
Donna G. Tanenbaum	56	4	Vice President, Human Resources
____________

*    Executive Officer as defined by the Securities Exchange Act of 1934, as amended

(1)	Age determined as of June 1, 2016.

(2)	Years of service include the current year of service.

(3)	Includes all years of service with the Company, although not consecutive.

(4)	Includes years of service with acquired companies.

Biographical information about Mr. Florance appears above under “Item 1 — Election of Directors.” Biographical information about each of the other individuals in the table appears below.

Scott T. Wheeler, our Chief Financial Officer, joined the Company in January 2016. Prior to his appointment as Chief Financial Officer, from 2006 until January 2016, Mr. Wheeler served in various roles with Experian, a global information services company. From 2013 until January 2016, Mr. Wheeler served as Chief Financial Officer – Experian North America and Global Technology Services. Experian North America is a regional business group with $2.5 billion in sales across four business segments and twelve operating units. Prior to this, Mr. Wheeler held various positions in addition to his role as Chief Financial Officer – Experian North America, including Director – SalesShare and Innovation from 2008 to 2012 and Chief Financial Officer of Experian’s Central and South American operations from 2006 to 2007. Mr. Wheeler came to CoStar with 30 years of financial and leadership experience, including four years with Avery Dennison Corporation, a producer of pressure-sensitive labeling, retail tag and ticketing systems; six years with General Electric Company; and ten years with Deloitte & Touche, LLP. He received a B.A. in Business Administration with Accounting concentration from University of Washington, Seattle.

Francis (Frank) A. Carchedi, our Executive Vice President of Corporate Development, returned to the Company in June 2009, having served as our Chief Financial Officer and Treasurer from May 1997 through June 2007.  From 2009 until his appointment as Executive Vice President of Operations in early 2013, Mr. Carchedi served as Vice President of Corporate Development. He was subsequently appointed Executive Vice President of Corporate Development in early 2016. From 2008 to 2009, Mr. Carchedi was Chief Financial Officer of Avectra, Inc., a provider of enterprise and software as a service (SAAS)-based software and services.  From 1995 to 1997, he was with ITC Learning Corporation, a publicly held publisher and distributor of multi-media training products, where he served as Vice President, Treasurer and Chief Financial Officer. Prior to that, Mr. Carchedi was with Ernst & Young, LLP for ten years, most recently as a consultant in the firm’s New York-based Mergers and Acquisitions Group and Entrepreneurial Services Group in Washington, DC.  He received a B.S. in accounting from Wake Forest University.

Matthew (Max) F. W. Linnington, our Executive Vice President of Sales, joined us in June 2014. In 2014, prior to joining CoStar, he served as Vice President of Sales for Scivantage, a financial technology firm, and prior to that he was the Founder and Managing Director at SpeedBird Ventures UK Ltd., a private investment firm, from 2012 to 2014. Mr. Linnington served in various roles at Bloomberg LP from 1995 to 2012, including his most recent roles as Regional

Head, Emerging Markets from 2008 to 2012, where he led expansion of Bloomberg’s operations in Africa, the Middle East and South Asia, and as Senior Vice President, Sales and Marketing for Bloomberg LP Americas from 2001 to 2008. Mr. Linnington received a B.A. Hons degree in Financial Services from the University of West England.

Jonathan M. Coleman, our General Counsel and Secretary, joined us in May 2000 as Deputy General Counsel. He has served as General Counsel and Secretary since July 2005. From October 1996 to May 2000, Mr. Coleman was a Trial Attorney with the U.S. Department of Justice’s Civil Division. Prior to that, Mr. Coleman was an associate at Fried, Frank, Harris, Shriver & Jacobson, where he practiced commercial litigation. Mr. Coleman received a B.A. in economics and public policy studies from Dickinson College and his J.D. from George Washington University.

Frederick (Fred) G. Saint, the President of Apartments, LLC (doing business as Apartments.com), a network of online apartment listing websites and a wholly owned subsidiary of the Company, is responsible for Apartments.com’s product, marketing and business development. Mr. Saint joined the Company as a result of the Company’s acquisition of LoopNet in 2012. He had previously joined LoopNet as President of Cityfeet and Vice President of LoopNet Business Development in August 2007 upon the acquisition of Cityfeet, where he served as Chief Executive Officer from January 2004 to August 2007.  Mr. Saint received a B.S. in business administration from Wake Forest University and an M.B.A. in finance and real estate from the Wharton School at University of Pennsylvania.

Frank A. Simuro, our Chief Technology Officer, joined the Company in December 1999 as Director of Information Systems. He served as Senior Vice President of Information Systems from May 2005 to January 2008 and was promoted to Chief Information Officer in January 2008. Most recently, in March 2015, Mr. Simuro was promoted to Chief Technology Officer. Prior to joining CoStar, Mr. Simuro was Director of Data Warehousing at GRC International (“GRC”). Prior to GRC, Mr. Simuro was a technology consultant specializing in operational efficiency and database technologies. Mr. Simuro received a M.S. in information systems from George Washington University and a B.A. in computer science from State University of New York — Geneseo.

Rebecca (Becky) Carr, our Chief Marketing Officer, joined the Company in May 2015. Ms. Carr came to the Company with over 25 years of global sales and marketing leadership experience in Fortune 500 companies.  Prior to joining the Company, Ms. Carr was the Chief Marketing Officer at Savvis from March 2013 to May 2015; Chief Marketing Officer at Foxwoods Resort & Casino from September 2011 to January 2013; and Vice President of Global Marketing at Verizon and MCI from 2003 through 2011.  She spent 22 years at MCI/Verizon, starting in sales and ultimately leading the global marketing organization.  She received a B.A from William Smith College in Geneva, New York.

Giles R. Newman, the Managing Director of our U.K. subsidiary, CoStar UK Limited, is responsible for our European operations, which include CoStar Suite, CoStar Focus and our French subsidiary, Grecam.  Mr. Newman joined us in December 2012.  Mr. Newman previously served as Group Sales Director at Informa, a knowledge and information company, from January 2011 to September 2012, for various business lines including Lloyd's List.  Prior to that, Mr. Newman was Global Vice President of Sales and Marketing for a substantial division of Thomson Reuters, a media and information company, from August 2004 to December 2010.  In addition to his recent experience, Mr. Newman has held senior roles in a number of established and early stage technology and information businesses. Mr. Newman received a BSc in pure mathematics and statistics from The University of Exeter.

Lisa C. Ruggles, our Senior Vice President, Portfolio Research, joined the Company in November 1999 as a Field Research Photographer. Since joining the Company, Ms. Ruggles has served in various roles of increasing responsibility, including Field Research Operations Manager from 2000 to 2006, Director of Field Research from 2006 to 2009, Senior Director of Field Research from 2009 to 2011, and Vice President of Field Research from 2011 until her appointment as Senior Vice President of Portfolio Research in early 2016.  During her tenure, she launched CoStar’s research coverage of numerous markets throughout the United States, facilitating the Company’s national expansion, and led the launch of research coverage in Toronto, Canada and the United Kingdom. Ms. Ruggles received a B.A. in Photography from Savannah College of Art and Design.

Cameron C. Stewart, the President of LoopNet, a wholly owned subsidiary of the Company that we acquired in 2012, is responsible for products, marketing, business development and revenue within CoStar Group’s commercial real estate marketplace businesses, including LoopNet, CityFeet and Showcase.  Mr. Stewart joined the Company as a result of the Company’s acquisition of LoopNet in 2012. Prior to being appointed to his current role in early 2016, Mr. Stewart was the General Manager of CoStar Group’s Land vertical overseeing LandsofAmerica and LandAndFarm from June 2014 to January 2016. Prior to that he served in various roles with the Company and LoopNet, including General Manager, LandAndFarm.com from January 2013 to June 2014; Senior Business Line Manager, LandAndFarm.com from December 2010 to December 2012; and Senior Marketing Manager, LoopNet from January 2006 to February

2011. Mr. Stewart received a B.A. in economics from Trinity College and his MBA from the Haas School of Business at the University of California Berkeley.

Donna G. Tanenbaum, Vice President of Human Resources, is responsible for leading the organization’s efforts to acquire, develop, and retain the talent capabilities needed to meet the Company’s strategic growth plans.  Ms. Tanenbaum joined us in December 2012.  Previously Ms. Tanenbaum served as Vice President of Human Resources at Curtiss-Wright Flow Control, a $1 billion business segment of Curtiss-Wright Corporation, an engineering and manufacturing company, from April 2005 to December 2012, where she was responsible for all human resources activities for 3500 employees in the US and globally.  Ms. Tanenbaum received a B.S. in human development from Cornell University and a Master of Education, with an emphasis in organizational behavior, from the Harvard Graduate School of Education.

STOCK OWNERSHIP INFORMATION

The following table provides certain information regarding the beneficial ownership of our common stock as of April 1, 2016, unless otherwise noted, by:

•	The individuals listed in the Summary Compensation Table in this Proxy Statement (whom we refer to collectively in this Proxy Statement as the “named executive officers”);

•	Each of our directors and director nominees;

•
Each person we know to be the beneficial owner of more than 5% of our outstanding common stock (based upon Schedule 13D and Schedule 13G filings with the SEC, which can be reviewed for further information on each such beneficial owner’s holdings); and

•	All of our current executive officers and current directors as a group.

Name and Address(1)	Shares Beneficially Owned(1)	Percentage of Outstanding Shares(1)
Michael R. Klein(2)	329,543	1.01%
Andrew C. Florance(3)	379,799	1.16%
Scott T. Wheeler(4)	12,770	*
Brian J. Radecki(5)	8,366	*
Scott L. Yinger(6)	5,694	*
Francis A. Carchedi(7)	56,311	*
Matthew F. W. Linnington (8)	24,781	*
Michael J. Glosserman(9)	12,232	*
Warren H. Haber(10)	125,008	*
John W. Hill(11)	4,425	*
Laura Cox Kaplan	0	*
Christopher J. Nassetta(12)	25,475	*
David J. Steinberg(13)	4,947	*
Baron Capital Group, Inc. and related entities and person(14)	2,875,266	8.85%
Janus Capital Management(15)	1,865,473	5.74%
The Vanguard Group(16)	2,091,573	6.44%
Wellington Management Group LLP(17)	3,058,832	9.41%
All current executive officers and directors as a group (11 persons)(18)	975,291	2.98%
____________

(1)
Unless otherwise noted, each listed person’s address is c/o CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of shares, as well as the right to acquire beneficial ownership within 60 days of April 1, 2016, through the exercise of an option or otherwise. Except as indicated in the footnotes to the table and to the extent authority is shared by spouses under applicable law, we believe that the persons named in the table have sole voting and dispositive power with respect to their reported shares of common stock. The use of * indicates ownership of less than 1%. As of April 1, 2016, the Company had 32,500,289 shares of common stock outstanding.

(2)	Includes 2,882 shares of restricted stock that are subject to vesting restrictions.

(3)	Includes 215,219 shares issuable upon options exercisable within 60 days of April 1, 2016, as well as 67,754 shares of restricted stock that are subject to vesting restrictions.

(4)	Consists of 12,770 shares of restricted stock that are subject to vesting restrictions.

(5)	Consists of 8,366 shares issuable upon options exercisable within 60 days of April 1, 2016.

(6)	Includes 3,908 shares of restricted stock that are subject to vesting restrictions.

(7)	Includes 32,333 shares issuable upon options exercisable within 60 days of April 1, 2016, as well as 18,014 shares of restricted stock that are subject to vesting restrictions.

(8)	Includes 2,400 shares issuable upon options exercisable within 60 days of April 1, 2016, as well as 20,010 shares of restricted stock that are subject to vesting restrictions.

(9)	Includes 2,882 shares of restricted stock that are subject to vesting restrictions.

(10)
Includes 6,000 shares held by Mr. Haber’s spouse and excludes 25,880 shares held by Mr. Haber’s adult sons for which Mr. Haber disclaims beneficial ownership. Also includes 2,848 shares of restricted stock that are subject to vesting restrictions.

(11)	Includes 3,003 shares of restricted stock that are subject to vesting restrictions

(12)	Includes 2,910 shares of restricted stock that are subject to vesting restrictions.

(13)	Includes 2,803 shares of restricted stock that are subject to vesting restrictions.

(14)
Number of shares beneficially owned is as of December 31, 2015 and is based on a Schedule 13G/A filed by Baron Capital Group, Inc. (“BCG”), BAMCO INC. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron on February 16, 2016. BCG and Ronald Baron both had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 2,669,266 shares, and shared dispositive power with respect to 2,875,266 shares. BAMCO had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 2,402,445 shares, and shared dispositive power with respect to 2,608,445 shares. BCM had sole voting and sole dispositive power with respect to no shares, shared voting and shared dispositive power with respect to 266,821 shares. BAMCO and BCM are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. The address of the reporting persons is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(15)
Number of shares beneficially owned is as of December 31, 2015 and is based on a Schedule 13G filed by Janus Capital Management on February 16, 2016. The reporting person had sole voting and sole dispositive power with respect to 1,844,073 shares, and shared voting and shared dispositive power with respect to 21,400 shares. The address of the reporting person is 151 Detroit Street, Denver, CO 80206.

(16)
Number of shares beneficially owned is as of December 31, 2015 and is based on a Schedule 13G/A filed by The Vanguard Group on February 10, 2016. The reporting person had sole voting power with respect to 23,819 shares, shared voting power with respect to 1,900 shares, sole dispositive power with respect to 2,067,787 shares, and shared dispositive power with respect to 23,786 shares. The address of the reporting person is 100 Vanguard Boulevard, Malvern, PA 19355.

(17)
Number of shares beneficially owned is as of December 31, 2015 and is based on a Schedule 13G filed by Wellington Management Group LLP (“Management Group”), Wellington Group Holdings LLP (“Holdings”), Wellington Investment Advisors Holdings LLP (“IA Holdings”), and Wellington Management Company LLP (“Management Company”) on February 11, 2016. Management Group, Holdings and IA Holdings had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 2,484,410 shares, and shared dispositive power with respect to 3,058,832 shares. Management Company had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 2,406,562 shares and shared dispositive power with respect to 2,855,787 shares. Management Group is the parent holding company of certain holding companies. IA Holdings controls directly or indirectly Management Company. IA Holdings is owned by Holdings, and Holdings is owned by Management Group. The address of the reporting persons is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(18)
Includes 249,952 shares issuable upon options exercisable within 60 days of April 1, 2016, as well as 135,876 shares of restricted stock that are subject to vesting restrictions. The number of all current executive officers and directors as a group does not include Brian J. Radecki or Scott L. Yinger.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to the Company’s equity compensation plans approved by security holders. The Company does not have any equity compensation plans not approved by security holders. The information in this table is as of April 1, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	465,250(2)	$131.15(3)	955,656(4)
Equity compensation plans not approved by security holders	—	—	—
__________

(1)
Consists of the following plans: the 1998 Plan, the 2007 Plan and the Company’s Employee Stock Purchase Plan. The Company’s 1998 Plan and the Company’s 2007 Plan provide for various types of awards, including options and restricted stock grants. In April 2007, the Company’s Board of Directors adopted the 2007 Plan, subject to stockholder approval, which was obtained on June 7, 2007. The 2007 Plan was amended in June 2010, June 2011 and June 2012. Stockholders approved these amendments on June 2, 2010, June 2, 2011, and June 5, 2012, respectively. All shares of common stock that were authorized for issuance under the 1998 Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan. The 1998 Plan continues to govern unexercised and unexpired awards issued under the 1998 Plan prior to June 7, 2007. The Employee Stock Purchase Plan was adopted by the Board of Directors on April 17, 2006, and approved by the Company’s stockholders on June 8, 2006. The Employee Stock Purchase Plan was later amended by the Board of Directors on July 1, 2006, January 1, 2010, and April 6, 2015. The first two amendments to the Employee Stock Purchase Plan approved on July 1, 2006 and January 1, 2010, were ministerial in nature and were not subject to stockholder approval. On April 6, 2015, the Board of Directors approved the amended and restated Employee Stock Purchase Plan to increase the number of shares authorized for issuance under that plan. The Amended and Restated Employee Stock Purchase Plan was approved by the Company’s stockholders on June 3, 2015.

(2)
Includes 307 shares of common stock subject to restricted stock unit awards that vest over time. The actual number of shares issued with respect to these awards depends on whether the vesting conditions are met.

(3)	Does not include restricted stock unit awards.

(4)
Includes 104,029 shares of common stock available for future issuance under the Company’s stockholder-approved Employee Stock Purchase Plan, which amount includes 455 shares subject to purchase during the then-current purchase period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Klein and Nassetta, each a non-employee director, served on the Compensation Committee during fiscal year 2015. Mr. Klein serves as the Chairman of the Board of the Company. None of the members of the Compensation Committee during fiscal year 2015 were officers or employees of the Company or any of its subsidiaries during or prior to fiscal year 2015. During 2015, none of the Company’s executive officers served as a director or compensation committee member of any entity with an executive officer or director who served as a director or Compensation Committee member of the Company.
COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2016 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

By the Compensation Committee
of the Board of Directors

Michael R. Klein, Chairman
Christopher J. Nassetta

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes CoStar’s executive compensation program for 2015, important changes made in early 2014 and maintained in 2015 that were implemented to respond to stockholders’ concerns raised in connection with the “say-on-pay” vote in 2013, and the goals that drive the design of the program. Our Compensation Committee is responsible for reviewing our executive compensation program and for reviewing and approving the compensation arrangements for our executive officers.

Our “named executive officers” or “NEOs” are the executive officers who are included in the Summary Compensation Table in this Proxy Statement. They include the following current officers:

Name	Title
Andrew C. Florance	Chief Executive Officer, President and Founder
Francis A. Carchedi	Executive Vice President of Corporate Development
Matthew F.W. Linnington	Executive Vice President of Sales

Under applicable SEC rules, our named executive officers for 2015 also include Brian J. Radecki, who served as our Chief Financial Officer in 2015 until he resigned in August 2015, and Mr. Yinger, who served as Interim Chief Financial Officer for the remainder of 2015 and until the appointment of Mr. Wheeler as Chief Financial Officer in 2016.

EXECUTIVE SUMMARY
BUSINESS OVERVIEW

CoStar Group (“CoStar”) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Headquartered in Washington, D.C., CoStar maintains offices throughout the U.S. and in Europe and Toronto with a staff of approximately 2,600 worldwide, including the industry's largest professional research organization. CoStar has five flagship brands – CoStar, LoopNet, Apartments.com, BizBuySell and LandsofAmerica.

The Company entered the apartment rental listings industry with its acquisition of Apartments.com in April 2014, combining CoStar’s leading multifamily data and extensive online marketplace experience with the substantial brand, sales force and online apartment marketplace experience of Apartments.com. There are an estimated 110 million renters in the U.S. spending just under half a trillion dollars a year on rent. The market is growing rapidly with renters increasing their spend by $100 billion since 2010. This represents one of the largest consumer segments in the U.S.

CoStar found that the apartments industry was poorly served by apartment listings service providers, who supplied only the listings that property owners paid to advertise, returned results that typically did not match a renter’s search criteria and did not show whether a rental was actually available. Subsequent to the acquisition of Apartments.com, CoStar took steps it felt were necessary to succeed and thrive in the apartment rental listings industry, including improving the apartment renter experience by investing in Apartments.com and designing an industry leading website, which provides actual rental availabilities and rents, as well as software tools to help renters find apartments that meet their needs. CoStar utilized over 1,000 researchers who collected and verified information and visited and photographed over 400,000 properties prior to re-launching Apartments.com in February 2015. CoStar believes that the new Apartments.com site provides renters with a vastly superior search experience and creates the opportunity for the Company to capture a significant share of the apartment renter audience. Ultimately, CoStar believes that apartment owners and managers prefer to advertise on the most heavily trafficked apartment website and that they have a need for quality information to position their properties and analytic solutions to understand critical market dynamics.

To support and promote the new site to the rental audience and increase the likelihood of achieving the Company’s long range earnings goal for the apartments listings sector, in March 2015 the Company embarked on a consumer marketing campaign to promote Apartments.com that was unprecedented in the industry, complete with national advertising. Specifically, in 2015 CoStar made an incremental marketing investment of $80 million above the Apartments.com 2014 annualized marketing spend from the close of the acquisition through the end of 2014. The Company launched the largest consumer marketing campaign in the multifamily industry and reinforced that media campaign by what CoStar believes to be the most aggressive search engine marketing program in the industry.

The investments the Company made in Apartments.com resulted in an almost immediate increase in brand awareness, traffic and user engagement with the site.  Apartments.com was recognized by all four of the leading independent authorities on internet traffic measurements as the most trafficked apartment rentals site in March 2015. An independent study conducted by J. Turner Research in summer 2015 which was published in September 2015 found that Apartments.com was the number one website used by renters to find an apartment.

Building on this success with Apartments.com, CoStar Group acquired Apartment Finder in June 2015, providing additional scale in terms of customers and revenue. CoStar Group subsequently re-launched the Apartment Finder website after a complete site rebuild, thereby providing a customer alternative and a network of sites in order to provide advertisers the widest possible reach to find people looking for apartment homes. To drive additional customer traffic to the new website, the Company also increased the search engine marketing budget for Apartment Finder. In addition to these investments, CoStar’s management team took steps to reduce costs and improve profitability.

CoStar Group further expanded its network of sites in late 2015 through a strategic partnership with Move, Inc., whereby Apartments.com is the exclusive provider of listings in apartment communities with 50 units or more to websites owned and operated by News Corp. subsidiary Move, Inc. The agreement is designed to increase traffic across the Company’s and Move’s rental sites with the goal of enabling more leads, faster responses and increased revenue opportunities.

As described above, in 2015 the Company’s existing management team focused on building the premier marketplace for renting an apartment in the United States and on integrating CoStar, Apartments.com and Apartment Finder in order to drive additional revenue growth and achieve sustainable long-term earnings growth, while continuing to grow the Company’s core information business. Over the past year, the Company and its management team have met significant challenges and have made significant investments in order to continue to succeed and increase its market position in the apartment listings field. The management team executed the Company’s plans and integrated both acquisitions exceptionally well. According to comScore, Apartments.com had more visitor traffic in 2015 than any other apartment rental website.

Since re-launching Apartments.com in February 2015, the site’s brand awareness and usage intention doubled by the end of 2015. In 2015, the marketing campaign generated over 7.9 billion impressions on television, digital media, out-of-home, radio and social media, reaching millions of potential renters and demonstrating to multifamily property managers and owners that the Company is serious about building and maintaining the premier go-to-site for the multifamily industry. During the fourth quarter of 2015, Apartments.com also achieved the leading position among apartment listings websites as measured by unique visitors, total visits, total page views, total time on site, average time on site, lowest bounce rate, consumer engagement, un-aided awareness, search engine optimization, search engine marketing, and number of apartment buildings offered.

In 2015, the Company’s target financial metrics in its operating plan (including the executive officers’ financial targets for their annual cash incentive and annual restricted stock awards) and financial guidance provided to investors were lower than what was achieved in 2014 due to the investments discussed above. However, as a result of the Company’s success creating an improved consumer experience, achieving increased brand recognition and integrating the acquired entities, as well as cost management efforts implemented in 2015, earnings results for 2015 were higher than expected. Revenue from Apartments.com was up approximately 30% year-over-year in the fourth quarter of 2015. The Company generated approximately $20 million in net new subscription sales of information services from March 2015 through December 2015 mostly as a result of cross selling to apartment marketplace clients and prospects, including property managers and owners. The Company’s EBITDA more than doubled from the third quarter to the fourth quarter of 2015, while EBITDA margin for the fourth quarter of 2015 expanded to 29%. In 2015, we generated over $100 million in high incremental margin net new sales on annual contracts, the most in CoStar’s history, which represents an increase of 59% over 2014 sales of $63 million. We expect that these annual contracts will renew at extremely high rates for many years to come, creating an annuity that adds to the return on the Company’s 2015 marketing investment.

The Company believes that the investments in Apartments.com and Apartment Finder in 2015 provide a strong platform for future revenue growth and are additive to the consistent double-digit revenue growth contribution from its core business. The Company also expects that the success of its integration and cost management efforts will deliver continued profit improvements in 2016.

As part of its investor outreach, CoStar Group’s management has regularly communicated its expansion plans and associated investments into the Apartments sector and the sale of CoStar information and analytics services to property managers and owners. These communications were made consistently throughout the year through quarterly press releases and conference calls that were recorded and made available on the Company’s website, and hundreds of meetings and presentations at over 25 investor conferences across the United States, Canada and the United Kingdom. The Company has also clearly communicated and discussed with investors the acquisition of Apartments.com, the subsequent launch of the marketing campaign, the 2015 acquisition of Apartment Finder and the re-launch of the improved ApartmentFinder.com website, as well as the expected effect on its financial guidance. The Company has also consistently communicated with investors the opportunity for strong revenue growth and expanding profit margins in the years following the significant initial investments discussed above.
EXECUTIVE COMPENSATION PLAN AND PERFORMANCE HIGHLIGHTS

CoStar Group’s executive compensation program is designed to hold our executives accountable for corporate results over the short and long term, and to reward them for successful execution. As a result, a substantial portion of our executives’ overall compensation is tied to performance. The charts below illustrate the percentage of 2015 compensation (based on target award opportunities) that was performance-based, including cash incentives, restricted stock, the value of which was determined based on performance in the prior fiscal year (2014), long-term performance shares and options, and the percentage that is fixed, consisting of base salary. For purposes of this illustration we have excluded Mr. Yinger because he was not an executive officer at the time of the annual grants of cash incentives, restricted stock and options in March 2015.

The Compensation Committee links executive compensation to the attainment of challenging goals. Cash compensation includes payments under our annual cash incentive plan that are based on Company performance relative to operational goals as well as individual performance. Equity-based compensation is used to align executive compensation with the long-term interests of our stockholders, including a focus on increasing the Company’s total stockholder return (TSR) both on an absolute and a relative basis.

Over the past three calendar years, the Company’s TSR was 131%. In comparison, the TSR for the Russell 1000 Index (to which the Company is compared for purposes of the named executive officers’ long-term performance shares) total return was 58.5% over the same time period. The Company was added to the Russell 1000 index in 2014.
2015 Variable Compensation Drivers and Outcomes

Both annual and long-term incentives are based on measurable and objective performance metrics. The following summarizes Company-wide performance targets against actual 2015 performance for certain key financial metrics. The Company’s executive compensation for 2015 performance reflects the investments made in Apartments.com and Apartment Finder as well as our financial and operational results. The Company’s achievement of outstanding earnings results in 2015 resulted in the executive officers achieving 200% credit for the adjusted EBITDA and non-GAAP net income goals tied to their annual cash and stock incentive awards, respectively.

Incentive Plan Metrics Used to Assess Performance in 2015

Plan	Financial Metric	2015 Target	2015 Actual	2015 Achievement	2014 Actual
Annual Cash Incentive Plan	Adjusted EBITDA*	$109.8 million	$135.6 million	Exceeded	$188.5 million
Annual Restricted Stock Award Based on Prior Year Performance (which we refer to as “annual performance-based restricted stock”)	Non-GAAP Net Income*	$50.4 million	$65.9 million	Exceeded	$101.0 million
Long-Term Performance-Based Restricted Stock	Revenue	Not disclosed	$712 million	NA	$576 million
* Definitions for EBITDA, adjusted EBITDA and non-GAAP net income can be found in the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2016. A reconciliation of the EBITDA, adjusted EBITDA and non-GAAP net income numbers discussed above to their respective GAAP basis results can be found in Appendix C. Adjusted EBITDA and non-GAAP net income are also defined below under the subsections titled “Annual Cash Incentive Program” and “Equity Incentive Plan” within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.

We are not disclosing the 3-year cumulative revenue target for the long-term performance shares for competitive reasons.

Setting Challenging Targets Based on Market Conditions and Corporate Strategy
Targets for annual incentive and annual restricted stock awards based on prior year performance were set based on the Company’s operating plan and growth expectations, which include strategic investments in our Apartments.com business, the acquisition of Apartment Finder, and the extensive consumer marketing campaign (discussed above under “Business Overview”), as well as expected acquisition integration costs, subscription sales and market conditions. Upon entering into the apartment rental listings space, the Company was faced with a competitive and rapidly changing industry, but also with the opportunity to reinvent its listings services to more effectively compete with competitors’ aging business models, while continuing to operate and grow its core information business.
The Company understood the significant challenges and risks it faced for 2015 as it entered the apartment rental listings space. In an effort to ensure that the Company’s services would lead the industry, management undertook significant initiatives to rebuild and integrate the Apartments.com and Apartment Finder listing sites in a short time frame; collect content necessary to improve the renter’s search experience; change the business model to list paid and unpaid content; and train the Company’s existing sales force to sell the new services and cross-sell the new and existing services. Management set aggressive timeframes within which the development team was asked to rebuild and integrate the sites across multiple platforms and our researchers were asked to collect content to significantly improve the renter’s search experience and drive brand loyalty. It was uncertain whether these goals could be accomplished by the time the Apartments.com site was slated to be re-launched. There was also significant uncertainty whether the new business model would be successful. The decision to include paid and unpaid content created the risk that advertisers would opt for free listings or that advertisers would not receive enough incremental exposure over the free listings to justify their investments in paid advertisements. The Company was also faced with the risk that existing advertisers would reconsider their ad spend after the re-launch of the site or that our search engine optimization would fall as a result of the site rebuild. In addition, it was uncertain whether the sales force would timely gain the necessary skills to effectively sell listings under the new business model or whether the efforts to cross-sell information and marketing services in the apartment industry would be successful. Finally, it was uncertain whether the significant consumer marketing investments would drive meaningful gains in site traffic.
The decline in expected adjusted EBITDA and expected non-GAAP net income for 2015 relative to actual adjusted EBITDA and actual non-GAAP net income in 2014 reflects the Company’s expected investments and strategic initiatives in the Apartments.com and Apartment Finder businesses and related marketing campaign and acquisition integration costs, as well as the uncertainty and challenges the Company faced in the apartment rentals industry and in connection with implementation of its new business model for this sector. Absent the incremental marketing investments in the Company’s apartment rentals listings business and the 2015 Apartment Finder acquisition and related acquisition and integration expenses factored into the Company’s 2015 targets, the Company’s adjusted EBITDA and non-GAAP net income targets would have been higher than actual 2014 results. The adjusted EBITDA and non-GAAP net income targets for 2015 were set at levels the Compensation Committee believed were challenging given the Company’s very recent entry into the apartment rental listings industry, the changes and investments management continues to believe are required to succeed in that sector and the challenges the Company is and was facing in order to succeed. The targets were in line with guidance provided to investors by the Company’s management.
As a result of the investments made in the business and the exceptional performance of our strong management team, the Company quickly and efficiently created an improved consumer experience, increased brand awareness and successfully integrated the acquired entities. These efforts resulted in stronger than expected net new subscription sales, which together with management’s focus on operational efficiency and cost reduction and management initiatives implemented in 2015, resulted in stronger than forecasted earnings results. Further, the Company believes that the investments made in 2015 and the success the Company and its management team have achieved as a result have created the opportunity for strong revenue growth and expanding profit margins in the years following those significant initial investments.

Performance for the Year 2015

2015 STOCKHOLDER OUTREACH AND SAY ON PAY RESPONSE
CoStar annually offers stockholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At our annual meeting in June 2015, approximately 97% of the vote cast was voted in favor of the say-on-pay proposal covering our executive compensation program for 2014. As evidenced by this high level of stockholder support for the compensation of the Company’s named executive officers, the Compensation Committee values stockholder feedback and endeavors to respond to stockholders’ concerns. We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, such as executive compensation. Many of the current program features are a result of the Company proactively reaching out to stockholders to discuss the Company’s executive compensation program. In response to previous stockholder discussions, in early 2014 the Committee implemented and approved a long-term performance component within the executive compensation program; distinct financial metrics for the annual awards of cash incentives, performance-based restricted stock and the three-year performance-based restricted stock awards; the executive stock ownership policy; and the clawback policy. In light of the recent changes to the executive compensation program and the extremely high level of stockholder support, the Committee did not make any changes to the executive compensation program directly as a result of the 2015 say-on-pay vote.

2015 INVESTOR OUTREACH
In 2015, the Company continued to proactively reach out to stockholders to discuss the Company’s executive compensation philosophy, goals and plans and to obtain feedback on our executive pay program. The Company spoke with stockholders representing approximately 90% of the Company’s outstanding common stock, including the top 20 stockholders who represent approximately 66% of the Company’s outstanding common stock, to obtain any feedback on executive compensation. The stockholders generally expressed approval of the current executive compensation program.

The Compensation Committee carefully considered feedback the Company received as part of its annual review of our executive compensation program and, accordingly, retained the significant changes we made to our executive compensation program in early 2014. The next page sets out highlights of the design of the current executive compensation program and the Company’s corporate policies.

HIGHLIGHTS OF THE EXECUTIVE COMPENSATION PROGRAM

Purpose	Compensation Program/ Policy
Structure executive compensation program with focus on achievement of Company performance goals.
Equity incentive plan consists of 40% annual performance-based restricted stock (which vest ratably over three years after grant), 40% stock options (which vest ratably over three years after grant), and 20% long-term performance shares (which vest based on achievement of a three-year cumulative revenue goal and are subject to adjustment based on the Company’s total stockholder return over the same period).

Structure executive compensation program to include both long-term and short-term performance goals.
Equity incentive plan includes a three-year performance metric for the long-term performance shares, a one-year performance metric for the annual performance-based restricted stock and our annual incentive plan includes a one-year performance metric for cash incentive awards.

Align executives’ interests with stockholders’ interests.
In order to even more closely align long-term incentives with stockholder results, the equity incentive plan provides for adjustment of the long-term performance shares issued to executives based on the Company’s total stockholder return relative to the Russell 1000 index.

Structure annual and long-term incentive plans, so that payouts are based on different performance metrics.
The executive compensation program utilizes distinct performance metrics as follows:
•    Annual incentive plan – adjusted EBITDA and individual objectives
•    Annual performance-based restricted stock – non-GAAP net income
•    Performance shares – 3-year cumulative revenue goal, adjusted by relative total stockholder return (measured against the Russell 1000 index)

Structure executive compensation to motivate and reward performance and retain executives, but generally keep in line with median peer values.	Aggregate equity compensation granted to executives in 2015 generally targeted within +/15% of the median peer values.
Maintain robust executive compensation corporate governance policies.
The Company has executive and Director stock ownership policies as follows:
•    CEO and President – 6X base salary
•    Other executive officers - 2X base salary
•    Non-employee Directors – 5X annual, standard Director cash retainer
The Company has a clawback policy
The Company maintains Principles of Corporate Governance

EXECUTIVE COMPENSATION PRACTICES
Below we highlight certain executive compensation practices we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices we do not employ because we do not believe they would serve our stockholders’ long-term interests.

What We Do
Pay for Performance. We tie annual pay to objective performance metrics, including our fiscal year 2015 adjusted EBITDA and non-GAAP net income. We tie long-term pay to three-year cumulative revenue and total stockholder return. We ask our independent compensation consultant to evaluate the alignment of pay and performance relative to our peer group.

Total Stockholder Return Metric. Linking executive compensation to stockholder performance is important, therefore the Compensation Committee made relative stockholder return a factor in determining performance share payouts. Further, stock options and performance-based restricted stock are awarded annually, and the value of those awards to the executives is ultimately based on stock price performance.

Executive Stock Ownership Guidelines. Executives are expected to own shares of CoStar common stock with a value equal to at least two to six times base salary, depending on position.

Vesting Period on Equity Awards. Options and annual performance-based restricted stock vest ratably over three years.

Clawback Policy. If a restatement of our financial statements is required due to material non-compliance with financial reporting requirements and the Board determines that cash incentive payments or performance-based equity grants, which were granted or vested based on financial results during the three years prior to the date the restatement is required, would have been lower had they been determined or calculated based on restated results, the Board will, to the extent permitted by governing law, seek to recover the value of such payments made to executive officers whom the Board determines engaged in willful misconduct or gross negligence. The Compensation Committee believes that this policy will lessen any potential for excessive risk-taking.

Target Pay. We generally target each component of pay at +/- 15% of the median of the peer group, except as may otherwise be appropriate to reflect promotions, tenure, new-hire needs, internal pay equity, etc. The Compensation Committee periodically reviews the compensation peer group and makes adjustments, when appropriate, to keep pay practices competitive and in line with investor expectations.

What We Don’t Do
Limited Employment Agreements.  We do not provide our named executive officers, with the exception of the Chief Executive Officer, with employment agreements that provide severance payments, medical or insurance benefits or other perquisites in the event the executive is terminated or resigns. Mr. Linnington, our Executive Vice President of Sales, has employment terms pursuant to an offer letter that provide for a severance payment in the event he is terminated without cause. Mr. Wheeler, our Chief Financial Officer, has employment terms pursuant to an offer letter that provide for a severance payment in the event he is terminated by the Company without cause or he terminates his employment for good reason. A Company-wide severance policy provides minimal severance pay tied to tenure to executives when employment ends and is available generally to all salaried employees.

Limited Golden Parachute Gross-Up. We do not provide a 280G golden parachute excise tax gross up to any executive other than our Chief Executive Officer, who has had the provision in his employment agreement since 1998.

No Minimum Payouts. We do not have guaranteed minimum payment levels for executives’ cash incentives or performance-based equity awards.

No Repricings.  Our stock incentive plans and NASDAQ listing standards prohibit us from repricing options without stockholder approval.

EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

The Company’s Compensation Committee (the “Committee”) is responsible for designing and maintaining the Company’s executive compensation program consistent with the objectives below. The Company’s executive compensation program seeks to:

•	Link executive compensation with the achievement of overall corporate goals

•	Encourage and reward superior performance

•	Maintain competitive compensation levels in order to attract, motivate and retain talented executives

•	Align executives’ interests with those of the Company’s stockholders

Accordingly, executive compensation is structured so that a significant portion of compensation paid to named executive officers is directly related to the Company’s short-term and long-term performance, thereby aligning the interests of named executive officers with those of the Company’s stockholders. For example, as discussed below, a significant portion of the named executive officers’ opportunities under the Company’s cash incentive and equity compensation programs is tied to the Company’s achievement of earnings and revenue growth objectives. The annual incentives paid to each of our named executive officers vary with individual performance and annual corporate financial results. The Committee also recognizes that the market for executives in the commercial real estate information and online marketplace services industry is highly competitive, and therefore seeks to provide a competitive total compensation package so that the Company may maintain its leadership position in this industry by attracting, retaining, and motivating executives capable of enhancing stockholder value.

DETERMINING EXECUTIVE COMPENSATION

The Committee annually establishes and reviews all forms of direct compensation, including base salaries, annual incentive bonuses, and both the terms and types of equity awards, for the Company’s named executive officers as well as other officers of the Company. As part of the compensation review process, the Committee annually reviews and approves each element and the mix of compensation that comprises each named executive officer’s total compensation package. Our independent compensation consulting firm and Chief Executive Officer make recommendations to the Committee for each element of compensation awarded to named executive officers (including establishment of individual and corporate financial goals), but the Committee must approve each element of (and any changes to) a named executive officer’s compensation. The Committee may consider a number of factors in establishing or revising each named executive officer’s total compensation, including individual performance, the Company’s financial performance, external market and peer group practices, current compensation arrangements, internal pay equity considerations and long-term potential to enhance stockholder value. Particular factors considered by the Committee with respect to each element of executive compensation are discussed below.
EXECUTIVE COMPENSATION
Periodically the Committee retains independent compensation consulting firms (historically Towers Watson, now known as Willis Towers Watson) to assist it in gathering comparison data and to provide it with information about trends in compensation among comparable companies based on factors such as market capitalization, annual revenues, earnings, service offerings, number of employees, business model, and potential competition for talent or business. The Committee believes that comparing the compensation of each of the Company’s named executive officers with executives in comparable positions at these peer companies supports the Committee’s goal that the total compensation provided to the Company’s named executive officers be set at an appropriate level to attract, reward and retain top performers over the long term. In general, the Committee currently believes that compensation is competitive if it falls within +/- 15% of the median levels of peer company data provided by its compensation consultant, as discussed below. Where peer company data is not available, the Committee reviews individual responsibility and performance, prior compensation, external market and competitive practices (including available general industry executive compensation data), and internal pay equity considerations when setting an executive officer’s compensation.

The Committee assesses each element of the compensation program within the whole, however, and may target certain elements of executive compensation at different levels (i.e. higher or lower than +/- 15% of the median levels of peer companies) depending on the Company’s current goals, individual achievement and internal pay equity considerations, as discussed in more detail below. Changes to different elements may result in total target compensation being higher or lower than +/- 15% of the median levels of the peer company data.

The Committee engaged Willis Towers Watson in early 2015 to review and revise the Company’s competitive peer group and to update its review and competitive assessment of the Company’s executive compensation program based on the updated peer group and in light of the Company’s completed acquisition of Apartments.com. The Committee engaged Willis Towers Watson again in late 2015 to review and revise the Company’s competitive peer group and to update its review and competitive assessment of the Company’s executive compensation program based on the updated peer group and in light of the Company’s completed acquisition of Apartment Finder. The Committee’s decisions regarding executive compensation for 2015, including executives’ long-term incentive or equity compensation for 2015, were based on Willis Towers Watson’s recommendations resulting from both its early 2015 and late 2015 engagements.

Willis Towers Watson reported directly to the Committee through its chair when performing the executive compensation studies and, at the direction of the Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to named executive officer compensation. In the future, the Committee plans at its discretion to retain Willis Towers Watson or another consulting firm from time to time to update or perform new studies to be used in connection with its executive compensation decisions.

The following is the list of peer companies selected and approved by the Committee in early 2015, based upon the recommendation of Willis Towers Watson from its early 2015 study, as comparable to the Company in terms of size (including revenues, earnings and market capitalization), business model and financial performance, with secondary consideration given to peer companies selected by proxy advisors. Willis Towers Watson’s recommended peer companies culminated from review of peer companies included in the Internet Software & Services GICS code (including peer companies used previously and peers selected by proxy advisors), to which size screening criteria were applied. Willis Towers Watson screened these peers by considering companies with revenue, net income, EBITDA, market cap and/or number of employees between .5x and 2.5x of CoStar’s. The potential peer list was further refined based on the number of criteria met through the size screening and the business model or focus (business analytics software products and services). After its review, Towers Watson recommended removing and replacing two companies from the Company’s previous peer group who were acquired. Within the selected peer group, the Company fell near the 55th percentile in terms of revenues, 65th percentile in terms of earnings and 90th percentile in terms of market capitalization.

• Advent Software, Inc.	• Qlik Technologies, Inc.
• athenahealth, Inc.	• RealPage, Inc.
• CommVault Systems, Inc.	• Solera Holdings Inc.
• comScore Inc.	• The Ultimate Software Group, Inc.
• Dealertrack Technologies, Inc.	• VeriSign, Inc.
• Fair Isaac Corp.	• Web.com Group, Inc.
• NetSuite Inc.	• WebMD Health Corp.
• NeuStar Inc.

In addition to the proxy statement data from the peer group above, the early 2015 Willis Towers Watson study also considered general industry executive compensation data from Mercer’s 2014 Executive Compensation Survey and high technology industry data from Towers Watson’s 2014 executive compensation database, aged to March 1, 2015 using a 3% update factor and, in the case of Towers Watson’s data, size-adjusted based on CoStar’s estimated annual revenues. The Company was not made aware of the names of the companies included in either the general industry executive compensation data or in the high technology industry data. Where available for the competitive analysis, Willis Towers Watson created blended market data using a 75% weighting for proxy data and a 25% weighting for published survey data. Further, where available, the Committee utilized the peer company data (including the blended market data where available) as the primary competitive benchmark when evaluating the executives’ compensation, including base salaries, cash incentives, and long-term equity incentive awards, as the peer company data reflects companies that are believed to be more similar to CoStar in terms of size, business model and financial performance. In those cases where peer data was unavailable, the Committee took into account individual responsibility and performance, previous cash compensation and equity awards to the respective named executive officers, external market and competitive practices (including available industry executive compensation data), as well as internal pay equity considerations.

In connection with its engagement in late 2015 and its recommendations with respect to executives’ 2016 compensation, including equity grants awarded in 2016 for 2015 performance and options and performance share awards granted in 2016, Willis Towers Watson recommended an updated peer group of 17 companies similar to the Company in terms of size (including revenues, earnings, assets and market capitalization), employee headcount, and business model. The following is the list of peer companies selected and approved based upon the recommendation of Willis Towers Watson as comparable to the Company. Within the selected peer group, the Company fell near the 41st percentile in terms of revenues (including Apartment Finder annualized revenue), 44th percentile in terms of earnings, 56th percentile in terms of assets, and 61st percentile in terms of market capitalization (based on a 12-month average).

• athenahealth, Inc.	• ServiceNow, Inc.
• CommVault Systems, Inc.	• Solera Holdings Inc.
• CoreLogic, Inc.	• The Advisory Board Company
• Fair Isaac Corp.	• The Ultimate Software Group, Inc.
• FactSet Research Systems Inc.	• VeriSign, Inc.
• MSCI Inc.	• Verisk Analytics, Inc.
• NetSuite Inc.	• Workday, Inc.
• Qlik Technologies, Inc.	• Zillow Group, Inc.
• RealPage, Inc.

The late 2015 Willis Towers Watson study also considered high technology industry data from Towers Watson’s 2015 executive compensation database and the Radford 2015 Executive Compensation Survey – Global Tech Custom Cut, as well as general industry executive compensation data from the Mercer 2015 Executive Compensation Survey, in each case aged to March 1, 2016 using a 3% update factor. Survey data from Towers Watson and Mercer were also size-adjusted based on CoStar’s estimated annual revenues. The Company was not made aware of the names of the companies included in either the general industry executive compensation data or in the high technology industry data. Where available for the competitive analysis, Willis Towers Watson created blended market data using a 75% weighting for proxy data and a 25% weighting for published survey data. Further, where available, the Committee utilized the peer company data (including the blended market data where available) as the primary competitive benchmark when evaluating the executives’ compensation as the peer company data reflects companies that are believed to be more similar to CoStar in terms of size, business model and financial performance. In those cases where peer data was unavailable, the Committee took into account individual responsibility and performance, previous compensation awards to the respective named executive officers, external market and competitive practices (including available industry executive compensation data), as well as internal pay equity considerations.

ELEMENTS OF COMPENSATION
Each year, the Committee approves a compensation arrangement for each of its named executive officers that specifies a named executive officer’s (i) base salary, (ii) annual cash bonus potential based on a percentage of base compensation subject to achievement of individual and corporate goals (or commissions in the case of Mr. Linnington), and (iii) equity awards, including the annual performance-based restricted stock that is granted based on achievement of prior year corporate goals and stock options, both of which vest over time and/or in full after a specified period of time, as well as performance-based restricted stock that vests based on achievement of pre-determined, objective goals over a multi-year period. Additionally, our U.S. named executive officers are eligible to receive Company-paid matching contributions to their 401(k) plan accounts, as well as health insurance and other welfare benefits that are generally available to the Company’s U.S. employees.

	Component	Role	How It’s Set/Links to Performance
FIXED	Base Salary	• To provide a stable, reliable monthly income • Set at levels that should comprise a low percentage of total compensation	• Reviewed annually in light of responsibilities, performance, internal pay equity, total compensation, market practices and advice of the Committee’s independent consultant
VARIABLE	Annual Cash Incentive Compensation	• To reward the achievement of annual financial goals and personal performance • Links compensation to performance since award amounts are determined after fiscal year end based on actual results	• Variable based on the Company’s corporate performance and achievement of individual goals for the prior year • Key metric for fiscal 2015: adjusted EBITDA
	Stock Options and Annual Performance-Based Restricted Stock	• To increase alignment with stockholders • To retain executive officers through multi-year vesting
•    For the annual performance-based restricted stock awards: variable and based on the Company’s corporate performance over the prior year; key metric for fiscal 2014 was non-GAAP net income (which determined the value of the awards granted in early 2015) and the key metric for fiscal 2015 is non-GAAP net income (which was used to determine the value of the awards granted in early 2016); and payout range is 0-200% of target award based on achievement.
•    Aligns executive interests with those of stockholders as potential value of awards increases or decreases with stock price
•    Options and annual performance-based restricted stock vest over three-year period

Performance Share Awards
•    To reward achievement of longer-term financial goals
•    To retain executives through three-year vesting period
•    Realized value attributable to three-year revenue growth performance achievement and relative total stockholder return

•    Payout range is 0-200% of target award
•    Vests based on achievement of a three-year cumulative revenue performance goal, subject to adjustment based on TSR
•    Payout based on financial metric (cumulative three-year revenue)
•    Relative total stockholder return can modify the ultimate payout +/-20%

	Other Compensation	• To allow executive officers to participate in other employee benefit plans	• Executives may participate in all other CoStar compensation and benefit programs on the same terms as other employees, such as health and welfare benefit plans and 401(k) Plan

PERFORMANCE MEASURES AND TIME HORIZONS
We use a combination of metrics and time horizons to foster and reward performance. The following chart summarizes the relevant performance measures and time frames used for our variable pay elements.

2015 Base Salaries
Base salaries provide a minimum, fixed level of cash compensation for the named executive officers. Salary levels of the executive officers are reviewed annually by the Committee. In establishing salary levels, the Committee considers each executive’s individual responsibilities and performance, prior base salary and total compensation, the pay levels of similarly situated executives within the Company, market data on base salary and total compensation levels (including Willis Towers Watson peer group and survey data) and current market conditions. The early 2015 Willis Towers Watson study found that the named executive officers’ base salaries were generally in line with the median levels of blended market data, as they fell within +/- 15% of those median levels. Based on the early 2015 Willis Towers Watson study and in recognition of the Committee’s subjective view of their overall individual performance and responsibilities, in March 2015 the Committee determined to increase base salaries for 2015 for the named executive officers to keep them competitive in the marketplace, but also keep them within +/- 15% of the median levels of the blended market data. Mr. Florance’s base salary was increased approximately 6%, Mr. Radecki’s base salary was increased approximately 5%, Mr. Carchedi’s base salary was increased approximately 4%, and Mr. Linnington’s base salary was increased approximately 5%. The named executive officers increased base salaries are all within approximately +/- 15% of the median levels of the blended market data as reflected in the early 2015 Willis Towers Watson study.

DECISION SUPPORT
As the Committee made its compensation decisions in early 2015, it took into account that 85% of the CoStar stockholders who voted on the advisory vote on executive compensation at the 2014 Annual Meeting of stockholders had voted in favor of approving the Company’s executive compensation, and concluded after discussions with stockholders that these voting results suggested that the stockholders generally supported the Committee’s approach.
The named executive officers salaries were set by the Committee effective as of March 5, 2015, with the exception of Mr. Yinger, who was appointed Interim Chief Financial Officer as of August 3, 2015. Effective as of his appointment as Interim Chief Financial Officer, the Committee approved an increase to Mr. Yinger’s base salary for so long as he served in that position. As of August 3, 2015, Mr. Yinger’s annual base salary was set at $352,825, which amount is within +/- 15% of the median level of blended market data for the CFO role. The annual base salaries of our named executive officers for 2015 were as follows:

Name	Title	Annual Base Salary
Andrew C. Florance	CEO & President	$695,000
Brian J. Radecki(1)	Former Chief Financial Officer	$395,000
Scott L. Yinger(2)	Interim Chief Financial Officer	$352,825
Francis A. Carchedi	Executive Vice President, Corporate Development	$375,000
Matthew F.W. Linnington	Executive Vice President, Sales	$340,000

(1) Mr. Radecki served as the Company’s CFO until August 3, 2015, at which time he remained an employee of the Company and was compensated at a level commensurate with his position as Executive Vice President.
(2) Reflects Mr. Yinger’s title and salary for the duration of his appointment as Interim CFO commencing August 3, 2015. Upon Mr. Wheeler’s appointment as CFO in January 2016, Mr. Yinger resumed the role of Vice President, Finance at a compensation level commensurate with that position.

2015 Annual Cash Incentive Program
The Committee administers an annual cash incentive program under which the Company’s named executive officers may earn a cash incentive bonus based on a fixed target percentage of base salary during the fiscal year, if individual and corporate performance objectives for the fiscal year are achieved. At the beginning of each year, the Committee establishes individual goals for each named executive officer, other than the Chief Executive Officer, based upon recommendations from our Chief Executive Officer, as well as Company financial goals that apply to all named executive officers that are based upon recommendations from our Chief Executive Officer and our Chief Financial Officer. The Committee determines the target percentages of base pay for each named executive officer based on market and competitive conditions, peer company practices, and internal pay equity considerations. The Committee also determines the weighting of the various individual and Company financial goals, based upon position and functional accountability and responsibility, as well as recommendations from our Chief Executive Officer. The target percentages and weighting of the various individual and Company financial goals may vary among the named executive officers and are subject to change from year to year. The Committee seeks to establish performance goals that are challenging but realistic given the expected operating environment at the time they are established. These performance goals are intended to focus named executive officers on achieving the Company’s financial and operating goals. After the completion of each year, the Committee reviews individual and Company performance to determine the extent to which the goals were achieved and the actual cash bonuses to be paid to the named executive officers.

In the Committee’s view, the use of annual performance-based cash incentive bonuses creates a direct link between executive compensation and individual and corporate performance. Therefore, the annual performance-based cash incentive bonus is generally divided into two components, one tied to corporate performance and one tied to individual performance. As discussed in greater detail below, the Committee sets a threshold, target and maximum award for the corporate performance objectives. Accordingly, the annual cash incentive plan provides each named executive officer with the potential to earn awards up to two times the amount of their target award value for exceptional performance as measured against metrics and goals, each of which is discussed below. If the maximum is achieved, the named executive officers receive 200% credit for the corporate performance portion of the award. If the target is achieved, the named executive officers receive 100% credit for the corporate performance portion of the award. If the threshold level of corporate performance is not reached, the executive officer does not receive any amount in respect of that portion of the award. Achievement of the individual performance goals are subjective and executives can receive between 0 and 200% credit for that portion of the award.

The Committee reviewed 2015 target and maximum award values (as a percentage of base salary) in March 2015 for all named executive officers except Mr. Yinger who was not an executive officer at that time. The Committee left unchanged Mr. Florance’s, Mr. Radecki’s and Mr. Carchedi’s target and maximum award values for 2015 based upon their individual responsibilities, competitive practices and internal pay equity considerations. Mr. Florance’s, Mr. Radecki’s, and Mr. Carchedi’s 2015 target award values remained generally aligned with market common practice (within +/- 15% of the median levels of the blended market data in the early 2015 Willis Towers Watson study). The Committee revised Mr. Linnington’s cash incentive plan to a commission-based plan in early 2015, consistent with market practice for his position, and therefore his cash incentive for 2015 is based solely on his commission plan. Mr. Linnington’s commission plan emphasizes and bases the potential payouts on sales of the Company’s information and marketplace services. The Committee determined that Mr. Linnington’s potential commission payments balance out his overall compensation package, and therefore, Mr. Linnington was not eligible for a cash incentive award in 2015 apart from the commission plan. The following table shows each named executive officer’s fiscal 2015 potential cash incentive award values at threshold, target and maximum, expressed as a percentage of his base salary.

Name	Title	Threshold (50% of target)	Target	Maximum (200% of target)
Andrew C. Florance	CEO & President	50.0%	100.0%	200.0%
Brian J. Radecki	Former CFO	32.5%	65.0%	130.0%
Scott L. Yinger(1)	Interim CFO	—	—	—
Francis A. Carchedi	Executive Vice President, Corporate Development	30.0%	60.0%	120.0%
Matthew F.W. Linnington(2)	Executive Vice President, Sales	—	—	—

(1)
Mr. Yinger was not an executive officer when the 2015 executive cash incentive plan was approved by the Committee and did not participate in the executive cash incentive plan in 2015. Mr. Yinger remained subject to the cash incentive plan approved by his manager prior to his appointment as Interim CFO, pursuant to which he was entitled to earn up to 45% of his base pay subject to achievement of individual, subjective goals.

(2)	Mr. Linnington’s incentive cash compensation opportunity for 2015 consists entirely of potential commission payments based on achievement of Company-based performance objectives described below.

Pursuant to the cash incentive program, each named executive officer may earn an incentive bonus equal to, greater than or less than the target percentage of his base salary depending on whether the individual and the Company achieve the specified performance objectives. These objectives include individual qualitative performance goals (except for Mr. Florance), as well as Company-wide financial goals. As noted in the table above, Mr. Yinger did not participate in the 2015 executive cash incentive plan. Mr. Yinger remained subject to the cash incentive plan approved for him by his manager prior to his appointment as Interim Chief Financial Officer. The Compensation Committee approved a Company-wide financial goal for the executive cash incentive plan based on the Company’s achievement of adjusted EBITDA included in the Company’s 2015 Operating Plan, which is a distinct metric from the non-GAAP net income goal used for the annual performance-based restricted stock awards within the executive compensation program. The adjusted EBITDA goal for 2015 reflects the Company’s expected investments and strategic initiatives in the Apartments.com and Apartment Finder businesses, related marketing campaign and acquisition integration costs, as well as the uncertainty and challenges the Company faced in the apartment rentals industry and in connection with implementation of its new business model for this sector. The adjusted EBITDA target for 2015 was set at a level the Compensation Committee believed was challenging given the Company’s very recent entry into the apartment rental listings industry, the changes and investments believed to be required to succeed in that sector and the challenges the Company was and is facing in order to succeed.

Adjusted EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization, stock-based compensation expense, acquisition-related and integration-related costs, restructuring charges and related costs and settlements and impairments incurred outside our ordinary course of business. Adjustments made in 2015 are identified in the reconciliation of adjusted EBITDA to its GAAP-basis result, in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 24, 2016. The Committee determined that adjusted EBITDA is a good measure of stockholder value and use of this metric (which differs from the metrics used for the performance-based stock grants) avoids any potential for duplicative payouts to the named executive officers for the same areas of performance.

2015 Annual Cash Incentive Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric (Revised)	Threshold Goal	Target Goal	Maximum Goal	2015 Actual
Adjusted EBITDA	$87.8	$109.8	$120.7	$135.6
Payout Percentage	50%	100%	200%	200%

(1)
Named executive officers could receive between 0% and 200% credit for the Adjusted EBITDA component of their annual cash incentive award, depending upon actual Adjusted EBITDA achieved in 2015. Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target. The percent credited for the Adjusted EBITDA component of the award (as shown in the table) is then multiplied by the weighting applicable to the respective component of the cash incentive award.

The individual performance goals established for the named executive officers, other than the Chief Executive Officer, at the beginning of 2015 are strategic and leadership goals tailored to the individual’s position and focused on the Company’s strategic initiatives. The individual goals assist the Committee in assessing the named executive officer’s individual performance in key areas that help drive the Company’s operating and financial results. The use of both individual and corporate goals advances the Company’s executive compensation philosophy that individual executives be held accountable for both their own individual performance as well as the Company’s performance. Based on peer data from past compensation consultant studies, which indicate that more commonly the chief executive officer’s annual incentive is tied solely to corporate results, the Committee determined that it is in the best interests of the Company to have our Chief Executive Officer’s annual incentive award based exclusively on the financial performance of the Company.

Performance goals and the weighting given to each may change in the Committee’s discretion from year to year. The measures and the relative weighting of individual and corporate financial performance goals for each of the named executive officers is reviewed by the Committee annually at the beginning of the respective year. The Chief Executive Officer proposes to the Committee for its consideration changes to the measures and the weighting of the performance goals based on the Company’s current strategic initiatives and goals. The weighting of the individual and corporate objectives for the named executive officers for 2015 is shown in the table below.

Individual Performance Goals for 2015 Annual Cash Incentive Awards
The applicable 2015 individual performance goals and percentage of such goals achieved for Mr. Radecki, Mr. Yinger, and Mr. Carchedi are summarized in the table below. The Committee sets aggressive individual performance criteria for annual cash incentive awards that are challenging but realistic to achieve in order to motivate named executive officers to excel and perform at a high level and to focus on overall corporate objectives. The Committee intends to set the individual performance criteria for the annual cash incentive awards such that the relative difficulty of achieving the target level is consistent from year to year.

Name	Title	2015 Individual Goals	% of Goals Achieved
Brian J. Radecki(1)	Former CFO	• Manage the Company’s costs • Facilitate and manage integration of acquired entities and create efficiencies in operations • Monitor and report on financial progress • Effectively communicate with the Company’s investor base and analysts • Monitor debt and compliance with current debt covenants • Manage the Company’s Securities and Exchange Commission filings and the annual audit • Evaluate and facilitate potential acquisitions	—
Scott L. Yinger(2)	Interim CFO	• Manage and develop finance team • Successfully run the forecast and budget process • Support investor relations • Support compensation plan design, including oversight of sales commissions • Facilitate integration of acquired businesses, including testing and controls, commissions and management of costs • Assist with acquisitions	88%
Francis A. Carchedi	Exec. Vice President, Corporate Development	• Materially increase the number of actual apartment rentals available on Apartments.com • Facilitate and manage integration of multifamily and commercial real estate research • Product design and implementation • Facilitate and manage integration of acquired entities • Facilitate integration of verticals • Facilitate improved customer relationships with researchers	118%

(1) Mr. Radecki served as the Company’s CFO until August 3, 2015, at which time he remained an employee of the Company and was compensated at a level commensurate with his position as Executive Vice President. Mr. Radecki did not receive a cash incentive payment for 2015 performance as he no longer served as an executive officer at the end of the fiscal year.

(2) Mr. Yinger was not an executive officer when the 2015 executive cash incentive plan was approved by the Committee and did not participate in the executive cash incentive plan in 2015. For 2015, Mr. Yinger remained subject to the cash incentive plan approved by his manager prior to his appointment as Interim CFO, and the goals set forth in the table above relate to his role as Vice President, Finance.

2015 Performance Against Corporate and Individual Objectives
In March 2016, the Committee assessed the Company’s and each named executive officer’s achievement of the goals and targets for 2015. As a result of the investments made in the business and the exceptional performance of our strong management team, including an improved consumer experience on our apartment rental listings sites, increased brand awareness and successful integration of acquired entities, the Company achieved stronger than expected net new subscription sales, which together with management’s focus on operational efficiency and cost reduction and management initiatives implemented in 2015, resulted in stronger than forecasted earnings results. Information regarding the target percentages of base salary for each named executive officer’s 2015 cash incentive award, percentage of target achieved and actual 2015 cash incentive awards paid to each named executive officer, as well as the weighting of individual and financial performance goals for 2015, are shown in the table below. A description of 2015 performance compared to the corporate and individual goals follows the table.

2015 Annual Cash Incentive Awards

Name	Title	Weighting for Individual Goals	Weighting for Adjusted EBITDA Target	Target as a % of Salary	Percentage of Target Achieved	Actual Award as a % of Salary	Actual Cash Award ($)
Andrew C. Florance(1)	CEO & President	—	100%	100%	200.0%	200.0%	$1,390,000
Brian J. Radecki(2)	Former CFO	50%	50%	65%	—	—	—
Scott L. Yinger(3)	Interim CFO	Not a participant in the annual cash incentive plan in 2015
Francis A. Carchedi(4)	EVP, Corp. Development	50%	50%	60%	159.0%	95.4%	$357,750
Matthew F. W. Linnington (5)	EVP, Sales	Not a participant in the annual cash incentive plan in 2015

(1)	As discussed above, Mr. Florance’s 2015 annual cash incentive award is based solely on corporate performance goals.

(2)
Mr. Radecki’s Company financial goals and individual goals were given equal weight for 2015 similar to 2014, which reflects the Company’s emphasis on achievement of strategic and operational goals targeted to the Company’s growth and integration of acquired entities, as well as overall earnings and Mr. Radecki’s role with respect to the operations of the Company as a whole. Mr. Radecki served as the Company’s CFO until August 3, 2015, at which time he remained an employee of the Company and was compensated at a level commensurate with his position as Executive Vice President. Mr. Radecki did not receive a cash incentive payment for 2015 performance as he no longer served as an executive officer at the end of the fiscal year.

(3)
Mr. Yinger was not an executive officer when the 2015 executive cash incentive plan was approved by the Committee and did not participate in the executive cash incentive plan in 2015. Mr. Yinger remained subject to the cash incentive plan approved by his manager prior to his appointment as Interim CFO, pursuant to which he was entitled to earn up to 45% of his base pay subject to achievement of individual, subjective goals. As a result of achievement of his individual subjective goals, Mr. Yinger received a cash award equal to $116,355 for 2015.

(4)
Mr. Carchedi’s Company financial goals and individual goals were given equal weight for 2015 similar to 2014, which reflects the Company’s emphasis on achievement of strategic and operational goals targeted to the Company’s growth and integration of acquired entities, as well as overall earnings and Mr. Carchedi’s role with respect to the operations of the Company as a whole.

(5)
As indicated above, the Committee determined that Mr. Linnington’s potential commission payments, based on a percentage of the Company’s U.S. net new subscription contracts for information and marketplace services, balance out his overall compensation package, and therefore he is not eligible for a cash incentive award in 2015 apart from the commission plan.

Commission Payments
In 2015, Mr. Linnington was entitled to receive commissions paid quarterly based on a percentage of the Company’s U.S. new subscription contract amounts for its information and marketplace services, net of cancellations. The Committee determined to have Mr. Linnington’s cash incentive for 2015 be based solely on his commission plan to emphasize Company sales and Mr. Linnington’s role with respect to the Company’s sales. Mr. Linnington is not eligible for a cash incentive award in 2015 apart from the commission plan. The Committee determined that Mr. Linnington’s potential commission payments balance out his overall compensation package. The commission payments provide incentive for Mr. Linnington to continue to grow the Company’s business and generate revenues, and the rates of payment are set to provide challenging but achievable goals to motivate Mr. Linnington to maintain his focus on sales of the Company’s subscription-based services, the Company’s primary source of revenue, as well as cross selling the Company’s services. The Company is not disclosing the specific commission rates because they are based on key operational objectives that would signal the Company’s strategic direction and also could be used by competitors to target recruitment of Mr. Linnington. The total commission payment paid to Mr. Linnington for 2015 is shown in the Summary Compensation Table in this Proxy Statement.

Equity Incentive Plan
The Committee has designed the executive equity incentive compensation program with the intent of aligning executive incentives with long-term stockholder value and with a view toward executive retention. The Committee believes that equity-based compensation and executive ownership of the Company’s stock help support the Committee’s goal that the Company’s named executive officers have a continuing stake in the long-term success of the Company.

Each named executive officer is eligible to receive equity awards under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The Committee generally grants time-based restricted stock and/or stock options to each executive when he or she joins the Company or upon promotion to an executive position as an incentive to accept employment and become a member of the Company’s executive team. As set forth in more detail below, the Committee currently also makes annual grants of equity awards as part of the executive compensation program. Over the past few years, those grants have consisted of restricted stock and stock options. In response to, and in support of, stockholders’ belief that a greater portion of the equity awards should be long-term performance awards, commencing in 2014, the Committee enhanced the program so that the restricted stock portion of the annual grants consist of a number of shares of restricted stock determined based on the achievement of the prior year’s non-GAAP net income and is subject to time-based vesting following grant and a performance-based grant of restricted stock which vests based on achievement of a three-year cumulative revenue goal and is subject to adjustment based on the Company’s TSR over the three-year performance period. Under the program, target award values are determined at the time of grant.

The three-year performance shares provide a long-term or multi-year performance measurement encouraging executives to achieve sustained growth and provide a direct link in the long-term incentive plan to long-term revenue growth. The three-year performance shares are subject to adjustment based on the Company’s total stockholder return over the three-year period. The shares earned, if any, as a result of the Company’s three-year revenue relative to the revenue goal will be positively or negatively adjusted based on the Company’s three-year TSR relative to the three-year TSR of the companies included within the Russell 1000 index, in order to tie the value of the equity awards to the Company’s performance and appreciation of the Company’s stock price relative to the performance of other companies within the index. The Committee chose the Russell 1000 index in order to closely align the three-year performance goal with that of the U.S. equity market. The Russell 1000 measures the performance of the large cap segment of the U.S. equity markets and represents approximately 92% of the U.S. market as measured by capitalization. The Committee determined that the Russell 1000 index would provide a comprehensive and unbiased barometer against which to compare the Company’s TSR. The Company is currently included in the Russell 1000 index.

The Committee decided to grant a mix of equity awards because each type of award helps achieve some of the objectives of the executive compensation program.

•
The Committee believes that options have a performance-based element because the option holder realizes value only if the stockholders also realize value – if the price of the Company’s common stock has increased from the grant date at the time the option is exercised.

•	In contrast, restricted stock awards have value when they vest regardless of the stock price, so they have retention value even if the Company’s common stock price declines or stays flat.

•
Grants of performance shares that vest based on achievement of a long-term performance goal also provide a long-term or multi-year performance measurement encouraging executives to achieve sustained growth, increasing executives’ focus on longer-term financial goals and further linking executives’ interests with those of our stockholders.

Stock options motivate executive officers by providing greater potential upside while restricted stock awards promote executive retention, focus executives’ attention on total stockholder return and balance the Company’s compensation program. The Committee believes that the use of multi-year vesting periods for equity awards (for both stock options and restricted stock) emphasizes a longer-term perspective and therefore encourages executive retention. Under the current program, all stock option and restricted stock awards issued to the named executive officers that vest over time are subject to a three-year vesting period from the date of grant.

The value of the annual equity compensation awards granted to our named executive officers is based on a target award dollar amount and varies among named executive officers by position depending upon individual responsibility and performance, external market and peer group practices, internal pay equity considerations, and, with respect to the annual performance-based restricted stock awards, achievement of the performance criteria as described below. Consistent with its determinations for executive compensation generally, the Committee has generally set the aggregate target equity compensation within +/- 15% of the median levels of the peer company data provided by its compensation consultant, where available, but retains discretion to set target award levels based on the considerations set forth above.

Overview of Long-Term Incentive Components

	Stock Options	Performance-Based Restricted Stock	Performance Share Plan
% of Target Value	40%	40%	20%
Grant Determination Process	Target value ranges by position	Target value ranges by position; actual grant set by previous year’s performance	Target value ranges by position
Vesting / Performance Period	3-year vesting		3-year performance cycle with vesting upon achievement and Compensation Committee certification
Performance Goals	N/A	Non-GAAP net income for prior fiscal year; performance scale up to maximum of 200%	Multi-year goals - 3-year cumulative revenue, plus relative total stockholder return kicker (+/- 20% payout modifier)

To illustrate performance periods and grant timing, we have provided an overview:

2013
2014
2015
2016
2017
2018
2019
Performance Based Restricted Stock
2013-2014 Performance Period
2014-2015 Performance Period
2015-2016 Performance Period
Stock Options
Performance Share Plan
2014-2016 Performance Period
2015-2017 Performance Period
2016-2018 Performance Period
First Quarter 2014 2013 Performance Based Restricted Stock Shares Grant; 3-Year Time Vesting Begins
First Quarter 2015 2014 Performance Based Restricted Stock Shares Grant; 3-Year Time Vesting Begins
First Quarter 2016 2015 Performance Based Restricted Stock Shares Grant; 3-Year Time Vesting Begins
First Quarter 2017 2014 Performance Share Plan Award Vesting Upon Achievement and Compensation Committee Certification
First Quarter 2018 2015 Performance Share Plan Award Vesting Upon Achievement and Compensation Committee Certification
First Quarter 2019 2016 Performance Share Plan Award Vesting Upon Achievement and Compensation Committee Certification
First Quarter 2014 2014 Stock Option Grant; 3-Year Time Vesting Begins
First Quarter 2015 2015 Stock Option Grant; 3-Year Time Vesting Begins
First Quarter 2016 2016 Stock Option Grant; 3-Year Time Vesting Begins

Target Equity Incentive Awards Granted in 2015
After review of the executive compensation program in early 2015, the Company’s goals (including linking executive incentives with long-term stockholder value), peer data (where available), previous equity awards to the respective named executive officers, the total mix of compensation for each individual, individual performance and internal pay equity and competitive considerations, with respect to their long-term equity incentives, the Committee determined to increase target award values for Mr. Florance and Mr. Radecki, adjust Mr. Carchedi’s target award value slightly downward to account for internal pay equity while keeping Mr. Carchedi’s total compensation within the competitive range, and set Mr. Linnington’s target award value. Mr. Florance’s and Mr. Radecki’s target award values were increased by approximately 12% and 47%, respectively, in recognition of their responsibilities and performance. Further, the Committee considered the fact that with respect to long-term incentives, the peer data and the survey data in the Willis Towers Watson study were noted to have significant discrepancies, which is believed to be due to the fact the Company’s peer group consists of high-growth, technology companies, whereas the survey companies are generally at a mature stage in their business cycle. The target award values for the peer group were significantly higher than the values from the survey data. As such, the Committee weighed the peer data more heavily when determining the target award values, as that was deemed to be more reflective of the Company’s market position. The target award values for Messrs. Florance, Radecki and Carchedi fall between the 50th and 75th percentile of the blended market data. Mr. Linnington’s target award value falls below the median levels of blended market data and was determined after taking into account Mr. Linnington’s previous equity grant (which was set higher than the median level of blended market data at the time as an incentive for him to accept the Company’s offer of employment), his total mix of compensation and internal pay equity considerations. Mr. Yinger did not participate in the executive long-term equity incentive program.

Based on prior discussions with representative stockholders and prior recommendations received from Willis Towers Watson, the equity program approved by the Committee sets target award values made up of 40% options subject to a three-year vesting term, 40% annual performance-based restricted stock granted based on achievement of annual financial performance objectives and subject to a three-year vesting term, and 20% performance-based restricted stock subject to vesting based on a three-year pre-determined performance objective and adjustment based on achievement of total stockholder return relative to TSR of companies within the Russell 1000. In early 2014, the Committee approved non-GAAP net income included in the Company’s 2014 Operating Plan as the Company-wide financial goal for the annual performance-based restricted stock awards to be granted in 2015. The Committee determined that non-GAAP net income is a relevant measure of the Company’s financial performance and of stockholder value, and use of the metric avoids potential for duplicative payouts under the Company’s cash incentive program to the named executive officers for the same areas of performance. Non-GAAP net income is our GAAP-basis net income (loss) before stock-based compensation expense, acquisition- and integration-related costs, purchase accounting adjustments, restructuring charges and related costs, and settlement and impairment costs as well as purchase amortization and other related costs and an assumed provision for income taxes. Adjustments made with respect to 2014 non-GAAP net income are identified in the reconciliation of non-GAAP net income to its GAAP-basis result in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 26, 2015.

Once the achievement level of the performance target for the annual restricted stock grant and the total amount of that award for each named executive officer has been determined by the Committee, the number of shares of restricted stock actually granted to a named executive officer is determined using the fourth quarter average daily closing price of the Company’s common stock and rounding up to the nearest 100 shares and approved by the Committee. The annual performance-based restricted stock awards vest in equal installments on the first three anniversaries of the date of grant. Similarly, the number of shares of restricted stock granted to a named executive officer with respect to the multi-year performance grant, subject to vesting, is similarly determined using the fourth quarter average daily closing price of the Company’s common stock and rounding up to the nearest 100 shares, as described further under “2015 Multi-Year Performance Shares” below. The grant date of the annual performance-based restricted stock awards and the multi-year performance restricted stock awards is the date that the Committee approves the grants. These awards are granted under our 2007 Plan. Grants of performance-based restricted stock are accounted for using the fair market value of such stock on the date of grant.

The Committee supplements the named executive officers’ annual restricted stock awards with an annual award of stock options. Annual option grants are also based on the target award values determined as of the date of grant and vest pro rata over three years. The value actually awarded to each named executive officer is converted to the number of options based on Willis Towers Watson’s assessed value per option calculated using the Black-Scholes model, and is updated annually. The exercise price for each option is equal to the closing price of the Company’s common stock on the date of grant, which is the date of approval by the Committee.

The Committee approved the following target award values for the annual equity compensation awards, including the performance-based restricted stock awards granted in 2015 for 2014 performance and the annual stock option and multi-year performance restricted stock awards granted in 2015.

Name	Title	Annual Option Target Award Values	Annual Performance-Based Restricted Stock Target Award Values	3-year Performance Stock Target Award Values	Aggregate Annual Target Award Values
Andrew C. Florance	CEO & President	$1,520,000	$1,520,000	$760,000	$3,800,000
Brian J. Radecki	Former CFO	$660,000	$660,000	$330,000	$1,650,000
Scott L. Yinger(1)	Interim CFO	Not a participant in the executive equity incentive program in 2015
Francis A. Carchedi	Exec. Vice President, Corporate Development	$400,000	$400,000	$200,000	$1,000,000
Matthew F. W. Linnington	Exec. Vice President, Sales	$340,000	$340,000	$170,000	$850,000
_____________
(1) Mr. Yinger was not an executive officer when the executive long-term equity incentive awards were granted in 2015.

2014 Performance-Based Restricted Stock Awards Granted in 2015
On March 5, 2015, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of non-GAAP net income for 2014 (the “2014 Performance-Based Stock Awards”). Each named executive officer had the potential to earn up to two times his annual performance-based restricted stock target award value for exceptional performance as measured against the pre-established metrics and goals.

2014 Performance-Based Stock Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric	Threshold Goal	Target Goal	Maximum Goal	2014 Actual
Non-GAAP Net Income	$69.6	$87.0	$95.7	$101.0
Payout Percentage	50%	100%	200%	200%

(1)
Named executive officers could receive between 0% and 200% credit for the non-GAAP net income goal, depending upon actual non-GAAP net income achieved in 2014. Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target.

For 2014 performance, each named executive officer received 200.0% of his target award value. The 2014 Performance-Based Stock Awards were granted on March 5, 2015, and the stock award value earned by each named executive officer is shown in the table below. For additional information, see the Grants of Plan-Based Awards table in this Proxy Statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$3,040,000	18,900
Brian J. Radecki	Former CFO	$1,320,000	8,200
Scott L. Yinger(2)	Interim CFO	—	—
Francis A. Carchedi	Exec. Vice President, Corporate Development	$800,000	5,000
Matthew F. W. Linnington	Exec. Vice President, Sales	$680,000	4,300
_____________

(1)	The number of shares granted is determined by dividing the earned award value by the fourth quarter 2014 average daily price ($161.56), rounded up to the nearest 100 shares.

(2)
Mr. Yinger was not an executive officer when the executive long-term equity incentive awards were granted in March 2015. Mr. Yinger was granted an equity award of 944 shares of restricted stock on May 28, 2015, in connection with the Company’s annual equity grants to managers and key employees. These shares of restricted stock vest in equal, annual installments over four years. The grant date fair value is $200,109.12, computed in accordance with FASB ASC Topic 718 pursuant to SEC rules.

2015 Multi-Year Performance Shares
On March 5, 2015, the Committee awarded the named executive officers shares of restricted stock subject to vesting based on achievement of a three-year cumulative revenue goal and adjustment based on the Company’s achievement of total stockholder return (TSR) relative to TSR of companies within the Russell 1000 over the same three-year period. The Company believes that disclosing the specific revenue goal would cause competitive harm, but believes that achievement of the goal at the target level is attainable but will require significant effort. Each named executive officer has the potential to earn up to two times his three-year performance stock target award value for exceptional performance as measured against the pre-established revenue goal, plus up to an additional 20% based on the Company’s TSR over the same three-year period.

Named executive officers can receive between 0% and 200% credit for the revenue component of their three-year performance stock award, depending on actual, cumulative revenue achieved from January 1, 2015 through December 31, 2017. Credit for performance between threshold (95% of target revenue) and target and between target and maximum (102% of target revenue) are determined by linear interpolation. No credit is given for performance below the threshold and credit is capped at 200% of target. After the number of performance shares is determined based on the cumulative revenue for the three-year period, the TSR modifier may increase or decrease the number of shares earned from +20% to -20%. Shares are reduced by 20% if performance is at or below the threshold (25th percentile). Shares are increased by 20% if performance is at or above the maximum (75th percentile). There is no adjustment to the number of shares at target (50th percentile). Adjustments are made between threshold and target and between target and maximum by linear interpolation.

The maximum number of shares of restricted stock subject to the three-year performance stock grant based on the award values described above was awarded on March 5, 2015, subject to the above-described vesting provisions. The maximum number of shares was calculated by first determining the target number of shares by dividing the target value by the fourth quarter 2014 average daily price ($161.56) and rounding up to the nearest 100 shares, and then multiplying the target number of shares by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment).

The actual number of shares that vest and become non-forfeitable are determined on the vesting date based on the Company’s achievement of the revenue and TSR goals described above. The table below sets forth the maximum three-year performance stock award values and the number of shares of common stock granted to the named executive officers in March 2015.

Name	Title	Maximum 3-year Performance- Stock Award Values(1)	Maximum Shares (#)(2)
Andrew C. Florance	CEO & President	$1,824,000	11,520
Brian J. Radecki	Former CFO	$792,000	5,040
Scott L. Yinger(3)	Interim CFO	—	—
Francis A. Carchedi	Exec. Vice President, Corporate Development	$480,000	3,120
Matthew F. W. Linnington	Exec. Vice President, Sales	$408,000	2,640
_____________

(1)
Calculated by multiplying the target award value by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment). The amounts reported in this table under “3-year Performance Stock Award Values” differ from the grant date fair values for these awards reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table in this Proxy Statement, which are computed in accordance with FASB ASC Topic 718 pursuant to SEC rules.

(2)
The maximum number of shares was determined by dividing the target award value by the fourth quarter 2014 average daily price ($161.56), rounding up to the nearest 100 shares, then multiplying that number by 2 (to take into account the potential for the maximum 200% credit) and the result by 1.2 (to take into account the potential +20% TSR adjustment).

(3)	Mr. Yinger was not an executive officer when the three-year performance stock awards were granted in March 2015.

2015 Stock Option Awards
On March 5, 2015, the Committee awarded the named executive officers stock options. The number of shares of common stock underlying the option awards granted to named executive officers was based on the award values described above. The table below sets forth the option award values and the number of shares of common stock underlying each option award for the option grants to the named executive officers granted in March 2015.

Name	Title	Option Award Values	Shares Underlying Option Awards(1)
Andrew C. Florance	CEO & President	$1,520,000	32,200
Brian J. Radecki	Former CFO	$660,000	14,000
Scott L. Yinger(2)	Interim CFO	—	—
Francis A. Carchedi	Exec. Vice President, Corp. Development	$400,000	8,500
Matthew F. W. Linnington	Exec. Vice President, Sales	$340,000	7,200
_____________

(1)
The number of shares granted is determined by dividing the option award value by Willis Towers Watson’s assessed value per option calculated using the Black-Scholes model, rounded up to the nearest 100 shares. The amounts reported in this table under “Option Award Values” differ from the grant date fair values for these awards reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table in this Proxy Statement.

(2)	Mr. Yinger was not an executive officer when the stock option awards were granted in March 2015.

Target Equity Incentive Awards Granted in 2016

The Committee elected to review the target award values in late 2015 in advance of awarding the annual performance-based restricted stock awards in 2016 for 2015 performance and the annual stock option awards in 2016. After this additional review of the Company’s goals (including linking executive incentives with long-term stockholder value), previous equity awards to the respective named executive officers, the total mix of compensation for each individual, individual performance, internal pay equity and competitive considerations, and taking into account the late 2015 Willis Towers Watson study, the Committee determined to increase target award values for Mr. Florance and Mr. Linnington. Mr. Florance’s and Mr. Linnington’s target award values were increased in recognition of their responsibilities and performance. The target award value for Messrs. Florance and Carchedi were set within +/- 15% of the median blended market data. Mr. Linnington’s target award value falls below the median level of blended market data, and was determined after taking into account Mr. Linnington’s total mix of compensation and internal pay equity considerations.

TARGET EQUITY INCENTIVE AWARDS
Target value of the award components:

•	40% options;

•	40% performance-based restricted stock granted based on achievement of non-GAAP net income performance objectives and subject to a three-year vesting term; and

•
20% performance shares earned based on a three-year cumulative revenue performance objective and adjustment based on achievement of total stockholder return relative to TSR of companies within the Russell 1000.

The chart below sets forth the target award values for the annual equity compensation awards, including the annual stock option awards granted in 2016 that vest ratably over three years, the performance-based restricted stock awards granted in 2016 for achievement of 2015 non-GAAP net income that vest ratably over three years, and the performance-based grant of restricted stock, which vests based on achievement of a three-year cumulative revenue goal and is subject to adjustment based on the Company’s total stockholder return over the same three-year period. The value of performance-based restricted stock ultimately awarded to our named executive officers in early 2016 for 2015 performance was determined based upon achievement of non-GAAP net income as described below. Each named executive officer had the potential to earn up to two times his annual performance-based restricted stock target award value for exceptional performance as measured against the goal.

Name	Title	Annual Option Target Award Values	Annual Performance-Based Restricted Stock Target Award Values	3-year Performance Stock Target Award Values	Aggregate Annual Target Award Values
Andrew C. Florance	CEO & President	$1,800,000	$1,800,000	$900,000	$4,500,000
Brian J. Radecki(1)	Former CFO	Not a participant in the executive equity incentive program in 2016
Scott L. Yinger(2)	Interim CFO	Not a participant in the executive equity incentive program in 2015 or 2016
Francis A. Carchedi	Exec. Vice President, Corp. Development	$400,000	$400,000	$200,000	$1,000,000
Matthew F. W. Linnington	Exec. Vice President, Sales	$440,000	$440,000	$220,000	$1,100,000
_____________

(1)	Mr. Radecki resigned as Chief Financial Officer in 2015, and therefore was not eligible for the equity grants awarded in March 2016.

(2)	Mr. Yinger was not an executive officer in March 2016, and therefore was not eligible for the equity grants awarded at that time.

2015 Performance-Based Restricted Stock Awards Granted in 2016

On March 11, 2016, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of non-GAAP net income for 2015 (the “2015 Performance-Based Stock Awards”).

2015 Performance-Based Stock Awards – Financial Goal(1)
(dollar amounts in millions)

Performance Metric	Threshold Goal	Target Goal	Maximum Goal	2015 Actual
Non-GAAP Net Income	$40.3	$50.4	$55.4	$65.9
Payout Percentage	50%	100%	200%	200%

(1)
Named executive officers could receive between 0% and 200% credit for the non-GAAP net income goal, depending upon actual non-GAAP net income achieved in 2015. Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target.

The non-GAAP net income goal for 2015 reflects the Company’s expected investments and strategic initiatives in the Apartments.com and Apartment Finder businesses, related marketing campaign and acquisition integration costs, as well as the uncertainty and challenges the Company faced in the apartment rentals industry and in connection with implementation of its new business model for this sector. The non-GAAP net income target for 2015 was set at a level the Compensation Committee believed was challenging given the Company’s very recent entry into the apartment rental listings industry, the changes and investments believed to be required to succeed in that sector and the challenges the Company was and is facing in order to succeed. As a result of the investments made in the business and the exceptional performance of our management team, including an improved consumer experience on our apartment rental listings sites, increased brand awareness and successful integration of acquired entities, the Company achieved stronger than expected net new subscription sales, which together with management’s focus on operational efficiency and cost reduction and management initiatives implemented in 2015, resulted in stronger than forecasted earnings results. For 2015 performance, each named executive officer received 200.0% of his target award value. The 2015 Performance-Based Stock Awards were granted on March 11, 2016, and the stock award value earned by each named executive officer is shown in the table below. As these awards were granted in early 2016, the grant date fair values of these awards are not included in the Summary Compensation Table or Grants of Plan-Based Awards Table below, but will be reflected in next year’s proxy statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$3,600,000	18,100
Brian J. Radecki(2)	Former CFO	—	—
Scott L. Yinger(3)	Interim CFO	—	—
Francis A. Carchedi	Exec. Vice President, Corp. Development	$800,000	4,100
Matthew F. W. Linnington	Exec. Vice President, Sales	$880,000	4,500
_____________

(1)	The number of shares granted is determined by dividing the earned award value by the fourth quarter 2015 average daily price ($199.01), rounded up to the nearest 100 shares.

(2)	Mr. Radecki resigned as Chief Financial Officer in 2015, and therefore was not eligible for the equity grants awarded in March 2016.

(3)	Mr. Yinger was not an executive officer in March 2016, and therefore was not eligible for the equity grants awarded at that time.

SION PROCESS

COMPENSATION DECISION PROCESS

COMPENSATION COMMITTEE
Composed entirely of independent directors

The Compensation Committee operates under a written charter approved by the Board. The Compensation Committee:

•
Oversees the Company’s compensation structure, policies and programs for executive officers and assesses whether the compensation structure establishes appropriate incentives for the executive officers;

•	Annually reviews and approves corporate goals and objectives relevant to CEO’s and other executive officers’ compensation;

•	Determines and sets compensation levels based on the Compensation Committee’s evaluation and, with respect to the other executives, the recommendations of the CEO;

•	Approves stock options and other stock incentive awards for executive officers;

•	Reviews and approves the design of benefit plans pertaining to executive officers;

•	Reviews and recommends employment agreements for executive officers;

•	Approves, amends or modifies the terms of any compensation or benefit plan that does not require stockholder approval;

•	Reviews the compensation of Directors for service on the Board and its committees and recommends changes in compensation to the Board; and

•	Reviews and discusses with management the Company’s compensation discussion and analysis and related disclosures required to be included in the Company’s annual report and proxy statement.

READ THE BOARD COMMITTEES’ CHARTERS
All of the charters for the Company’s Board committees are available in the “Investors” section of the Company’s website at www.costargroup.com/investors/governance.

In addition, the Board has designated the Compensation Committee as the Administrator of the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”), the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), the Company’s 2011 Cash Incentive Plan, the Company’s 2016 Stock Incentive Plan, and the Company’s 2016 Cash Incentive Plan. The Compensation Committee may delegate its duties or responsibilities to a subcommittee of the Compensation Committee, and it has authority to retain and to direct management to retain outside advisors and experts that it determines appropriate to assist with performance of its functions.

For additional information about the Committee’s authority and its ability to delegate its authority, see the section of this Proxy Statement titled “Additional Information—Board Meetings and Committees—Compensation Committee.”

INDEPENDENT COMPENSATION CONSULTANT
Willis Towers Watson

In 2015, Willis Towers Watson:

•	Updated the Company’s peer group;

•	Provided the Compensation Committee with a compensation analysis with respect to the competitiveness of the Company’s executive compensation programs; and

•	Conducted a market study of executive compensation practices to ensure that the Company’s compensation programs are reasonable and competitive.

ABOUT WILLIS TOWERS WATSON
Willis Towers Watson is engaged by and reports to the Compensation Committee, and occasionally meets with management to discuss compensation initiatives and issues. The Compensation Committee determined that Willis Towers Watson’s work as the Compensation Committee’s compensation consultant does not present any conflicts of interest.

MANAGEMENT

•	Supports the Compensation Committee by making recommendations and providing analyses and meets with Willis Towers Watson to discuss compensation initiatives and competitive practices;

•	The Chief Executive Officer is responsible for conducting an annual performance evaluation of each of the NEOs; and

•	Based on performance and competitive benchmarking reports, the CEO makes recommendations to the Compensation Committee for the compensation of the other NEOs.

OTHER COMPENSATION POLICIES AND PRACTICES
OTHER COMPENSATION POLICIES AND PRACTICES
EXECUTIVE STOCK OWNERSHIP POLICY
The Company believes that its executive officers should have a significant financial stake in the Company. To better align the interests of our executive officers with those of our stockholders, the Compensation Committee adopted an Executive Stock Ownership Policy. Executive officers are expected to own shares of the Company’s common stock as follows:

Name	Shares
CEO & President	Required to own shares with a value equal to 6x annual base salary
Other Executive Officers	Required to own shares with a value equal to 2x annual base salary

Shares subject to unvested or unexercised equity awards are not considered owned by the executive for purposes of the policy. The current executive officers have until December 31, 2019 to meet the ownership requirements.
EQUITY GRANT PRACTICES

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

RECOUPMENT (OR “CLAWBACK”) POLICY

The Compensation Committee has approved a recoupment (“clawback”) policy. In the event of a restatement due to material non-compliance with financial reporting requirements, the Board is required to review cash incentive payments to executive officers and all performance-based equity awards issued to executive officers during the three years prior to the date the Company determines the restatement is required. If the Board determines that the payments or grants would have been lower had they been determined or calculated based on the restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company the value of such payments made to executive officers whom the Board determines engaged in willful misconduct or gross negligence.

ANTI-HEDGING POLICIES

Pursuant to the Company’s insider trading policy, the Company does not permit directors, officers or other employees to engage in speculative or short-term financial activities involving the Company’s stock or derivatives based on the Company’s securities without the consent of the Company’s compliance officer. In addition, the Company does not generally allow any such activities or other hedging activities by its executive officers or directors absent an extraordinary circumstance.
TERMINATION AND CHANGE OF CONTROL PAYMENTS

Except for Mr. Florance, who has termination provisions in his employment agreement, Mr. Linnington, who has a severance provision in his employment terms providing for severance in the event of his termination by the Company without cause, and Mr. Wheeler, who has a severance provision in his employment terms providing for severance in the event he terminates for good reason or is terminated by the Company without cause, the Company is not obligated to provide significant severance or termination payments to named executive officers. The Company has a Company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. Pursuant to the Company’s severance policy, in recognition of their service to the Company, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims. All Company employees are employed at will and, unless specified otherwise by an employment agreement, CoStar is not liable to pay severance but has chosen to adopt this severance policy to apply only in limited circumstances. The Company may choose to pay severance outside of the severance policy in its sole discretion and may amend, alter or discontinue the severance policy at any time.

Similarly, except for Mr. Florance, who negotiated change of control provisions in his employment agreement, the Company does not provide significant cash payments to named executive officers upon a change of control or other similar significant corporate event. However, in order to protect the rights granted under the Company’s 1998, 2007 and 2016 stock incentive plans, the form of grant agreement provides for acceleration of vesting of stock and option grants and rights to exercise stock options upon certain significant events, including a change of control, liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the Company’s assets (except in the event that the awards are assumed or substitute grants are awarded pursuant to the terms of the grant). Those rights do not discriminate in scope, terms or operation in favor of named executive officers of the Company and are available generally to all employees who participate in those plans, including the named executive officers.

Details of the potential termination payments for Messrs. Florance and Linnington, of the rights triggered under the 1998 and 2007 stock incentive plans in the case of a significant corporate event and potential payments under the Company-wide severance policy are set out below in the section titled “Potential Payments Upon Termination or Change of Control” in this Proxy Statement.
POLICY ON DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code disallows the deduction of compensation paid by a public company to its Chief Executive Officer and each of the other three most highly compensated executive officers (not including the Company’s Chief Financial Officer) that exceeds $1 million. Compensation that is considered “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the stockholders. The CoStar Group, Inc. 2007 Stock Incentive Plan, as amended, and the CoStar Group, Inc. 2016 Stock Incentive Plan have been structured so that stock options, stock appreciation rights and certain restricted stock and restricted stock unit awards may qualify as “performance-based” compensation under Section 162(m). In addition, bonuses payable under the CoStar Group, Inc. 2011 Incentive Bonus Plan and the CoStar Group, Inc. 2016 Cash Incentive Plan are intended to qualify as “performance-based” compensation under Section 162(m). The rules and regulations promulgated under Section 162(m) are complicated, however, and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid by the Company will be fully deductible under all circumstances. Furthermore, while the Committee may consider tax deductibility as one of the factors in determining executive compensation, to retain maximum flexibility in designing compensation programs that meet the Committee’s stated objectives, the Committee may not necessarily limit or structure compensation so that it is deductible under Section 162(m).

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

The following table includes information concerning compensation paid to or earned by the Company’s “named executive officers” listed in the table for 2013, 2014 and 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Andrew C. Florance Chief Executive Officer and President	2015	$714,448	$6,057,823	$1,820,266	$1,390,000	$11,712(3a)	$9,994,249

	2014	$638,142	$5,119,648	$1,952,832	$1,310,000	$15,362	$9,035,984

	2013	$561,267	$3,432,576	$1,919,830	$1,127,500	$20,677	$7,061,850

Brian J. Radecki Former Chief Financial Officer(4)	2015	$305,129	$2,636,981	$791,420	$0	$50,429(3b)	$3,783,959

	2014	$372,175	$1,699,848	$645,132	$487,500	$14,733	$3,219,388

	2013	$357,031	$827,496	$460,350	$454,716	$13,720	$2,113,313

Scott L. Yinger Interim Chief Financial Officer(5)	2015	$298,610	$200,740	—	$116,355	$12,578(3c)	$628,283

Francis A. Carchedi Executive Vice President, Corporate Development	2015	$388,802	$1,617,660	$480,505	$357,750	$13,545(3d)	$2,858,262

	2014	$349,752	$1,700,474	$645,132	$432,000	$15,382	$3,142,740

	2013	$287,273	$735,552	$412,610	$390,000	$12,567	$1,838,002

Matthew F. W. Linnington(6) Executive Vice President, Sales	2015	$350,935	$1,382,198	$407,016	$610,609(7)	$44,746(3e)	$2,795,504

	2014	$222,669	$1,500,146	—	$254,500	$12,539	$1,989,854
__________

(1)
This column shows the aggregate grant date fair value of the awards granted in the years shown, computed in accordance with FASB ASC Topic 718 pursuant to SEC rules, including the grant date fair value of the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards granted in 2014 and 2015, which vest based on achievement of a three-year cumulative revenue goal for the three-year period commencing January 1 of the year of grant and running through December 31 of the third year following the date of grant (i.e. January 1, 2014 – December 31, 2016 for the 2014 grants and January 1, 2015 – December 31, 2017 for the 2015 grants) and are subject to adjustment based on the Company’s TSR over the respective three-year performance period. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards” and “Outstanding Equity Awards” tables. Assumptions used in calculating the fair value for awards granted in 2015 are described in Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2015. For additional information on the stock awards, see the “Equity Incentive Plan” discussion within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.

(2)
Except as specifically noted otherwise in footnote 7 with respect to Mr. Linnington, this amount represents the annual cash incentive earned under the Company’s annual incentive bonus plan based on the executive’s achievement of individual and Company financial goals. These bonuses are awarded and paid in the following year after actual financial results are determined for the year for which performance was measured. For additional information regarding the annual cash incentives paid for 2015 performance, see the “2015 Annual Cash Incentive Program” discussion within the section titled “Compensation Discussion and Analysis” of this Proxy Statement.

(3a)
Pursuant to the CoStar Realty Information, Inc. 401(k) Plan (a defined contribution plan available generally to employees of the Company) (the “401(k) Plan”), for the 2015 plan year, Mr. Florance contributed a portion of his annual compensation and

CoStar made a matching contribution in the amount of $10,600. In 2015, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. The Company paid $1,112 in annual premiums to maintain a $1 million life insurance policy for the benefit of Mr. Florance.

(3b)
Pursuant to the 401(k) Plan, for the 2015 plan year, Mr. Radecki contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $10,600. In 2015, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. Mr. Radecki received a retirement gift valued at $19,556 and a tax gross up of $20,273 on the retirement gift, which was reported as income for tax purposes.

(3c)
Pursuant to the 401(k) Plan, for the 2015 plan year, Mr. Yinger contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $10,600. In 2015, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. Mr. Yinger received a tax gross up of $1,619 on certain employee incentives or gifts and of $359 on his employment service award, each of which was reported as income for tax purposes.

(3d)
Pursuant to the 401(k) Plan, for the 2015 plan year, Mr. Carchedi contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $10,600. In 2015, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. Mr. Carchedi received a tax gross up of $2,945 on certain employee incentives or gifts, which was reported as income for tax purposes.

(3e)
Pursuant to the 401(k) Plan, for the 2015 plan year, Mr. Linnington contributed a portion of his annual compensation and CoStar made a matching contribution in the amount of $10,600. In 2015, the employer contribution was capped at the executive’s contribution amount up to a maximum of four percent of the executive’s gross pay. Mr. Linnington received an aggregate of $21,017 of perquisites or personal benefits in 2015, including employee incentives and gifts incidental to business meetings, trips, transactions and events, and family accompaniment while on business travel. Mr. Linnington also received a tax gross up of $5,229 on certain business travel reported as income for tax purposes, a tax gross up of $5,229 in connection with family travel expenses, and a tax gross up of $2,670 in connection with certain employee incentives or gifts reported as income for tax purposes.

(4)
Mr. Radecki resigned as the Company’s Chief Financial Officer effective August 3, 2015, at which time he remained an employee of the Company and was compensated at a level commensurate with his position as Executive Vice President. Mr. Radecki did not receive a cash incentive payment for 2015 performance as he no longer served as an executive officer at the end of the fiscal year.

(5)
Mr. Yinger served as Interim Chief Financial Officer commencing August 3, 2015. Prior to that appointment, Mr. Yinger served as Vice President, Finance at a compensation level commensurate with that position. Mr. Yinger was not an executive officer when the executive long-term equity incentive awards were granted in 2015 and the 2015 executive cash incentive plan was approved by the Committee and did not participate in the executive cash incentive plan in 2015. Mr. Yinger remained subject to the cash incentive plan approved by his manager prior to his appointment as Interim Chief Financial Officer.

(6)	Mr. Linnington was appointed as an executive officer of the Company in June 2014.

(7)	This amount represents the quarterly commission payments paid to Mr. Linnington for performance in 2015, which are based on the Company’s monthly net new subscription contract amounts.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2015
The following Grants of Plan-Based Awards table provides additional information about stock and option awards and non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew C. Florance		$347,500	$695,000	$1,390,000
	3/5/15				1,920	4,800	11,520				$ 2,397,082(7)
	3/5/15							18,900			$3,660,741
	3/5/15								32,200	$193.69	$1,820,266

Brian J. Radecki		$128,375	$256,750	$513,500
	3/5/15				840	2,100	5,040				$ 1,048,723(7)
	3/5/15							8,200			$1,588,258
	3/5/15								14,000	$193.69	$791,420

Scott L. Yinger			$132,221
	5/28/15							944			$200,109
	6/7/15							3			$630

Francis A. Carchedi		$112,500	$225,000	$450,000
	3/5/15				520	1,300	3,120				$ 649,210(7)
	3/5/15							5,000			$968,450
	3/5/15								8,500	$193.69	$480,505

Matthew F. W. Linnington	3/5/15				440	1,100	2,640				$549,331
	3/5/15							4,300			$832,867
	3/5/15								7,200	$193.69	$407,016
__________

(1)
Amounts shown in these columns are possible amounts payable under the Company’s cash incentive plan for 2015. The actual cash payments made in 2016 for 2015 performance under the Company’s cash incentive plan are reported in the Summary Compensation table above. The Company’s cash incentive plan in effect for 2015 is described more fully in the section titled “Compensation Discussion and Analysis—2015 Annual Cash Incentive Program” within this Proxy Statement.

(2)
Amounts shown in these columns are the possible number of shares that may vest pursuant to the three-year performance-based restricted stock awards granted in March 2015 under the Company’s 2007 Plan, which vest based on achievement of a three-year cumulative revenue goal for the period from January 1, 2015 through December 31, 2017 and are subject to adjustment based on the Company’s TSR over the three-year performance period. See the section titled “Compensation Discussion and Analysis—2015 Multi-Year Performance Shares for a description of the material terms of these awards.

(3)
Amounts shown in this column represent restricted stock awards granted to named executive officers in 2015 in respect of achievement of 2014 non-GAAP net income goals, except with respect to (a) Mr. Yinger who was not an executive officer when the executive long-term equity incentive awards were granted in 2015 and instead received an equity award of 944 shares on May 28, 2015, in connection with the Company’s annual equity grants to managers and key employees, which award vests in equal, annual installments over four years, and (b) with respect to Mr. Yinger’s service award of three shares granted on June 7, 2015 in connection with his 5th anniversary of employment with the Company pursuant to the Company’s service award program which grants anniversary awards to all employees on the same terms on every five-year anniversary. The closing price of the Company’s common stock on May 28, 2015 was $211.98, and the closing price of the Company’s common stock on June 7, 2015 was $210.15. All service award grants are fully vested upon grant, but are subject to a one-year holding period.

(4)	Amounts shown in this column represent stock options granted to named executive officers in 2015 that vest in equal, annual installments over three years after the date of grant.

(5)	The exercise price is the closing price of our common stock on the date of grant, as reported on the Nasdaq Global Select Market.

(6)
The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 pursuant to SEC rules. For a discussion of the assumptions used in calculating the fair value of each equity award see Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2015.

(7)
Amount shown represents the grant date fair value computed in accordance with FASB ASC Topic 718 pursuant to SEC rules of the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards, which vest based on achievement of a three-year cumulative revenue goal for the period from January 1, 2015 through December 31, 2017 and are subject to adjustment based on the Company’s TSR over the three-year performance period. For a discussion of the assumptions used in calculating the fair value of each equity award see Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2015.

NARRATIVES TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
We have an employment agreement with Mr. Florance, and we have at will employment terms with Mr. Yinger, Mr. Carchedi and Mr. Linnington (and had at will employment terms with Mr. Radecki prior to his departure in 2016). Our employment agreement with Mr. Florance became effective as of January 1, 1998. All employees, including our named executive officers, are required to execute terms and conditions of employment, which state that employment is at will and set forth restrictive covenants, including duties of confidentiality, non-solicitation of customers and employees and non-competition. Mr. Radecki’s employment terms became effective December 1, 1997. Mr. Yinger’s current employment terms became effective June 15, 2010. Mr. Carchedi’s current employment terms became effective June 4, 2009. Mr. Linnington’s current employment terms became effective May 8, 2014.

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT
Pursuant to his employment agreement, Mr. Florance is entitled to receive base salary, an annual cash bonus, six weeks of paid vacation per year, the same health insurance, accident and disability insurance, life insurance, and other fringe benefits provided to most senior executives of the Company, and additional term life insurance coverage not to exceed $1 million (at a cost to the Company not to exceed $2,000 per year), payable as designated by Mr. Florance. Mr. Florance’s employment agreement automatically renews for successive one-year terms unless either the Company or Mr. Florance provides the other with written notice of termination at least three months prior to the end of the then-current term.

Pursuant to his employment agreement, Mr. Florance is subject to confidentiality and non-compete restrictive covenants. The non-compete restrictions apply during the term of the agreement, any period of time during which he remains employed with the Company “at will” and through the second anniversary of the date of his termination.

EQUITY AWARDS
All grants of equity awards made in 2015 were made under the Company’s 2007 Plan. In April 2007, the Company’s Board adopted the 2007 Plan, subject to stockholder approval. Stockholders approved the 2007 Plan in June 2007; an amendment to the 2007 Plan in June 2010, which increased the number of authorized shares that can be issued under the 2007 Plan by 1,300,000 shares; an amendment to the 2007 Plan in June 2011, which increased the Tax Code limit on the number of shares of common stock that may be granted under the 2007 Plan to any one participant during a calendar year; and an amendment to the 2007 Plan in June 2012, which increased the number of authorized shares that can be issued under the 2007 Plan by 900,000 shares. All shares of common stock that were authorized for issuance under the 1998 Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan.

Stock options and annual performance-based restricted stock granted to named executive officers in 2015 and annual performance-based restricted stock granted in 2016 for performance in 2015, in each case pursuant to the named executive officers’ annual equity incentive grants, vest in equal installments over the first three anniversaries following the date of grant, except for grants of restricted stock subject to vesting based on pre-determined performance objectives which vest upon achievement of those objectives. Mr. Yinger received a grant of time-based restricted stock in connection with the Company’s annual equity grants to managers and key employees, that vests over four years from the date of grant. For a description of the criteria applied in determining the number of shares of restricted stock awarded in 2015 and 2016 for performance in 2014 and 2015, respectively, see “Compensation Discussion and Analysis–Equity Incentive Plan” above. For a discussion of the effect of a change of control on outstanding restricted stock and option awards, see “Potential Payments Upon Termination or Change of Control–Change of Control Provisions under the Company’s 1998 and 2007 Plans” below. For a discussion of the effect of Mr. Florance’s termination on his outstanding equity awards, see “Potential Payments Upon Termination or Change of Control–Termination and Change of Control Provisions pursuant to Employment Agreements” below. Under the 2007 Plan, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock. The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END
The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2015.

Name	Option Awards(1)					Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)
Andrew C. Florance	3/12/2010	43,536		$42.29	3/11/2020
	3/4/2011	40,550		$57.16	3/3/2021
	2/21/2012	41,700		$58.95	2/20/2022
	3/11/2013	37,533	18,767	$102.16	3/10/2023
	2/28/14	11,200	22,400	$201.04	2/27/2024
	3/5/15		32,200	$193.69	3/4/2025
						40,367(4a)	$8,343,455
								20,880	$4,315,687

Brian J. Radecki	3/11/2013		4,500	$102.16	3/10/2023
	2/28/2014		7,400	$201.04	2/27/2024
	3/5/2015		14,000	$193.69	3/4/2025
						14,300(4b)	$2,955,667
								8,160	$1,686,590

Scott L. Yinger						2,797(4c)	$578,112

Francis A Carchedi	7/16/2009	10,000		$37.42	7/15/2019
	3/11/2013	8,066	4,034	$102.16	3/10/2023
	2/28/2014	3,700	7,400	$201.04	2/27/2024
	3/5/2015		8,500	$193.69	3/4/2025
						10,800(4d)	$2,232,252
								6,240	$1,289,746

Matthew F.W. Linnington	3/5/2015		7,200	$193.69	3/4/2025
						11,423(4e)	$2,361,020
								2,640	$545,662
__________

(1)
The dates of grant of each named executive officer’s stock option awards outstanding as of December 31, 2015 are set forth in the table above, and the vesting dates for each stock option award can be determined based on the vesting schedules described in this footnote. The stock option granted on July 16, 2009 became exercisable in installments of 25 percent on the first four anniversaries of the date of grant. All other awards of stock options in the table above are exercisable in installments of one third on the first three anniversaries of the date of grant, assuming continued employment.

(2)	Market value based on the closing price of the Company’s common stock as of December 31, 2015 of $206.69 per share.

(3)
Represents the maximum number of shares that could be issued pursuant to the three-year performance-based restricted stock awards, which vest based on achievement of a three-year cumulative revenue goal. The revenue goal for the grants made in 2015 are for the period from January 1, 2015 through December 31, 2017 and are subject to adjustment based on the Company’s TSR over the three-year performance period. The revenue goal for the grants made in 2014 are for the period from January 1, 2014 through December 31, 2016 and are subject to adjustment based on the Company’s TSR over the three-year performance period.

(4a)
As of December 31, 2015, Mr. Florance held (i) 11,200 shares of restricted stock, which vested in their entirety on March 11, 2016, (ii) 10,267 shares of restricted stock, which vest in equal installments on February 28, 2016 and 2017, and (iii) 18,900 shares of restricted stock, which vest in equal installments on March 5, 2016, 2017 and 2018.

(4b)
As of December 31, 2015, Mr. Radecki held (i) 2,700 shares of restricted stock, which vested in their entirety on March 11, 2016, (ii) 3,400 shares of restricted stock, which vest in equal installments on February 28, 2016 and 2017, and (iii) 8,200 shares of restricted stock, which vest in equal installments on March 5, 2016, 2017 and 2018.

(4c) As of December 31, 2015, Mr. Yinger held (i) 351 shares of restricted stock, which vest in their entirety on May 22, 2016, (ii) 555 shares of restricted stock, which vest in equal installments on May 30, 2016 and 2017, (iii) 947 shares of restricted stock, which vest in equal installments on May 31, 2016, 2017 and 2018, and (iv) 944 shares of restricted stock, which vest in equal installments on May 28, 2016, 2017, 2018 and 2019.

(4d)
As of December 31, 2015, Mr. Carchedi held (i) 2,400 shares of restricted stock, which vested in their entirety on March 11, 2016, (ii) 3,400 shares of restricted stock, which vest in equal installments on February 28, 2016 and 2017, and (iii) 5,000 shares of restricted stock, which vest in equal installments on March 5, 2016, 2017 and 2018.

(4e)
As of December 31, 2015, Mr. Linnington held (i) 7,123 shares of restricted stock, which vest in equal installments on September 11, 2016, 2017 and 2018, and (ii) 4,300 shares of restricted stock, which vest in equal installments on March 5, 2016, 2017 and 2018.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2015
The following Option Exercises and Stock Vested table provides information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Andrew C. Florance	10,086	$1,611,863	26,167	$5,042,478
Brian J. Radecki	17,334	$1,510,707	7,700	$1,485,445
Scott L. Yinger	—	—	1,343	$276,356
Francis A. Carchedi	—	—	5,092	$993,123
Matthew F.W. Linnington	—	—	2,374	$425,516
__________

(1)
With respect to shares of common stock sold upon exercise (on the date acquired), the value was calculated by multiplying the difference between the sale price per share and the exercise price per share by the number of shares sold and aggregating all such sales during 2015. With respect to shares of common stock held upon exercise, the value was calculated by multiplying the difference between the closing price of our common stock on the date of exercise and the exercise price per share by the number of shares acquired and aggregating all such exercises during 2015.

(2)	Calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
This section discusses the incremental compensation that would be payable by the Company to each named executive officer in the event of a change of control of the Company or a termination of the named executive officer’s employment with the Company for various reasons described below, sometimes referred to herein as a “triggering event.” In accordance with applicable SEC rules, the following discussion assumes that the triggering event in question — the change of control, termination of employment, death or disability — occurred on December 31, 2015, the last business day of 2015.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees.

The actual amounts that would be paid upon a named executive officer’s termination of employment or change of control can only be determined at the time of the applicable event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Termination and Change of Control Provisions pursuant to Employment Agreements

Mr. Florance

The Company is permitted to terminate Mr. Florance’s employment at any time, without “cause”, upon 60 days written notice, and Mr. Florance may voluntarily terminate his employment for “good reason” upon at least 60 days written notice. “Cause” is defined as (a) a material failure by Mr. Florance to perform his duties, which remains uncured for 60 days after written notice of the failure is provided by the Company, (b) Mr. Florance being convicted of a felony or pleading nolo contendre to a felony, or (c) any other willful act or omission by Mr. Florance which materially harms the financial condition or business reputation of the Company. “Good reason” is defined as (a) requiring Mr. Florance to relocate more than 45 miles from his current principal office, (b) Mr. Florance ceasing involuntarily to be Chief Executive Officer of the Company or being required to perform duties that are materially inconsistent with those normally performed by a chief executive officer, (c) the Company materially reducing the nature of his authority and duties, (d) requiring Mr. Florance to report to someone other than the Board, (e) the Company materially breaching its obligations under his employment agreement, which remain uncured for 90 days after written notice is provided by Mr. Florance to the Company, or (f)  an acquisition or change of control of the Company occurring and Mr. Florance terminating his employment within one year after such event. For these purposes, an acquisition or change of control means (i) the acquisition of beneficial ownership of more than 50% of the outstanding common stock of the Company, (ii) election or appointment as directors comprising one-half or more of the Board of persons who were not nominated, recommended or appointed by the Company’s incumbent Board, (iii) the Company entering into a merger pursuant to which it is not the surviving entity, or (iv) sale by the Company of all or substantially all of its assets.

In the event that the Company terminates Mr. Florance’s employment without cause or if he terminates his employment for good reason, Mr. Florance is entitled to receive his base salary for one year payable in installments in accordance with the Company’s payroll practices, his bonus for the year in which the termination occurred, the immediate vesting of all of his unvested stock options and a gross-up payment, if any, to cover any taxes assessed under Section 4999 of the Tax Code. Upon termination by the Company without cause or by Mr. Florance for good reason, all of his unvested stock options will become immediately exercisable and he will have 180 days to exercise all vested options. If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for each share underlying that portion of his stock options that cannot be so accelerated equal to the excess (if any) of the highest closing price of the Company’s common stock during the 180 days following the executive's date of termination (or, if the Company is no longer publicly traded as of the date of termination, the per-share price in connection with the transaction(s) that resulted in the Company no longer being publicly traded) over the exercise price of such option.

Mr. Florance’s employment agreement also provides that in the event of his termination due to his disability or death, he (or his estate) would be entitled to receive (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death. In the event of termination due to disability or his death, Mr. Florance (or his estate) would have one year to exercise all vested options. For the purposes of this analysis, which assumes a triggering event on December 31, 2015, he (or his estate) would be entitled to the full amount of his bonus for 2015.

Mr. Florance also has the right at any time to terminate his employment without good reason upon 180 days written notice to the Company, and the Company has the right at any time to terminate Mr. Florance for cause. In either such event, Mr. Florance would not be entitled to any base salary or fringe benefits for any period after termination, and he would forfeit any unvested stock options and his right to participate in the Company’s cash incentive program.

Mr. Wheeler

In the event that the Company terminates Mr. Wheeler’s employment without “cause” or Mr. Wheeler terminates his employment for “good reason” during the first 12 months of his employment, Mr. Wheeler’s offer letter provides for a termination payment equal to 12 months’ base salary and his prorated target annual cash incentive bonus, subject to his execution of a release. Further, Mr. Wheeler’s offer of employment provides for a termination payment equal to six months base salary and his prorated target annual cash incentive bonus if his employment is terminated by the Company for any reason other than “cause” or by Mr. Wheeler for “good reason” after the 12 month anniversary of his hire date, subject to his execution of a release. Pursuant to his offer letter, “cause” is defined as any of the following: (a) conduct involving intentional misrepresentation, fraud, embezzlement or dishonesty, (b) conviction of a felony or entry of a plea of guilty or no contest to a felony, (c) gross insubordination, willful misconduct or gross negligence, (d) disclosure of the Company’s confidential information in breach of Mr. Wheeler’s terms and conditions of employment, (e) breach of the non-competition or non-solicitation covenants in Mr. Wheeler’s terms and conditions of employment, (f) material breach of the Company’s policies, or (g) failure to perform his duties as Chief Financial Officer, which failure remains uncured for 30 days. Pursuant to Mr. Wheeler’s offer letter, “good reason” means any of the following, provided that Mr. Wheeler provides the Company notice of his intent to terminate employment within 15 days of the event and the Company fails to cure within 30 days of receipt of his notice: (a) a material adverse change or reduction in Mr. Wheeler’s duties or responsibilities that does not result from his misconduct or failure to adequately perform or another reason which would constitute grounds for his termination for cause, (b) a change in the reporting structure so that Mr. Wheeler no longer reports to the Chief Executive Officer, (c) a requirement that Mr. Wheeler relocate his principal office more than 50 miles from the current location, or (d) a resignation that is based upon a request from an authorized officer of the Company that Mr. Wheeler undertake any fraudulent or criminal activities in his role as Chief Financial Officer.

Mr. Linnington

In the event that the Company terminates Mr. Linnington’s employment without cause, Mr. Linnington’s offer letter provides for a termination payment equal to six months’ base salary, subject to his execution of a release.

Others

Except as may be provided to all employees of the Company generally and as provided pursuant to the Company’s stock incentive plans (as described below), Mr. Radecki, Mr. Yinger, and Mr. Carchedi are not entitled to any post-employment compensation if their employment is terminated without cause.

Change of Control Provisions under the Company’s 1998 and 2007 Plans

Pursuant to the Company’s 1998 Plan and 2007 Plan and related award agreements, upon a change of control, all options will immediately vest and all restrictions on stock grants will lapse. For purposes of the stock incentive plans, a “change of control” means: (a) acquisition by a third party of more than 80% of the undiluted total voting power of the Company's then outstanding securities eligible to vote to elect members of the Board, (b) consummation of a merger or consolidation of the Company into any other entity, unless the holders of the Company’s voting securities outstanding immediately before such transaction hold securities that represent immediately after such merger or consolidation at least 20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent, or (c) the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, and such liquidation, dissolution, sale, or disposition is consummated. Further, upon a substantial corporate change, if awards are not assumed, substituted or continued, the awards shall immediately vest and become exercisable before the consummation of the transaction. For purpose of the stock incentive plans, a “substantial corporate change” means: (w) dissolution or liquidation of the Company, (x) merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, (y) the sale of substantially all of the assets of the Company to another corporation, or (z) with respect to the 1998 Plan, any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company, and, with respect to the 2007 Plan, a person acquires ownership of 100% of the combined voting power of all classes of stock of the Company.

The table below summarizes the potential termination and change of control payments described above for each of the named executive officers, excluding any payments that may be available under the Company’s company-wide severance plan, which provides payments that do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. The terms defined above apply to those used in this table. Unless otherwise specifically noted below, all amounts assume that the triggering event in question — the termination upon a change of control, termination without cause or for good reason, death or disability — occurred on December 31, 2015, the last business day of 2015.

Name	Termination by Company “without cause” other than upon change of control	Termination by Executive for “good reason” other than upon change of control	Termination due to death or disability	Termination upon change of control	Change of control without termination(1)
Andrew C. Florance	$4,591,875(2)	$4,591,875 (2)	$1,390,000(3)	$18,615,382(4)	$15,166,017
Brian J. Radecki	—	—	—	$5,336,452(1)	$5,336,452
Scott L. Yinger	—	—	—	$578,112(1)	$578,112
Francis A. Carchedi	—	—	—	$4,095,982(1)	$4,095,982
Matthew F.W. Linnington	$170,000(5)	—	—	$3,000,281(1)	$3,000,281
____________

(1)
Consists of the values realizable by the named executive officers with respect to unvested stock options (that are in-the-money) and restricted stock under the Company’s 1998 and 2007 Plans in the event of a change of control or substantial corporate change, as defined in the plans and described above, as of December 31, 2015, which values are summarized in the table below. The intrinsic value of the stock options was calculated by multiplying the number of shares underlying the unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($206.69) on December 31, 2015, excluding options with an exercise price greater than the closing price on December 31, 2015. The intrinsic value of the restricted stock was calculated using the closing price of the Company’s common stock on December 31, 2015 ($206.69).

Name	Unvested (in-the-money) Options (# shares)	Intrinsic Value	Unvested Restricted Stock (# shares)	Intrinsic Value	Total
Andrew C. Florance	73,367	$2,506,875	61,247	$12,659,142	$15,166,017
Brian J. Radecki	25,900	$694,195	22,460	$4,642,257	$5,336,452
Scott L. Yinger	—	—	2,797	$578,112	$578,112
Francis A. Carchedi	19,934	$573,984	17,040	$3,521,998	$4,095,982
Matthew F.W. Linnington	7,200	$93,600	14,063	$2,906,681	$3,000,281

(2)
Includes base salary for one year ($695,000), bonus for 2015 ($1,390,000), and the immediate vesting of all unvested stock options ($2,506,875). The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($206.69) on December 31, 2015, excluding options with an exercise price greater than the closing price on December 31, 2015.

(3)	Consists of the cash incentive bonus for 2015.

(4)
Mr. Florance’s employment agreement provides for a termination payment if there is an acquisition or change of control of the Company and Mr. Florance terminates his employment within one year after that event. Assuming, for these purposes, that those conditions are met as of December 31, 2015, Mr. Florance would be entitled to the amount set forth, which includes base salary for one year ($695,000), his cash incentive bonus for 2015 ($1,390,000), the immediate vesting of all unvested stock options ($2,506,875) and all unvested restricted stock ($12,659,142) under the respective stock incentive plans, and an estimated gross-up payment to cover taxes assessed under Section 4999 of the Tax Code ($1,364,365). The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($206.69) on December 31, 2015, excluding options with an exercise price greater than the closing price on December 31, 2015. The value of the restricted stock was calculated by multiplying the number of outstanding restricted shares by the closing price of the Company’s common stock on December 31, 2015 ($206.69).

(5)
Mr. Linnington’s offer of employment provides for a termination payment equal to six months base salary if his employment is involuntarily terminated by the Company for any reason other than cause, subject to his execution of a release.

Company-Wide Severance Policy

As described above under “Termination and Change of Control Payments,” in 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. Pursuant to the company-wide severance policy, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims. In the event of termination of employment as a result of a position reduction, under the Company-wide severance policy as of December 31, 2015, Mr. Radecki would be entitled to $121,538 (based on his base salary in effect while Chief Financial Officer), Mr. Yinger would be entitled to $40,711 (based on his base salary in effect while Interim Chief Financial Officer), and Mr. Carchedi would be entitled to $50,481. Mr. Florance would be entitled to the payments set forth in his employment agreement and Mr. Linnington would be entitled to the payment set forth in his offer letter, each of which are described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
None of our executive officers or directors engaged in or had a direct or indirect interest in any transactions with us during fiscal year 2015 that are required by SEC rules to be disclosed in this Proxy Statement.

The Board recognizes that Interested Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In April 2006, the Board delegated authority to the Audit Committee to review and approve Interested Transactions, and the Audit Committee has adopted written procedures as detailed below for the review, approval, or ratification of Interested Transactions.

Pursuant to the Audit Committee’s procedures, an “Interested Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (b) the Company is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A “Related Party” is any (a) person who is or was (since the beginning of the last year for which the Company has filed an annual report on Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of the Company, (b) greater than 5% beneficial owner of the Company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person.

The Audit Committee will review all of the relevant facts and circumstances of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to a limited list of enumerated transactions which are deemed to be pre-approved as described in the Interested Transactions policy. In determining whether to approve an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our directors and executive officers, and anyone who beneficially owns more than 10% of our common stock, file with the SEC reports of initial ownership and reports of changes in ownership of our common stock, and to furnish us with copies of those reports. Based solely on a review of the reports furnished to us and on written representations from reporting persons, we believe that during 2015, our directors, executive officers and 10% stockholders filed the required reports under Section 16(a) on a timely basis.

OTHER INFORMATION
We have made available a copy of our annual report on Form 10-K for the year ended December 31, 2015 with this Proxy Statement. In addition, you may obtain a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, without charge by sending a written request to Rich Simonelli, Vice President of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005.

If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one set of proxy materials from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of the Notice of Availability of Proxy Materials has been sent to your address. Each stockholder will continue to receive a separate voting instruction form. If you would like to revoke your consent to householding and in the future receive your own Notice of Availability of Proxy Materials or your own set of proxy materials, as applicable, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Broadridge Financial Services, Inc. either by calling 1-800-542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood NY 11717.  A revocation of consent to householding will be effective 30 days following its receipt. We will deliver promptly, upon written or oral request, a separate copy of the proxy materials for the Annual Meeting to a stockholder at a shared address to which a single copy of the materials was delivered. This request should be made by sending a written request to Rich Simonelli, Vice President of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005 or by calling Mr. Simonelli at (202) 346-6500.

This Proxy is solicited on behalf of the Board of Directors. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained Innisfree M&A Incorporated to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost not to exceed $20,000, plus reasonable expenses. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, by mail, telegram, facsimile, or other electronic or other means. Innisfree M&A Incorporated will request that brokerage houses, banks and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. Broadridge Financial Services, Inc. will act as proxy tabulator.

Appendix A

COSTAR GROUP, INC.
2016 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of the CoStar Group, Inc. 2016 Stock Incentive Plan (the “Plan”) is to advance the interests of CoStar Group, Inc. (the “Company”) by enabling the Company and its subsidiaries to attract, retain and motivate employees of the Company by providing for or increasing the proprietary interests of such individuals in the Company, and by enabling the Company to attract, retain and motivate its nonemployee directors and further align their interests with those of the shareholders of the Company by providing for or increasing the proprietary interests of such directors in the Company. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, as determined by the Committee.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance Award.

(b)“Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(c)“Board” means the board of directors of the Company.

(d)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(e)“Committee” means the Committee delegated the authority to administer the Plan in accordance with Section 16.

(f)“Common Share” means a share of the Company’s common stock, subject to adjustment as provided in Section 11.

(g)“Company” means CoStar Group, Inc., a Delaware corporation.

(h)“Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on NASDAQ, the New York Stock Exchange Composite Tape or, if not listed on such exchanges, on any other national securities exchange on which the Common Shares are listed, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith and in compliance with Section 409A of the Code.

(i)“Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(j)“Nonemployee Director” means each person who is, or is elected to be, a member of the Board or the board of directors of any Subsidiary and who is not an employee of the Company or any Subsidiary.

(k)“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(l)“Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(m)“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(n)“Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 12.

(o)“Plan” means the CoStar Group, Inc. 2016 Stock Incentive Plan as set forth herein and as amended from time to time.

(p)“Prior Plan” means the CoStar Group, Inc. 2007 Stock Incentive Plan, as amended.

(q)“Qualifying Performance Criteria” has the meaning set forth in Section 12(b).

(r)“Restricted Stock” means Common Shares granted pursuant to Section 8 of the Plan.

(s)“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Common Shares or cash in lieu thereof may be issued in the future.

(t)“Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the market price of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(u)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(v)“Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3.Eligibility

Any person who is an officer or employee of the Company or of any Subsidiary (including any director who is also an employee, in his or her capacity as such) shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition, Nonemployee Directors shall be eligible for the grant of Awards hereunder as determined by the Committee. In addition any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Committee.

4.	Effective Date and Termination of Plan
This Plan was adopted by the Board and became effective as of [], 2016 (the “Effective Date”), the date of approval of the Plan by the Company’s stockholders. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Common Shares Subject to the Plan and to Awards

(a)Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 1,450,000 shares, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of the Effective Date remain available for issuance under the Prior Plan (not including any Shares that are subject to, as of the Effective Date, outstanding awards under the Prior Plan or any Shares that prior to the Effective Date were issued pursuant to awards granted under the Prior Plan) and (ii) any Shares subject to outstanding awards under the Prior Plan as of the Effective Date that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). The aggregate number of Common Shares available for grant under this Plan and the number of Common Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 11. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b)Issuance of Common Shares. For purposes of this Section 5, the aggregate number of Common Shares available for Awards under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired, unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of Common Shares in connection with payment or settlement of an Award. In addition, Common Shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for Awards under this Plan.

(c)Tax Code and Other Limits. The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 400,000, which number shall be calculated and adjusted pursuant to Section 11 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). Any Common Shares that may be issued under this Plan may be issued pursuant to the exercise of Incentive Stock Options. The aggregate value of Awards granted under this Plan during any calendar year to any one non-employee director who is a Participant shall not exceed $400,000.

(d)Substitute Awards. Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.

6.Options

(a)Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until said Common Shares have been issued, except that the Committee may authorize dividend equivalent accruals with respect to such Common Shares. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b)Price. The Committee will establish the exercise price per Common Share under each Option, which, in no event will be less than the Fair Market Value of the Common Shares on the date of grant; provided, however, that the exercise price per Common Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Common Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Common Shares, cash, certified check, money order or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under an Option, the delivery of previously owned Common Shares and withholding of Common Shares deliverable upon exercise.

(c)No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 11) the terms of outstanding Options may not be amended to reduce the exercise price of an Option or cancel, exchange, substitute, buyout or surrender an outstanding Option in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Option without stockholder approval.

(d)Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e)Term of Options and Termination of Employment: The Committee shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be determined by the Committee and set forth in an Award Agreement.

(f)Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Common Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of employment (or such other period of time provided in Section 422 of the Code).

7.Stock Appreciation Rights
Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 11) the terms of outstanding Stock Appreciation Rights may not be amended to reduce the exercise price of a Stock Appreciation Right or cancel, exchange, substitute, buyout or surrender an outstanding Stock Appreciation Right in exchange for cash, other awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Right without stockholder approval.

8.	Restricted Stock and Restricted Stock Units

(a)Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Restricted Stock is an award or issuance of Common Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b)Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Common Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Common Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(c)Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria; provided, however, that, except in the case of a change of control of the Company, the death or disability of the Participant or awards granted to employees of the Company or any Subsidiary in appreciation of past service to the Company or a Subsidiary pursuant to a Company program or policy that applies to all such employees on an equal basis, vesting of Restricted Stock and Restricted Stock Units shall be no earlier than three (3) years from the date of grant for Awards not subject to vesting based on performance criteria and one (1) year from the date of grant for Awards that vest based on the achievement of performance criteria. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified when the Award is granted.

(d)Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(e)Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f)Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Common Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Common Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee. Notwithstanding the foregoing, Restricted Stock and Common Shares underlying Restricted Stock Units that are subject to Qualifying Performance Criteria (as defined below) shall not be entitled to dividends or dividend equivalents unless and until the applicable Qualifying Performance Criteria have been achieved.

9.Deferral of Gains
The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Shares or any other payment with respect to any

Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

10.	Conditions and Restrictions Upon Securities Subject to Awards
The Committee may provide that the Common Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Common Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

11.	Adjustment of and Changes in the Stock
The number and kind of Common Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Common Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised). Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Common Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Common Shares to reflect a deemed reinvestment in Common Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of Common Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.
In the event there shall be any other change in the number or kind of outstanding Common Shares, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise in circumstances that do not involve an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), then the Committee shall determine the appropriate adjustment, if any, to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.
No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 11. In case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 11 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

12.	Qualifying Performance-Based Compensation

(a)General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Common Shares, units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(b)Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization),

(iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer service, (xxi) sales, or (xxii) cost savings. To the extent consistent with Section 162(m) of the Code, the Committee (A) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, and all items of gain, loss or expense determined to be unusual in nature or infrequently occurring or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by Accounting Standards Codification (“ASC”) Topic 225, “Unusual or Infrequently Occurring Items,” or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company or any Subsidiary.

13.Transferability
Unless the Committee provides otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime.

14.	Compliance with Laws and Regulations
This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Common Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such

Common Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

15.	Withholding
To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Common Shares previously acquired.

16.	Administration of the Plan

(a)Committee of the Plan. The Plan shall be administered by the Compensation Committee of the Board or the Board itself. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the extent permitted by law, the Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b)Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares subject to Awards and the exercise or purchase price of such Common Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 11; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c)Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

17.Amendment of the Plan or Awards
The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as specifically provided for hereunder, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (b) reduce the price at which Options may be granted below the price provided for in Section 6 or (c) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ’s listing requirements. No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

18.	Miscellaneous

(a)No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

(b)Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

(c)Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law.

(d)No Right to Employment, Reelection or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates.

(e)Unfunded Plan. The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Appendix 1
Restricted Stock Sub-Plan: Provisions Applicable to Participants in France

I.	Introduction.
The following provisions apply to grants of Restricted Stock to employees and managing directors of any French subsidiary, or French branch of any non-French subsidiary, of which the Company holds directly or indirectly at least 10% of the share capital (a “French Entity”), so that such grants can qualify for favorable tax and social security treatment in France.
This Appendix applies for the purposes of permitting grants of Restricted Stock (the “French-Qualified Restricted Stock”) which will qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended by the so-called French “Macron” Law dated 6 August 2015 n°2015-990 which improves the social and tax regime of restricted stock in France (the “Macron Law”), to qualifying employees and managing directors who are resident in France for French tax purposes (“French Participants” and each a “French Participant”).
The Common Shares are listed on NASDAQ, which is a regulated securities exchange within the meaning of Article L.225-197-1 II of the French Commercial Code.
The terms of the Plan applicable to Restricted Stock, as set out in Appendix 1 hereto, shall, subject to the modifications set forth in this Appendix 1 (which shall prevail over the terms of the Plan in the event of conflict), constitute the terms applicable for grants of Restricted Stock to French Participants.
Under the Appendix 1, French Participants may receive grants only of Restricted Stock and the term “Award” under this Appendix 1 shall refer only to an award or grant of Restricted Stock. The provisions of the Plan permitting the grant of stock Options, Restricted Stock Units, or Stock Appreciation Rights shall not apply to French Participants under this Appendix 1.
In accordance with French law and with a view to benefit from the Macron Law, the granting, on one or several occasions, of up to 140,000 shares of French-Qualified Restricted Stock, relating to existing underlying Common Shares or underlying Common Shares to be issued by the Plan Administrator to qualifying employees or officers, as defined below in Section 3, has been duly authorized by the Company’s shareholders at a meeting held on [], 2016

II.	Definitions.
Capitalized terms not otherwise defined in this Appendix 1 shall have the same meanings as set forth in the Plan. The terms set out below will have the following meanings:

a.Blackout Periods.
The term “Blackout Periods” shall mean the periods

(i)
from the tenth (10th) trading day preceding through the tenth (10th) trading day following the date on which the consolidated accounts or annual corporate accounts of the Company are made public, and from the date on which the governing bodies of the Company have knowledge of information which, if made public, would have a significant impact on the market price of the Common Shares through the tenth (10th) trading day after such information has been made public; or

(ii)
or such other black-out periods applicable to the sale of Common Shares under US legislation or imposed by the Company which provides protection against insider trading comparable to that provided by Section L. 225-197-1 of the French Commercial Code.

b.Date of Grant.
The term “Date of Grant” shall be the date, which shall be specified in an agreement between the French Participant and the Company (an “Award Agreement”), on which the Committee grants the French Participant rights to a specified number of Common Shares, subject to the terms and conditions of this Appendix 1 and the Award Agreement.

c.Restricted Stock.
The term “Restricted Stock” shall mean Common Shares, rights to which are granted to a Participant conditional on certain vesting and/or forfeiture requirements, transfer restrictions and other terms and conditions provided in this Appendix 1. For the avoidance of doubt, it is specified that no dividend or voting rights shall attach to Restricted Stock under this Appendix 1 until such Restricted Stock has vested.

d.Vest Date.
The term “Vest Date” shall mean the date on which the Common Shares subject to the Restricted Stock Award become non-forfeitable. Such Vest Date or Vest Dates, as well as the performance criteria if any or other conditions for Common Shares to become non-forfeitable, shall be specified in the Award Agreement.

III.	Eligibility to Participate and Limitations.

a.Subject to Sections 3(b) and (c) below, any French Participant who, on the Date of Grant of the Restricted Stock, is either employed under an employment contract with a French Entity (“contrat de travail”) or who is a managing director of a French Entity, shall be eligible to receive, at the discretion of the Committee, Restricted Stock under this Appendix 1, provided that he or she also satisfies the eligibility conditions of the Plan.

b.Restricted Stock may not be issued to a director who is not also an employee of a French Entity, except in the case of managing directors (e.g., Président, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant). For the avoidance of doubt, Restricted Stock may not be issued under this Appendix 1 to a consultant or advisor to a French Entity.

c.No Award of Restricted Stock may be made under this Appendix 1 to any individual who already owns on the Date of Grant, or which would have the effect of such individual owning as of the Date of Grant, more than ten percent (10%) of the Company’s share capital.

d.No Award of Restricted Stock may be made under this Appendix 1 at such time as the number of Common Shares of the Company which are subject to outstanding vested Restricted Stock Awards exceeds ten percent (10%) of the Company’s corporate capital within the meaning Article L225-197-1 - I of the French Commercial Code.

IV.	Conditions of the Restricted Stock Awards.

a.Award of Restricted Stock.
An Award of Restricted Stock shall confer on a French Participant the right to acquire Common Shares, subject to certain vesting and/or forfeiture requirements, transfer restrictions and other terms and conditions provided in this Appendix 1, for no consideration or for nominal (“symbolique”) consideration as permitted for French-Qualified Restricted Stock.
When the Committee makes an Award of Restricted Stock to a French Participant under this Appendix 1, the terms and conditions of such Award shall be set forth in the Award Agreement, including without limitation the number of Common Shares subject to such Award, the conditions for the vesting or forfeiture of the Restricted Stock including any applicable performance or continuing service criteria, and the restrictions on transferability of the Restricted Stock once vested.
An Award of Restricted Stock under this Appendix 1 shall confer neither voting rights nor dividend rights on the French Participant until such Restricted Stock has vested, and no dividends or dividend equivalents relating to the period prior to vesting shall be payable to a French Participant after the Vest Date.

b.Vesting of Restricted Stock.
No Restricted Stock shall vest unless the holder of the Restricted Stock has been an employee or managing director of the Company or a French Entity from the Date of Grant through the date which would otherwise be the Vest Date, and the Board or the Committee may also set performance or achievement criteria as provided in Section 12 of the Plan for vesting of Restricted Stock. Notwithstanding the foregoing, the first Vest Date of French-Qualified Restricted Stock shall not occur, and no Restricted Stock shall vest, prior to the expiration of a one-year period running from the Date of Grant, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-Qualified Restricted Stock under Section L. 225-197-1 of the French Commercial Code, as amended.

c.Holding and Sale of French-Qualified Restricted Stock.
The sale of Restricted Stock may not occur prior to the expiration of a period as is required to comply with the minimum mandatory holding period under Section L. 225-197-1 of the French Commercial Code as amended, as applicable to employees or managing directors of subsidiaries of issuers of French-Qualified Restricted Stock.
This minimum holding period shall be deemed to have been complied with if, as a result of a merger, spin-off, tender-offer, split-off or similar reorganization, shares are received in exchange for vested Restricted Stock, and such shares are held for the unexpired balance of the holding period which was applicable to the Restricted Stock exchanged.
Notwithstanding any other provision of this Appendix 1, Common Shares acquired under Restricted Stock Awards may not be sold by a French Participant during a Blackout Period, so long as and to the extent Blackout Periods are applicable to French-Qualified Restricted Stock issued by non-French companies.
Further, to the extent required under French law (article L 225-197-II of the French Commercial Code), the Committee of the Plan shall set a holding period for a specific percentage of the shares underlying the Restricted Stock for the French participants who are a Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, or Gérant de Sociétés par actions (i.e. president, general manager, deputee manager, member of the subsidiary board or manager of an equity partnership) or have a similar position of the Company, if they are granted in this capacity. The holding period applicable to such specific percentage shall expire on the date on which such French participants resign.

d.French Participant’s Account.
Each Award of Restricted Stock shall be recorded in an account with the Company, in the name of the French Participant and specifying the number of Common Shares which are the subject of such Award, but such Common Shares shall not be issued to, nor title recorded in the name of, the French Participant until the Vest Date. Following the Vest Date, certificates representing Common Shares which have vested shall be issued in the name of the French Participant but, for the period during which such Common Shares shall be subject to transfer restrictions under this Appendix 1, the certificates shall remain in the custody of the Company or its transfer agent, or be held in such other manner as the Company may otherwise determine in order to ensure compliance with the minimum holding periods specified above and under applicable French law. At the Participant's request, the Committee shall provide or shall ensure that the Company or its transfer agent has provided the Participant with written evidence of the Participant's ownership of the vested Common Shares.

V.	Adjustments to Common Shares.
In the event an equitable adjustment in the Common Shares of the Company is available under the Plan as described in Section 11 thereof, adjustments to the number and kind of Restricted Stock subject to Awards under this Appendix 1 shall be made (excluding, for the avoidance of doubt, any adjustment resulting in acceleration of a Vest Date) to the extent permitted for French-Qualified Restricted Stock.

VI.	Death or Disability.
Upon the Company’s receipt within six months following the death of a French Participant of a written request from such French Participant’s heirs in a form satisfactory to the Company, the Company shall transfer any vested and at the sole discretion of the Committee to the extent permitted by French law for French-Qualified Restricted Stock, any unvested Restricted Stock awarded to such French Participant to his or her heirs, who shall not be required to comply with any further vesting conditions or restrictions on the sale of such shares, unless compliance is required for French-Qualified Restricted Stock treatment under French law as amended.
In the event a French Participant becomes disabled as defined within the second or third categories of disability defined in Article L341-4 of the French Code of Social Security, the rules set forth in the preceding paragraph with respect to death of a French Participant shall apply mutatis mutandis.

VII.	Reporting Obligations and Withholding.
The French Entity and French Participants shall comply with all reporting obligations imposed under French tax and social security laws and regulations with respect to Restricted Stock Awards under this Appendix 1, including without limitation the French Entity’s obligation to report to URSSAF the identity of French Participants for whom Awards vested in the preceding calendar year as well as the number and value of Awards for each such French Participant.
For the avoidance of doubt, the provisions of Section 15 of the Plan relating to satisfaction of tax obligations shall in the case of a French Participant apply to withholding of French social security and similar mandatory contributions, as well as French tax if any with respect to Restricted Stock Awards under this Appendix 1.

VIII.	Interpretation.
It is intended that Restricted Stock Awards made under this Appendix 1 shall qualify as French-Qualified Restricted Stock. The terms of this Appendix 1 shall be construed and interpreted accordingly. Insofar as legally permissible the Committee shall be entitled to construe and interpret the terms of this Appendix 1 so as to comply with the relevant guidelines published from time to time by French tax and social security administrations with respect to the conditions for favorable tax and social security treatment applicable to shares granted for no consideration under the Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended by the Macron Law or otherwise.

IX.	Employment Rights.
The adoption of this Appendix 1 shall not confer upon the French Participants, or any employees or managing directors of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

X.	Language.
In the event of any differences between the English language and French language versions of any documents related to this Appendix 1 or the Plan, the English version shall control.

Appendix B
COSTAR GROUP, INC.
2016 CASH INCENTIVE PLAN

1.
Purpose. The purpose of this Plan is to provide certain employees of CoStar Group, Inc. and its Affiliates with incentive compensation based upon the level of achievement of financial, business and/or other performance criteria. This Plan is intended to permit the payment of Cash Incentives that may qualify as performance-based compensation under Code Section 162(m).

2.	Definitions.

(a)	“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cash Incentive” means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 8 below.

(d)
“Cash Incentive Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 6 in order to determine the Cash Incentive amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant or business group to business group. The Cash Incentive Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)
“Committee” means the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee for the purpose of acting as the Committee hereunder. For purposes of satisfying the requirements of Code Section 162(m) and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Code Section 162(m).

(g)	“Company” means CoStar Group, Inc., a Delaware corporation.

(h)	“Fiscal Year” means the calendar year.

(i)	“Officer” means an officer of the Company or its Affiliates.

(j)	“Participant” means an Officer.

(k)	“Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” within the meaning of Code Section 162(m).

(l)
“Performance Measure” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a region, business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the

Committee: (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer service, (xxi) sales, or (xxii) cost savings.

(m)	“Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(n)	“Plan” means this CoStar Group, Inc. 2016 Cash Incentive Plan.

(o)
“Predetermination Date” means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Code Section 162(m).

3.	Eligibility. The individuals eligible to participate in this Plan for a given Performance Period shall be Officers.

4.	Plan Administration.

(a)
The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Cash Incentives may from time to time be paid hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Cash Incentive; (iii) determine the time when Cash Incentives will be granted and paid and the Performance Period to which they relate; (iv) certify the achievement of Performance Measures and the maximum amount of the Cash Incentive payable for each Participant in respect of Performance Periods; (v) determine whether payment of Cash Incentives may be deferred by Participants as provided in Section 8(b); (vi) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Cash Incentive award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)
Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an award or under the Plan.

(c)
Notwithstanding the foregoing, to the extent consistent with Code Section 162(m), the Committee may delegate the responsibility for administering the Plan, subject to such limitations as the Committee deems appropriate. All references in the Plan to the "Committee" shall be, as applicable, to the Committee or any other committee or officer to whom the Board or the Committee has delegated authority to administer the Plan.

5.
Term. This Plan shall be effective upon its approval at the Company’s 2016 annual stockholders meeting. Once approved by the Company's stockholders, this Plan shall continue until the earlier of (i) a termination under Section 9 of this Plan, (ii) the date any stockholder approval requirement under Code Section 162(m)

ceases to be met or (iii) the date that is five years after the annual stockholder meeting in 2016 (provided that, for the avoidance of doubt, payments may continue to be made under the Plan with respect to Performance Periods commencing before the date of Plan termination.

6.	Cash Incentives. Prior to the Predetermination Date for a Performance Period, the Committee shall designate or approve in writing, the following:

(a)    Performance Period;
(b)    Positions or names of employees who will be Participants for the Performance Period;
(c)    Targeted goals for selected Performance Measures during the Performance Period; and

(d)	Applicable Cash Incentive Formula for each Participant, which may be for an individual Participant or a group of Participants.

7.	Determination of Amount of Cash Incentive.

(a)
Calculation. After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Cash Incentive for each Participant shall be determined by applying the Cash Incentive Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce the Cash Incentive payable to any Participant below that which otherwise would be payable under the Cash Incentive Formula. The aggregate Cash Incentive(s) payable to any Participant during any Fiscal Year shall not exceed $10 Million.

To the extent consistent with Code Section 162(m), the Committee (A) may appropriately adjust any evaluation of performance under the Performance Measure to eliminate the effects of charges for restructurings, discontinued operations, and all items of gain, loss or expense determined to be unusual in nature or infrequently occurring or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by Accounting Standards Codification (“ASC”) Topic 225, “Unusual or Infrequently Occurring Items,” or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company or any Affiliate.

(b)
Right to Receive Payment. Each Cash Incentive under this Plan shall be paid solely from general assets of the Company and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Cash Incentive other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

8.	Payment of Cash Incentives.

(a)	Timing of Distributions. The Company and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than March 15 after the end of the calendar year in which the Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Cash Incentive under a Company-approved deferred compensation plan or arrangement.

(b)
Payment. The payment of a Cash Incentive, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the employee be an active employee on the Company’s or its Affiliate’s payroll on the last day of each applicable Performance Period, subject to the terms of any employment agreements in effect prior to the effective date of this Plan and the following:

i.
Leave of Absence or Non-Pay Status. A Participant may receive a Cash Incentive while on an approved leave of absence or non-pay status. Such Cash Incentive shall be prorated in a manner that the Committee determines in it sole discretion.

ii.
Disability, Workforce Restructuring, Voluntary Severance Incentive Program, Divestiture or Retirement. To the extent permitted by Code Section 162(m), a Participant who terminates due to disability, participation in a workforce restructuring or voluntary severance incentive program, divestiture or retirement under the Company’s retirement policies may receive a prorated Cash Incentive to the extent the Cash Incentive would have been paid had the Participant remained actively employed. The method in which a Cash Incentive is prorated shall be determined by the Committee in its sole discretion.

iii.
Death. The estate of a Participant who dies prior to the end of a Performance Period or after the end of a Performance Period but prior to payment may receive a Cash Incentive or prorated Cash Incentive. The method in which a Cash Incentive is prorated shall be determined by the Company in its sole discretion.

(c)
Change in Status. A Participant who has a change in status that results in being ineligible to participate in this Plan or eligible in more than one variable pay plan, including this Plan, in a Performance Period may receive a prorated Cash Incentive, if any (as determined by the Committee at the end of the Performance Period), under this Plan. The method in which a Cash Incentive is prorated shall be determined by the Company in its sole discretion.

(d)
Code Section 409A. The Cash Incentives payable under the Plan are intended to be excluded from coverage under Code Section 409A pursuant to the “short-term deferral rule.” However, to the extent that any Cash Incentive under the Plan is subject to Code Section 409A, the terms and administration of such Cash Incentive shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.

9.
Amendment and Termination. The Committee may amend, modify, suspend or terminate this Plan or any Cash Incentive granted hereunder, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Cash Incentive granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would increase the amount of compensation payable pursuant to such Cash Incentive.

10.	Withholding. Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company.

11.	No Additional Participant Rights.

(a)	No individual or Participant shall have any claim to be granted any Cash Incentive under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b)
Furthermore, nothing in the Plan or any Cash Incentive granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate a Participant's employment or other relationship at any time, with or without cause.

12.
Successors. All obligations of the Company or its Affiliates under the Plan with respect to Cash Incentives shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

13.
Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution, except to the extent a Participant designates one or more beneficiaries on a Company-approved form who may receive payment under the Plan after the Participant's death.

14.
Severability. If any provision of the Plan or any Cash Incentive is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Cash Incentive under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee's determination, materially altering the intent of the Plan or the Cash Incentive, such provision shall be stricken as to such jurisdiction, person or Cash Incentive, and the remainder of the Plan and any such Cash Incentive shall remain in full force and effect.

15.
Governing Law. The Plan, all Cash Incentives granted hereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

Appendix C

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

Year Ended December 31, 2015

Net income (loss)	$(3,465)
Income tax expense, net	6,046
Income before income taxes	2,581
Purchase amortization and other related costs	58,008
Stock-based compensation expense	34,537
Acquisition and integration related costs	6,370
Restructuring and related costs	1,968
Settlements and impairments	2,778
Non-GAAP income before income taxes	106,242
Assumed rate for income tax expense, net *	38%
Assumed provision for income tax expense, net	(40,372)
Non-GAAP net income	$65,870

Net income (loss) per share - diluted	$(0.11)
Non-GAAP net income per share - diluted	$2.04

Weighted average outstanding shares - basic**	31,950
Weighted average outstanding shares - diluted**	32,243

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** For periods with GAAP net losses and non-GAAP net income, the weighted-average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
Year Ended December 31, 2015

Net income (loss)	$(3,465)
Purchase amortization in cost of revenues	30,077
Purchase amortization in operating expenses	27,931
Depreciation and other amortization	20,524
Interest income	(537)
Interest expense	9,411
Income tax expense, net	6,046
EBITDA	$89,987

Stock-based compensation expense	34,537
Acquisition and integration related costs	6,370
Restructuring and related costs	1,968
Settlements and impairments	2,778
Adjusted EBITDA	$135,640

Appendix D

COSTAR GROUP, INC.
1331 L STREET, NW
WASHINGTON, DC 20005
ATTN: JONATHAN COLEMAN

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10278-P78819

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COSTAR GROUP, INC.

The Board of Directors recommends you vote FOR all the nominees listed:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Michael R. Klein	☐	☐	☐
1b. Andrew C. Florance	☐	☐	☐
1c. Michael J. Glosserman	☐	☐	☐
1d. Warren H. Haber	☐	☐	☐
1e. John W. Hill	☐	☐	☐
1f. Laura Cox Kaplan	☐	☐	☐
1g. Christopher J. Nassetta	☐	☐	☐
1h. David J. Steinberg	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.	**For**	**Against**	**Abstain**
2. Proposal to approve the CoStar Group, Inc. 2016 Stock Incentive Plan.	☐	☐	☐
3. Proposal to approve the CoStar Group, Inc. 2016 Cash Incentive Plan.	☐	☐	☐
4. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016.	☐	☐	☐
5. Proposal to approve, on an advisory basis, the Company's executive compensation.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E10279-P78819

COSTAR GROUP, INC.
Annual Meeting of Stockholders
June 9, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of CoStar Group, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of 2016 Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2016, and the 2015 Annual Report on Form 10-K, hereby revokes any proxy or proxies previously given and hereby appoints Michael R. Klein, Andrew C. Florance and Scott T. Wheeler, or any of them, with full power to each of substitution on behalf and in the name of the undersigned, as the proxies and attorneys-in-fact to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2016 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 1331 L Street, NW, Washington, DC 20005, at 10:00 a.m. local time on Thursday, June 9, 2016, and any adjournment or postponement thereof, with the same effect as if undersigned were present and voting such shares, on the matters and in the manner set forth on the reverse side of this Proxy card.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS CONTRARY DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" THE APPROVAL OF ALL OTHER PROPOSALS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side